Exhibit 10.3
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

COLLABORATION AND LICENSE AGREEMENT
by and between
NURIX THERAPEUTICS, INC.
and
SEAGEN INC.
dated as of September 6, 2023

i

SCHEDULES
Schedule 2.2.1     Initial Degrader Target Sets

Schedule 4.6     Form of Material Transfer Agreement

Schedule 10.3.1    Initial Joint Research Team Membership

Schedule 11.1A     Profit-Share Product Agreement Terms

Schedule 11.1B     Co-Promotion Agreement Terms

Schedule 16.7.1     Nurix Press Release

Schedule 17.2(a)     Nurix Patents

EXHIBITS
[*]

COLLABORATION AND LICENSE AGREEMENT
This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of September 6, 2023 (the “Effective Date”) by and between Nurix Therapeutics, Inc., a Delaware corporation (“Nurix”), and Seagen Inc., a Delaware corporation (“Seagen”). Nurix and Seagen are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”
RECITALS
WHEREAS, Nurix is a biotechnology company developing therapies that control ubiquitin E3 ligases, the key enzymes responsible for protein breakdown in human cells, which have applications in the treatment of various diseases.
WHEREAS, Seagen is a global biotechnology company with expertise in researching, developing and commercializing targeted therapies to treat cancer, and owns or controls proprietary technology relating to antibody drug conjugates.
WHEREAS, Seagen has identified, or will identify under the terms and conditions of this Agreement, [*] Collaboration Degrader Target Sets (as defined below), each containing [*] Degrader Targets (as defined below) that are homologues of each other.
WHEREAS, Nurix wishes to grant Seagen, and Seagen wishes to receive, an exclusive option (as further described herein) to obtain an exclusive license to develop and commercialize certain compounds created by Nurix during the Joint Research Term (as defined below) that are optimized (as construed in accordance with Section 20.13.2(n)) to bind to and cause the degradation of one (1) or more Collaboration Degrader Targets (as defined below) in an applicable Collaboration Degrader Target Set (as further described herein). Such Collaboration Degraders may be developed as stand-alone compounds or conjugated to antibodies thereby targeting such Collaboration Degraders to certain cell types via the binding of such antibodies to certain cell-surface proteins (as further described herein).
WHEREAS, the Parties may, to the extent permitted herein and during the Degrader License Option Period (as defined below) for a Collaboration Degrader Target Set, amend such Collaboration Degrader Target Set to remove Degrader Targets from or add one (1) or more available Degrader Targets to such Collaboration Degrader Target Set, including for the purposes of optimizing toxicity or efficacy.
WHEREAS, if Seagen exercises the Degrader License Option with respect to a Collaboration Degrader Target Set, then such Collaboration Degrader Target Set will be a Licensed Degrader Target Set, and Seagen will obtain an exclusive license to further research, develop, manufacture and commercialize pharmaceutical products containing the applicable Licensed Degraders created by Nurix and optimized to degrade only such Licensed Degrader Target Set (or Subsets of such Licensed Degrader Target Set) either as stand-alone compounds or as Degrader-Antibody Conjugates in the Field in the Territory (each as defined below), subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS
Unless specifically set forth to the contrary herein, the following terms will have the respective meanings set forth below.
1.1“Accounting Standard” means, with respect to a Party or its Affiliate or Sublicensee, GAAP or IFRS, as such Party, Affiliate or Sublicensee uses for its financial reporting obligations, in each case, consistently applied.
1.2“Acquired Party Family” means, in the case of a Change of Control of a Party, such Party and all of its Affiliates that exist immediately prior to the Change of Control transaction and are subject to such Change of Control transaction, and any direct or indirect subsidiaries thereof created after such Change of Control transaction.
1.3“Acquiring Entity” means, in the case of a Change of Control of a Party, the successor in interest, resulting entity, assignee or purchaser, as applicable, of such Party and its Affiliates.
1.4“Acquiring Entity Family” means, in the case of a Change of Control of a Party, the Acquiring Entity and its Affiliates existing immediately prior to the closing of the Change of Control transaction together with any future Affiliates of such Party (but excluding the Acquired Party Family).
1.5“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before any Governmental Authority, court, tribunal, arbitrator or arbitral body.
1.6“Additional Active” is defined in Section 1.41(a).
1.7“Additional Conjugation Candidate” is defined in Section 4.5 (Additional Conjugation Candidates).
1.8“Affiliate” means, with respect to a Party, any Person which, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party for so long as such Person controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.8 (“Affiliate”) and Section 1.30 (“Change of Control”) only, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means: (a) direct or indirect ownership of fifty percent (50%) or more of the voting securities or other voting interest of any Person (including attribution from related parties); or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of: the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager or otherwise.
1.9“Agreement” is defined in the preamble to this Agreement.
1.10“Agreement Payments” means any and all payments paid or payable pursuant to this Agreement.
1.11“Alliance Manager” is defined in Section 10.5 (Alliance Manager).
1.12“Ancillary Agreements” means (a) each Nurix Opt-In Agreement (if and when executed); (b) each Reversion Product License Agreement (if and when executed); (c) each Other Reversion License Agreement (if and when executed); and (d) any other agreement entered into between the Parties (or their respective Affiliates) pursuant to this Agreement or an Ancillary Agreement.
1.13“Annual Ex-U.S. Net Sales” means, with respect to a Licensed Product, [*].
1.14“Annual Global Net Sales” means, on a Licensed Product-by-Licensed Product basis, [*], calculated in accordance with the Accounting Standard of Seagen, its Affiliate or Sublicensee, as applicable.
1.15“Antibody” means (a) any antibody (whether monospecific, bispecific or multi-specific, fully human, humanized or chimeric, monoclonal or polyclonal, multiple or single chain, recombinant, engineered or naturally occurring) that specifically binds to one (1) or more Cell-Surface Antigens or (b) any antigen binding domain, sequence, portion, derivative, variant or fragment of an antibody described in clause (a).
1.16“Antitrust Filing” is defined in Section 5.2 (Degrader License Option Exercise).
1.17“Antitrust Law” means any Applicable Law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including the HSR Act.
1.18“Applicable Law” means all applicable laws, statutes, rules, regulations, treaties (including tax treaties), orders, judgments or ordinances having the effect of law of any national, multinational, supranational, federal, state, provincial, county, city or other political subdivision, including, to the extent applicable, the FFDCA, GCP, GLP and GMP, as well as all applicable data protection and privacy laws, rules and regulations, including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act and the Health Information Technology for Economic and Clinical Health Act and the EU Data Protection Directive (Council Directive 95/46/EC) and applicable laws implementing the EU Data Protection Directive and the General Data Protection Regulation (2016/679).
1.19“Arbitration Notice” is defined in Section 20.6.2(a).
1.20“Arbitrators” is defined in Section 20.6.3(a).
1.21“Auditor” is defined in Section 13.11.7(b) (Audit Rights).
1.22“Available Degrader Target” means each Degrader Target that, as of the time of such determination in accordance with Article 3 (Gatekeeping), is not (a) an Excluded Degrader Target, (b) a Collaboration Degrader Target, (c) a Licensed Degrader Target, or (d) in any Reserved Degrader Target Set.
1.23“Available Degrader Target Set” means a Degrader Target Set comprising only Available Degrader Targets.
1.24“Background IP” is defined in Section 15.1.1 (Background IP).
1.25“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
1.26“Business Day” means any day other than: (a) a Saturday or Sunday or any day on which commercial banks in San Francisco, California or New York, New York are authorized or required by Applicable Law to remain closed; or (b) December 26 through December 31.

1.27“Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided, that the first Calendar Quarter of the Term extends from the Effective Date to the end of the then-current Calendar Quarter, and the last Calendar Quarter extends from the first day of the last Calendar Quarter during the Term until the effective date of the termination or expiration of this Agreement.
1.28“Calendar Year” means each period beginning on January 1 and ending on December 31; provided, that the first Calendar Year of the Term extends from the Effective Date to December 31 of the then-current Calendar Year, and the last Calendar Year extends from January 1 of the last Calendar Year during the Term until the effective date of the termination or expiration of this Agreement.
1.29“Cell-Surface Antigen” means the extracellular domain of any transmembrane cell-surface protein or other cell-surface molecule that is capable of binding to an Antibody.
1.30“Change of Control” means, with respect to a Party, from and after the Effective Date: (a) a merger or consolidation in which (i) such Party is a constituent party, or (ii) an Affiliate of such Party that directly or indirectly controls such Party is a constituent party, except in the case of either clause (i) or (ii) any such merger or consolidation involving such Party or such Affiliate in which the shares of capital stock of such entity outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or are exchanged for shares of capital stock which represent, immediately following such merger or consolidation, fifty percent (50%) or more by voting power of the capital stock of (A) the surviving or resulting corporation or (B) a parent corporation of such surviving or resulting corporation, whether direct or indirect; (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by such Party or an Affiliate of such Party of all or substantially all of the assets of such Party and its Affiliates taken as a whole and whether owned directly or indirectly through Affiliates (except where such sale, lease, transfer, exclusive license or other disposition is to an Affiliate of such Party existing immediately prior to such time); or (c) any “person” or “group,” as such terms are defined in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, in a single transaction or series of related transactions, becomes the beneficial owner as defined under the U.S. Securities Exchange Act of 1934, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of fifty percent (50%) or more by voting power of the then-outstanding capital stock or other equity interests of such Party. Notwithstanding the foregoing, the following shall not constitute a Change of Control: (x) a sale of capital stock to underwriters in an underwritten public offering of a Party’s capital stock solely for the purpose of financing, or (y) the acquisition of securities of a Party or its Affiliate by any Person or group of Persons that acquires such securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for such Party or Affiliate through the issuance of equity securities.
1.31“Clinical Trial” means any clinical investigation, as that term is defined in FDA regulations at 21 C.F.R. § 312.3, or a similar clinical investigation conducted on human subjects, as defined under Applicable Law outside the United States. Without limiting the foregoing, Clinical Trial includes any Phase 1 Clinical Trial, Phase 1/2 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or Pivotal Trial.
1.32“CMC” means chemistry manufacturing and controls.
1.33“Co-Promotion Agreement” is defined in Section 11.1 (U.S. Profit-Share Option).
1.34“Collaboration Degrader” means, with respect to a Collaboration Degrader Target Set, a Degrader that (a) is discovered, designed, synthesized, studied, characterized,

optimized or validated under the applicable Research Program and during the applicable Joint Research Term with respect to such Collaboration Degrader Target Set under this Agreement; and (b) is Directed To such Collaboration Degrader Target Set. For clarity, (x) a Collaboration Degrader may or may not contain one (1) or more attachment moieties in its Proteasome Protein Binder, Degrader Spacer, or Degrader Target Binder that enable the conjugation of such Collaboration Degrader to a Degrader-Antibody Linker, and (y) a Collaboration Degrader Directed To a Collaboration Degrader Target Set that, as of the time of determination, is simultaneously both a Collaboration Degrader Target Set and a Licensed Degrader Target Set (as further described in Section 1.38 (“Collaboration Degrader Target Set”)) shall be a Collaboration Degrader Directed To such Collaboration Degrader Target Set and, simultaneously, a Licensed Degrader Directed To such Licensed Degrader Target Set, until the expiration of the Joint Research Term applicable to such Collaboration Degrader Target Set (subsequently, upon expiration of the applicable Joint Research Term, such Degrader shall be a Licensed Degrader and not a Collaboration Degrader).
1.35“Collaboration Degrader-Antibody Conjugate” means, with respect to a Collaboration Degrader Target Set, a Degrader-Antibody Conjugate that (a) contains a Collaboration Degrader Directed To such Collaboration Degrader Target Set, and (b) does not contain any Degrader that is not a Collaboration Degrader or a Licensed Degrader.
1.36“Collaboration Degrader Criteria” means, with respect to a Collaboration Degrader Target Set, the set of key properties (as described in the applicable Joint Research Plan) of Collaboration Degraders Directed To such Collaboration Degrader Target Set that must be demonstrated in order to achieve Research Milestone [*].
1.37“Collaboration Degrader Target” means each Degrader Target in a Collaboration Degrader Target Set from and after the applicable Degrader Target Set Selection Date (including, for clarity, each Initial Degrader Target Set and [*], and as each of the foregoing may be replaced by any applicable Replacement Degrader Target Set); provided, that such Degrader Target shall no longer be a Collaboration Degrader Target from and after the time that (a) such Degrader Target becomes a Former Collaboration Degrader Target, or (b) the applicable Collaboration Degrader Target Set becomes a Licensed Degrader Target Set and is no longer a Collaboration Degrader Target Set. For clarity, a Collaboration Degrader Target Set may become a Licensed Degrader Target Set and remain a Collaboration Degrader Target Set as further described in Section 1.38 (“Collaboration Degrader Target Set”).
1.38“Collaboration Degrader Target Set” means (a) each of the [*] Initial Degrader Target Sets, and (b) [*], in each case ((a) and (b)), as may be replaced with a Replacement Degrader Target Set in accordance with Section 2.2.3 (Collaboration Degrader Target Set Replacement Right) or revised in accordance with Section 2.4 (Addition of Degrader Targets), Section 2.5 (Removal of Collaboration Degrader Targets), or Section 2.6 (Licensed Degrader Target Sets), provided, that each such Collaboration Degrader Target Set described above shall no longer be considered a Collaboration Degrader Target Set upon the earlier of (i) such Collaboration Degrader Target Set becoming a Former Collaboration Degrader Target Set, or (ii) both expiration of the Joint Research Term applicable to such Collaboration Degrader Target Set and occurrence of the Degrader License Effective Date with respect to such Collaboration Degrader Target Set. For clarity, (x) there can be no more than [*] Collaboration Degrader Target Sets at any one time, and (y) if the Degrader License Effective Date with respect to a Collaboration Degrader Target Set occurs before the expiration of the Joint Research Term applicable to such Collaboration Degrader Target Set, such Collaboration Degrader Target Set shall be, simultaneously, both a Collaboration Degrader Target Set and a Licensed Degrader Target Set, until the expiration of such Joint Research Term (subsequently, upon expiration of the applicable Joint Research Term, such Degrader Target Set shall be a Licensed Degrader Target Set and not a Collaboration Degrader Target Set).

1.39“Collaboration Degrader Target Set Replacement Right” is defined in Section 2.2.3 (Collaboration Degrader Target Set Replacement Right).
1.40“Collaboration Degrader Target Set Replacement Term” means:
(a)with respect to [*], the period of time beginning on the Effective Date and ending on the first to occur of (i) achievement of the [*] (i.e., Research Milestone [*]) with respect to such Initial Degrader Target Set, (ii) occurrence of the Degrader License Exercise Date with respect to such Initial Degrader Target Set, or (iii) the [*] of the Effective Date, and
(b)with respect to [*], the period of time beginning on the applicable Degrader Target Set Selection Date and ending on the first to occur of (i) achievement of the [*] (i.e., Research Milestone [*]) with respect to such [*], (ii) occurrence of the Degrader License Exercise Date with respect to such [*], or (iii) the later to occur of (A) the [*] of the Effective Date or (B) the [*] of the Degrader Target Set Selection Date for [*].
1.41“Combination Product” means:
(a)a Licensed Product that contains (i) a Licensed Degrader-Antibody Conjugate; and (ii) one (1) or more active pharmaceutical or biological ingredients for which no royalty would be due hereunder if such ingredients were sold separately (each, an “Additional Active”), sold as a single formulation for a single price;
(b)a Licensed Product that contains a Licensed Degrader-Antibody Conjugate that is sold for a single price but as separate formulations in a single package, or otherwise co-packaged, combined, or co-administered, with one (1) or more Additional Actives and, in each case, sold for a single price;
(c)a Licensed Product that does not contain a Licensed Degrader-Antibody Conjugate but contains (i) a Licensed Degrader; and (ii) one (1) or more Additional Actives, sold as a single dose for a single price; or
(d)a Licensed Product that does not contain a Licensed Degrader-Antibody Conjugate but contains a Licensed Degrader, that is sold for a single price but as separate formulations in a single package, or otherwise co-packaged, combined, or co-administered, with one (1) or more Additional Actives and, in each case, sold for a single price.
For clarity, under no circumstance shall the Antibody contained in a Licensed Degrader-Antibody Conjugate be considered an Additional Active of a Combination Product under this Agreement.
1.42“Commercialization” means any and all activities directed to the commercialization of a pharmaceutical or biological product, including marketing; detailing; promotion; market research; distributing; order processing; handling returns and recalls; booking sales; customer service; administering and commercially selling such product; and importing, exporting and transporting such product for commercial sale, as well all regulatory compliance with respect to the foregoing. For clarity, “Commercialization” (a) includes Manufacturing for Commercialization, and (b) does not include any Clinical Trials or other trials commenced after Regulatory Approval. When used as a verb, “Commercialize” means to engage in Commercialization. When used as an adjective, “Commercial” means pertaining to Commercialization.

1.43“Commercially Reasonable Efforts” means (a) in general, except as provided in clauses (b) and (c) below, with respect to the efforts and resources to be expended by a Party in connection with such Party’s obligations under this Agreement, the [*] efforts and resources [*]; [*].
1.44“Committee” is defined in Section 10.1.1 (JSC Membership).
1.45“Competing Product” is defined in Section 14.9.5(c).
1.46“Confidential Information” means, with respect to a Party, all confidential and proprietary information Controlled by such Party, including chemical or biological materials, chemical structures, research plans, Commercialization plans, correspondence, customer lists, data, Development plans, Manufacturing plans, formulae, improvements, inventions, Know-How, processes, regulatory filings, reports, strategies, techniques or other proprietary information, in each case, that are disclosed or made available by or on behalf of such Party to the other Party or its representatives pursuant to this Agreement or any Ancillary Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the Disclosing Party, and regardless of whether disclosed or made available in oral, written, visual, graphic, electronic, or any other form.
1.47“Control,” “Controls” or “Controlled” means, subject to Section 12.3 (Upstream License Agreements) and Section 20.4 (Assignment; Change of Control), with respect to any material, Patent, Know-How, other intellectual property right or Confidential Information, the ability of a Party or its Affiliates, as applicable (whether through ownership or license (other than a license granted in this Agreement or any Ancillary Agreement)) to grant to the other Party the licenses or sublicenses as provided herein, to otherwise disclose such Know-How, intellectual property right or Confidential Information to the other Party, or to grant access to such material to the extent not in violation of the terms of any then-existing agreement with any Third Party at the time such Party or its Affiliates, as applicable, would be required hereunder to grant the other Party such license or sublicenses as provided herein or to otherwise disclose such Know-How, intellectual property right or Confidential Information to the other Party. Notwithstanding the foregoing but subject to Section 12.3 (Upstream License Agreements), in the event of a Change of Control of a Party, then, whether or not this Agreement is assigned to the Acquiring Entity, any Know-How, Patent or other intellectual property rights or Regulatory Material owned or controlled by the Acquiring Entity Family shall not be deemed to be Controlled by such Party after the effective date of such Change of Control transaction for purposes of this Agreement.
1.48“Cover” means, with respect to a Valid Claim in a Patent and a given compound, formulation, process, method or product, that, but for ownership of or rights granted to a Person under such Patent, the developing, making, using, practice, offering for sale, promoting, selling, exporting or importing of such compound, formulation, process, method or product, as applicable, would infringe such Valid Claim, or in the case of a Patent right that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a Patent.
1.49“Cure Period” is defined in Section 19.2.1(a) (Material Breach).
1.50“Damages” means all losses, costs, claims, damages, judgments, liabilities and expenses (including reasonable attorneys’ fees and expenses and other documented and reasonable out-of-pocket costs in connection therewith).
1.51“Deemed Exercise” is defined in Section 5.2 (Degrader License Option Exercise).

1.52“Degrader” means a compound that consists of a Proteasome Protein Binder, a Degrader Spacer, and a Degrader Target Binder.
1.53“Degrader-Antibody Conjugate” means a compound that consists of a Degrader linked via a Degrader-Antibody Linker to an Antibody.
1.54“Degrader-Antibody Linker” means any chemical composition used to conjugate a Degrader to an Antibody.
1.55“Degrader-Antibody Linker Technology” means any method (including method of manufacture) or technology used to conjugate a Degrader to an Antibody, in each case, excluding the chemical moiety itself that is on or part of a Degrader and used as an attachment point on the Degrader to enable the conjugation of such Degrader to a Degrader-Antibody Linker.
1.56“Degrader License” is defined in Section 14.2 (Licensed Degrader License).
1.57“Degrader License Effective Date” is defined in Section 5.4.2 (Effectiveness).
1.58“Degrader License Exercise Date” is defined in Section 5.4.1 (Filings).
1.59“Degrader License Fee” is defined in Section 13.6 (Degrader License Fee).
1.60“Degrader License Option” is defined in Section 5.1 (Degrader License Option).
1.61“Degrader License Option Exercise” is defined in Section 5.2 (Degrader License Option Exercise).
1.62“Degrader License Option Exercise Notice” is defined in Section 5.2 (Degrader License Option Exercise).
1.63“Degrader License Option Period” means, on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, the period beginning on the applicable Degrader Target Set Selection Date of such Collaboration Degrader Target Set and ending on the earlier of (a) the date on which the Degrader License Option for such Collaboration Degrader Target Set is (i) exercised or (ii) deemed exercised, in each case, as further described in Section 5.2 (Degrader License Option Exercise); and (b) [*] after the end of the applicable Joint Research Term for such Collaboration Degrader Target Set; provided, that the Degrader License Option Period may be extended by Seagen on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis by [*] by [*] in accordance with Section 5.3 (Degrader License Option Period Extension).
1.64“Degrader License Option Period Extension” is defined in Section 5.3 (Degrader License Option Period Extension).
1.65“Degrader License Option Period Extension Fee” is defined in Section 13.5 (Degrader License Option Period Extension Fee).
1.66“Degrader Spacer” means a chemical composition used for linking a Proteasome Protein Binder to a Degrader Target Binder under this Agreement.
1.67“Degrader Target” means an intracellular protein that is:
(a)identified by a GenBank protein accession number or by its amino acid sequence and coded by a genetic locus;

(b)naturally occurring and encoded by (i) a mutant version of the genetic locus referred to in clause (a) or (ii) a splice variation of the RNA transcribed from the genetic locus referred to in clause (a) or clause (b)(i); or
(c)a naturally occurring post-translational modification to any protein referred to in clauses (a) or (b).
A protein falling under clause (a), together with proteins falling under clauses (b) or (c) by reference to such protein or the applicable genetic locus shall, collectively, be considered a single “Degrader Target” for purposes of this Agreement.
1.68“Degrader Target Binder” means any chemical moiety that selectively binds a Degrader Target (including (a) a portion of such moiety sufficient to convey such binding and (b) such moiety or portion thereof as incorporated in a Degrader).
1.69“Degrader Target Binder Patent” means any and all Patents included in the Foreground IP that Cover a Degrader Target Binder that selectively binds one (1) or more Degrader Targets in the applicable Licensed Degrader Target Set.
1.70“Degrader Target Screening Notice” is defined in Section 3.2.2 (Gatekeeper Responsibilities).
1.71“Degrader Target Set” means any set of one (1) or more Degrader Target(s); provided, that (a) all Degrader Targets in a Degrader Target Set must be Homologous Targets of each other, and (b) no Degrader Target Set may contain more than [*] Degrader Targets unless the Parties otherwise mutually agree in writing.
1.72“Degrader Target Set [*] Reservation Fee” is defined in Section 13.3 (Degrader Target Set [*] Reservation Fee).
1.73“Degrader Target Set Reservation Extension Notice” is defined in Section 2.3.3 (Designation and Payment for Reserved Degrader Target Sets).
1.74“Degrader Target Set Selection Date” means, (a) with respect to [*], the Effective Date, and (b) with respect to [*] and any Replacement Degrader Target Set, if applicable, the date that the Parties mutually agree on the initial Joint Research Plan for such Degrader Target Set as further described in Section 4.1 (Joint Research Plans).
1.75“DEL Library” means the DNA-encoded libraries Controlled by Nurix or its Affiliates and used by or on behalf of Nurix to identify Proteasome Protein Binders or Degrader Target Binders, as may be modified from time to time during the Term.
1.76“DEL Library Technology” means any Know-How Controlled by Nurix or its Affiliates and used by or on behalf of Nurix to (a) make the DEL Library, (b) screen the DEL Library against a biological target, (c) identify compounds in the DEL Library that bind to the target, or (d) develop a structure-binding relationship of the DEL Library compounds that bind to the biological target.
1.77“DEL Screen” means the screening of the DEL Library by Nurix in connection with the performance of its activities under a Joint Research Plan to discover Proteasome Protein Binders and/or Degrader Target Binders that may be used in Degraders under this Agreement.
1.78“Development” means clinical drug development activities and other non-clinical or preclinical development activities with respect to a pharmaceutical or biological product,

including Clinical Trials (and other trials commenced after Regulatory Approval), test method development and stability testing; toxicology testing; formulation and Manufacturing process development, qualification, and validation; quality assurance and quality control for clinical supply; statistical analysis and report writing; preparation and submission of INDs and MAAs; medical and regulatory affairs with respect to the foregoing and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval or Pricing Approval; provided, however, that “Development” does not include “Research” (as defined herein). For clarity, “Development” includes Manufacturing for Development. When used as a verb, “Develop” means to engage in Development.
1.79“Development and Regulatory Milestone Event” is defined in Section 13.7 (Development and Regulatory Milestones).
1.80“Development and Regulatory Milestone Payment” is defined in Section 13.7 (Development and Regulatory Milestones).
1.81“Directed To” means:
(a)with respect to a Degrader and a single Degrader Target, that the Degrader at issue (i) [*]; (ii) [*] binds such Degrader Target, and (iii) degrades such Degrader Target of such Degrader Target;
(b)with respect to a Degrader and a Degrader Target Set that such Degrader is “Directed To” (as defined in clause (a) above) any one (1) or more Degrader Target(s) in such Degrader Target Set, and is not “Directed To” (as defined in clause (a) above) any Degrader Target(s) not in such Degrader Target Set; provided, that if the Degrader Target Set in question for purposes of this clause (b) is a Subset of another Degrader Target Set (such other Degrader Target Set, a “Parent Target Set”), the applicable Degrader may be (but is not necessarily) “Directed To” (as defined in clause (a) above) Degrader Target(s) in the Parent Target Set that are not in such Degrader Target Set (e.g., in the case of a Degrader that is “Directed To” (as defined in clause (a) above) both a Subset of a Parent Target Set and the Parent Target Set, itself); and
(c)with respect to an Antibody and a Cell-Surface Antigen, that such Antibody specifically binds to such Cell-Surface Antigen.
For clarity, (i) a Degrader may be “Directed To” (A) more than one Degrader Target and (B) both a Degrader Target Set and a Subset thereof, and (ii) an Antibody may be “Directed To” more than one Cell-Surface Antigen. A Degrader-Antibody Conjugate or Licensed Product will be deemed to be “Directed To” a Degrader Target or Degrader Target Set if such Degrader-Antibody Conjugate or Licensed Product contains a Degrader that is “Directed To” such Degrader Target or Degrader Target Set, as applicable.
1.82“Disclosing Party” is defined in Section 16.1 (Nondisclosure and Non-Use)
1.83“Dispute” is defined in Section 20.6.2(a).
1.84“DOJ” is defined in Section 5.4.1 (Filings).
1.85“Effective Date” is defined in the preamble to this Agreement.
1.86“Electronic Delivery” is defined in Section 20.11 (Counterparts).

1.87“EMA” is defined in Section 1.227 (“Regulatory Authority”).
1.88“Enforcing Party” is defined in Section 15.3.3(d).
1.89[*].
1.90“Excluded Degrader Target” means any Degrader Target that is, as of the time of such determination in accordance with Section 3.1 (Proposed Degrader Target Sets), as applicable: (a) [*], (b) any Former Collaboration Degrader Target or Former Licensed Degrader Target, (c) [*], or (d) [*].
1.91“Exclusive Degrader Target Set” means each Degrader Target Set with respect to which Nurix has exclusivity obligations in accordance with Section 14.9.1 (Collaboration Degrader Target Set Exclusivity), Section 14.9.2 (Reserved Degrader Target Set Exclusivity), Section 14.9.3 (Licensed Degrader Target Set Exclusivity), or Section 14.9.4 ([*] Licensed Degrader Target Set Exclusivity).
1.92“Exclusivity Period” means,
(a)on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, the period of time beginning on the applicable Degrader Target Set Selection Date and ending upon (i) the termination or expiration of the applicable Degrader License Option Period (as may be extended in accordance with Section 5.3 (Degrader License Option Period Extension)) if the applicable Degrader License Option is not exercised prior to the expiration of the applicable Joint Research Term, or (ii) the expiration of the applicable Joint Research Term if the applicable Degrader License Option is exercised (including if deemed to be exercised under Section 5.2 (Degrader License Option Exercise)) prior to the expiration of the applicable Joint Research Term;
(b)on a Licensed Degrader Target Set-by-Licensed Degrader Target Set basis, the period of time beginning on the Degrader License Effective Date for such Licensed Degrader Target Set, and ending upon the earlier of (i) termination of the Degrader License with respect to such Licensed Degrader Target Set, or (ii) [*];
(c)on an [*] Licensed Degrader Target Set-by-[*] Licensed Degrader Target Set basis, the period of time beginning on [*] for a Licensed Product containing a Licensed Degrader (including any Licensed Degrader-Antibody Conjugate) that is Pan-Directed To such [*] Licensed Degrader Target Set until the earliest of (i) termination of the Degrader License with respect to such [*] Licensed Degrader Target Set, (ii) the date on which no further payments in or for [*] can be made under this Agreement with respect to Licensed Products containing Licensed Degraders (including any Licensed Degrader-Antibody Conjugate) that are Directed To the applicable Licensed Degrader Target Set (including, for Profit-Share Products, expiration of the relevant profit-sharing period as set forth in the applicable Profit-Share Product Agreement, subject to Section 11.4 (Nurix Opt-Out)), (iii) the [*] anniversary of the Degrader License Effective Date with respect to the applicable Licensed Degrader Target Set, or (iv) the occurrence of [*] for such applicable Licensed Degrader Target Set [*]; and
(d)on a Reserved Degrader Target Set-by-Reserved Degrader Target Set basis, the period beginning on the date a Degrader Target Set becomes a Reserved Degrader Target Set and ending on the date such Degrader Target Set ceases to be a Reserved Degrader Target Set, in each case, as described in Section 2.3 (Reserved Degrader Target Sets).

1.93“Executive Officers” means: (a) with respect to Nurix, the Chief Executive Officer of Nurix or their designee or successor with appropriate decision-making authority; and (b) with respect to Seagen, Seagen’s [*] or their designee or successor with appropriate decision-making authority.
1.94“Existing Regulatory Materials” is defined in Section 7.2.1 (Existing Regulatory Materials).
1.95“Exploit” means to make, have made, import, use, sell, or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), have used, import, export, transport, distribute, promote, market, or have sold or otherwise dispose of.
1.96“FCPA” means the United States Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1, et seq.) as amended.
1.97“FDA” is defined in Section 1.227 (“Regulatory Authority”).
1.98“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., as it may be amended from time to time, and the rules, regulations, guidance, guidelines, and requirements promulgated or issued thereunder.
1.99“Field” means any and all uses.
1.100“First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale of such Licensed Product in such country for monetary value for use or consumption by the general public (following receipt of all Regulatory Approvals and, solely to the extent the marketing and sale of the relevant product without any Pricing Approvals is prohibited under Applicable Law, following receipt of any such Pricing Approvals, that are required in order to sell such Licensed Product in such country) and for which any of Seagen or its Affiliates or Sublicensees has invoiced sales of Licensed Products in the Territory; provided, however, that the following will not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee, unless such Affiliate or Sublicensee is the last Person in the distribution chain of the Licensed Product; (b) any use of such Licensed Product in Clinical Trials or non-clinical research or Development activities with respect to such Licensed Product by or on behalf of a Party; or (c) any disposal or transfer of such Licensed Product for a bona fide charitable purpose, for compassionate use, as samples, and any similar use. For clarity, references herein to “First Commercial Sale” without reference to a specific country are to the First Commercial Sale in any country in the Territory.
1.101“First Indication” is defined in Section 13.7.1.
1.102“First Licensed Product” is defined in Section 13.7.2(b).
1.103“Floor” is defined in Section 13.10.2(d).
1.104“Foregone Milestones” is defined in Section 11.2.3 (Profit-Share Products).
1.105“Foreground Antibody/Conjugation IP” means any and all Foreground IP that is not Foreground DEL IP or Foreground Degrader IP and that primarily relates to any of the following: (a) one (1) or more Antibodies, (b) any modifications of an Antibody, (c) the conjugation of an Antibody to a Degrader, (d) a Degrader-Antibody Linker, or (e) Degrader-Antibody Linker Technology.

1.106“Foreground Degrader IP” means any and all Foreground IP that primarily relates to the composition of matter of any Collaboration Degrader or Licensed Degrader, in each case, as a whole.
1.107“Foreground DEL IP” means any and all Foreground IP that primarily relates to any of the following: (a) the DEL Library; (b) DEL Library Technology; (c) Degrader Target Binders derived from DEL Screens (including any chemical moiety that serves as an attachment point thereon that enables the conjugation of a Degrader containing any such Degrader Target Binder to a Degrader-Antibody Linker, as and to the extent such chemical moiety is attached to such Degrader Target Binder); (d) any Proteasome Protein Binders (including any chemical moiety that serves as an attachment point thereon that enables the conjugation of a Degrader containing any such Proteasome Protein Binder to a Degrader-Antibody Linker, as and to the extent such chemical moiety is attached to such Proteasome Protein Binder); and (e) any Degrader Spacers (including any chemical moiety that serves as an attachment point thereon that enables the conjugation of a Degrader containing any such Degrader Spacer to a Degrader-Antibody Linker, as and to the extent such chemical moiety is attached to such Degrader Spacer), in each case (clauses (a)-(c)), that do not primarily relate to any of the following: (i) one (1) or more Antibodies, (ii) the conjugation of an Antibody to a Degrader, (iii) a Degrader-Antibody Linker, or (iv) Degrader-Antibody Linker Technology.
1.108“Foreground IP” is defined in Section 15.1.2 (Foreground IP).
1.109“Foreground Patent” means any and all Patents included in the Foreground IP.
1.110“Former Collaboration Degrader Target” means (a) each Degrader Target that is in a Former Collaboration Degrader Target Set, and (b) to the extent not included in clause (a), any other Removed Degrader Target.
1.111“Former Collaboration Degrader Target Set” is defined in Section 2.8 (Former Collaboration Degrader Target Sets).
1.112“Former Licensed Degrader Target” means each Degrader Target that is in a Former Licensed Degrader Target Set.
1.113“Former Licensed Degrader Target Set” is defined in Section 2.9 (Former Licensed Degrader Target Sets).
1.114“FTC” is defined in Section 5.4.1 (Filings).
1.115“FTE” is defined in Section 1.122 (“Global Development Costs”).
1.116“FTE Costs” is defined in Section 1.122 (“Global Development Costs”).
1.117“Gatekeeper” is defined in Section 3.2.1 (Appointment of Gatekeeper).
1.118“Gatekeeper Availability Notice” is defined in Section 3.2.2 (Gatekeeper Responsibilities).
1.119“GCP” means the applicable then-current ethical and scientific quality standards for designing, conducting, recording and reporting Clinical Trials as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, and as amended from time to time, including, in the United States, Good Clinical Practices established in FDA regulations set forth in 21 C.F.R. Parts 50, 54, 56, and 58 and analogous rules and regulations as promulgated or endorsed by applicable Regulatory Authorities outside the United States, including Guidelines for

Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6), to the extent such standards are not less stringent than United States GCP.
1.120“Generic/Biosimilar Product” means, with respect to a given Licensed Product in a particular country in the Territory, a pharmaceutical or biological product that (a) is approved for use in such country pursuant to a Regulatory Approval process governing approval of a generic product or biosimilar product of such Licensed Product based on the then-current standards for Regulatory Approval in such country, based upon all or part of the clinical data generated by or on behalf of the Parties pursuant to this Agreement or obtained using an abbreviated, expedited or other process, and (b) is sold in the same country as such Licensed Product by any Third Party that (i) is not a Sublicensee (other than a Sublicensee that has been granted a sublicense to any Foreground Patent by Seagen solely in connection with any settlement) and (ii) did not purchase such pharmaceutical product in a chain of distribution that included any of Seagen, its Affiliates or its or their Sublicensees.
1.121“Global Development Cost Estimated Budget” is defined in Section 11.2.1 (Option Data Package).
1.122“Global Development Costs” means, with respect to a Profit-Share Product, the sum of the FTE Costs and Out-of-Pocket Development Costs incurred by or on behalf of Seagen and its Affiliates for the Development of the applicable Profit-Share Product that is necessary or reasonably useful for obtaining, maintaining, or supporting Regulatory Approval in [*] (including, for the avoidance of doubt, (a) to the extent obtaining, maintaining, or supporting such Regulatory Approval is necessary or reasonably useful for Development or Commercialization in [*], and (b) whether such activities are conducted before or after receipt of such Regulatory Approval), in each case, excluding those Development costs reasonably allocable to Clinical Trials conducted solely to obtain Regulatory Approval in a jurisdiction outside [*] (and not for purposes of obtaining Regulatory Approval in [*]). By way of example, the Development costs of a [*] study would not be included in “Global Development Costs.” The Parties shall mutually agree in each Profit-Share Product Agreement on the applicable FTE rate for determination of FTE Costs and a mechanism for adjustments thereto; provided, that such rate and mechanism shall be in accordance with then-current industry practice. For purposes of this Section 1.122 (“Global Development Costs”): (i) “FTE Costs” means [*]; provided, that the FTE Costs shall be calculated in accordance with accounting and reimbursement principles consistent with Seagen’s then-current Accounting Standard (such calculation methodology will be discussed and agreed by the applicable Committee in connection with Nurix’s exercise of the relevant Profit-Share Option); (ii) “FTE” means a full-time equivalent person year as further defined and mutually agreed by the Parties in good faith in the relevant Profit-Share Product Agreement (which definition shall be consistent with Seagen’s then-current policies and Accounting Standard); and (iii) “Out-of-Pocket Development Costs” means all costs incurred by or on behalf of Seagen and its Affiliates for payments made to Third Parties in the Development of the applicable Profit-Share Product (including CMC Development and the Manufacture of clinical material for Clinical Trials for such Profit-Share Product).
1.123“GLP” means the applicable then-current good laboratory practice standards as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including, in the United States, those promulgated or endorsed by the FDA, including FDA regulations set forth in 21 C.F.R. Part 58, or the equivalent thereof as promulgated or endorsed by the applicable Regulatory Authorities outside of the United States, to the extent such standards are not less stringent than United States GLP.
1.124“[*]” is defined in Section 13.4 (Research Milestones).
1.125“GMP” means all applicable then-current good manufacturing practice standards relating to fine chemicals, intermediates, bulk products, components, or finished pharmaceutical or biological products, as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including: (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations at 21 C.F.R. Parts 210 and 211 and 600-680; (b) all applicable requirements detailed in the EMA’s “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products” and (c) all Applicable Law promulgated by any other Governmental Authority having jurisdiction over the Manufacture of the applicable compound or pharmaceutical or biological product.
1.126“Governmental Authority” means any: (a) federal, state, local, municipal, foreign, or other government; (b) governmental authority of any nature (including any agency, board, body, branch, bureau, commission, council, department, division, office, officer, official, organization, representative, subdivision, unit, and any court or other tribunal); (c) multinational or supranational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power (including any arbiter) on behalf of a government or governmental authority.
1.127“Homologous Target” means, with respect to the Degrader Target at issue, any Degrader Target that is a paralog of such Degrader Target as reasonably agreed in good faith by the Parties in writing; provided, that neither Party shall unreasonably withhold, condition or delay such agreement.
1.128“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a).
1.129“IFRS” means the International Financial Reporting Standards.
1.130“[*] Potency Benchmark” means, with respect to a Collaboration Degrader Target Set, the set of key [*] potency properties (to be described in the applicable Joint Research Plan) of Collaboration Degraders Directed To such Collaboration Degrader Target Set that must be demonstrated (for clarity, demonstrated with respect to such Collaboration Degrader [*], unless otherwise determined by Seagen in its sole discretion) in order to achieve Research Milestone [*].
1.131“IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to 21 C.F.R. Part 312, including any amendments thereto. References herein to IND will include, to the extent applicable, any foreign counterpart of the foregoing filed with a Regulatory Authority outside the U.S. for the investigation of a pharmaceutical or biological product in any other country or group of countries (such as a Clinical Trial Application in the EU) in conformance with the requirements of such Regulatory Authority.
1.132“[*] Licensed Degrader Target Set” is defined in Section 2.7 ([*] Licensed Degrader Target Set).
1.133“Indemnification Claim Notice” is defined in Section 18.2.1 (Indemnification Notice).
1.134“Indemnitee” is defined in Section 18.2.1 (Indemnification Notice).
1.135“Indemnitor” is defined in Section 18.2.1 (Indemnification Notice).
1.136“Indication” means a separate and distinct disease, medical condition or disorder in humans that [*]; provided, however, that (a) the broadening of use of a product for different stages of a particular disease, condition or disorder shall not be separate Indications; (b) moving from one line of therapy to another for a particular disease, condition or disorder will not be considered to be a new Indication, (e.g., moving from second line therapy to first line therapy); (c) an Indication for a product includes all uses (e.g., prophylactic and therapeutic uses) for the relevant disease, condition or disorder for all patient populations (e.g., pediatric and adult uses) irrespective of different formulation(s), dosage forms, dosage strengths, or delivery system(s) used; and (d) obtaining a label expansion for use of a product in combination with another product in the same disease, condition or disorder will not be considered to be a new Indication.
1.137“Infringement” is defined in Section 15.3.1 (Notification).
1.138“Initial Degrader Target Set” is defined in Section 2.2.1 (Initial Degrader Target Sets).
1.139“Initial Joint Research Plan” is defined in Section 4.1 (Joint Research Plans).
1.140“Initiation” means, with respect to a pharmaceutical or biological product and a Clinical Trial, the administration of the first dose of such product or placebo to the first (1st) patient dosed in such Clinical Trial.
1.141“Invention” means any process, method, composition of matter, article of manufacture, discovery or finding, in each case, that is first conceived or reduced to practice under this Agreement.
1.142[*]
1.143“Joint Foreground IP” is defined in Section 15.1.2 (Foreground IP).
1.144“Joint Foreground Patents” is defined in Section 15.1.2 (Foreground IP).
1.145“Joint Patent Committee” or “JPC” is defined in Section 10.4 (Joint Patent Committee).
1.146“Joint Research” is defined in Section 4.2 (Joint Research Activities).
1.147“Joint Research Plan” means each research plan for each Collaboration Degrader Target Set approved as further described in Section 4.1 (Joint Research Plans) (as such plan may be amended as permitted under this Agreement), which plan shall include the applicable Collaboration Degrader Criteria and the [*] validation criteria (including the applicable [*] Potency Benchmark) for advancement of Collaboration Degraders or Collaboration Degrader-Antibody Conjugates that are Directed To such Collaboration Degrader Target Set as further described in Section 4.1 (Joint Research Plans).
1.148“Joint Research Team” is defined in Section 10.3.1 (Joint Research Team Membership).
1.149“Joint Research Term” means, on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, the period beginning upon the applicable Degrader Target Set Selection Date and ending upon the earliest of (a) the completion of the applicable Joint Research Plan for such Collaboration Degrader Target Set, (b) the date that is [*] after the applicable [*], or (c) the date that is [*] after the Effective Date; provided, that (x) the Joint Research Term may be extended on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis for [*] by the payment of the Joint Research Term Extension Fee in accordance with Section 4.3 (Joint Research Term Extension), and (y) except as the Parties may otherwise mutually agree in writing, under no circumstances (including any such extension under Section 4.3 (Joint Research Term Extension)) will the Joint Research Term with respect to any

Collaboration Degrader Target Set, including [*] or any Replacement Degrader Target Set, as applicable, extend beyond the date that is [*] after the Effective Date.
1.150“Joint Research Term Extension” is defined in Section 4.3 (Joint Research Term Extension).
1.151“Joint Research Term Extension Fee” is defined in Section 13.2 (Joint Research Term Extension Fee).
1.152“JRC” is defined in Section 10.2.1 (JRC Membership).
1.153“JRC Co-Chairs” is defined in Section 10.2.2 (JRC Co-Chairs).
1.154“JSC” is defined in Section 10.1.1 (JSC Membership).
1.155“JSC Co-Chairs” is defined in Section 10.1.1 (JSC Membership).
1.156“Know-How” means any and all proprietary or confidential algorithms, data, information, inventions, knowledge, methods (including methods of use or administration or dosing), practices, results, software, techniques, technology and trade secrets, including analytical and quality control data, analytical methods (including applicable reference standards), assays, biomarkers, batch records, chemical structures and formulations, compositions of matter, formulae, manufacturing data, pharmacological, toxicological and clinical test data and results, processes, reports, research data, research tools, sequences, standard operating procedures and techniques, in each case, whether patentable or not, and, in each case, tangible manifestations thereof.
1.157“Licensed Degrader” means, with respect to a Licensed Degrader Target Set, any Collaboration Degrader Directed To such Licensed Degrader Target Set (for clarity, or a Subset thereof). For clarity, (a) a Licensed Degrader may or may not contain one (1) or more attachment moieties in its Proteasome Protein Binder, Degrader Spacer, or Degrader Target Binder that enable the conjugation of such Licensed Degrader to a Degrader-Antibody Linker, and (b) a Licensed Degrader Directed To a Licensed Degrader Target Set that, as of the time of determination, is simultaneously both a Licensed Degrader Target Set and a Collaboration Degrader Target Set (as further described in Section 1.159 (“Licensed Degrader Target Set”)) shall be a Licensed Degrader Directed To such Licensed Degrader Target Set and, simultaneously, a Collaboration Degrader Directed To such Collaboration Degrader Target Set, until the expiration of the Joint Research Term applicable to such Collaboration Degrader Target Set (subsequently, upon expiration of the applicable Joint Research Term, such Degrader shall be a Licensed Degrader and not a Collaboration Degrader).
1.158“Licensed Degrader Target” means each Degrader Target in a Licensed Degrader Target Set from and after the applicable Degrader License Effective Date; provided, that such Degrader Target shall no longer be a Licensed Degrader Target from and after the time that such Degrader Target becomes a Former Licensed Degrader Target.
1.159“Licensed Degrader Target Set” means a Collaboration Degrader Target Set for which the Degrader License Effective Date has occurred in accordance with Section 5.2 (Degrader License Option Exercise). For clarity, (a) there can be no more than [*] Licensed Degrader Target Sets at any one time (provided that, unless the context otherwise requires, a Licensed Degrader Target Set and its Subsets, including any [*] Licensed Degrader Target Set, shall be considered a single Licensed Degrader Target Set hereunder), and (b) if the Degrader License Effective Date with respect to a Collaboration Degrader Target Set occurs before the expiration of the Joint Research Term applicable to such Collaboration Degrader Target Set, such Collaboration Degrader Target Set is considered, simultaneously, both a Licensed Degrader Target Set and a Collaboration

Degrader Target Set, until the expiration of such applicable Joint Research Term (subsequently, upon expiration of the applicable Joint Research Term, such Degrader Target Set shall be a Licensed Degrader Target Set and not a Collaboration Degrader Target Set).
1.160“Licensed Degrader-Antibody Conjugate” means, with respect to a Licensed Degrader Target Set, a Degrader-Antibody Conjugate that (a) contains a Licensed Degrader that is Directed To such Licensed Degrader Target Set (for clarity, or a Subset thereof) and (b) does not contain any Degrader that is not a Licensed Degrader. For clarity, any Degrader-Antibody Conjugate that contains (x) a Licensed Degrader and (y) a Collaboration Degrader that is not a Licensed Degrader, shall not be considered a Licensed Degrader-Antibody Conjugate.
1.161“Licensed Product” means any pharmaceutical or biological preparation that is a Licensed Degrader or Licensed Degrader-Antibody Conjugate (in all presentations and formulations including all manners of delivery, strengths and dosages).
1.162“MAA” means a Marketing Authorization Application or similar application, as applicable, and all amendments and supplements thereto, submitted to the FDA, EMA or other Regulatory Authority to obtain marketing approval (but excluding Pricing Approval) for a pharmaceutical or biological product in the U.S., EU, or other country or group of countries. For clarity, an MAA includes an NDA.
1.163“Manufacture” means all activities related to the manufacturing of a pharmaceutical or biological product or any component or ingredient thereof, including the production, manufacture, having manufactured, processing, filling, finishing, packaging, labeling, assembling, shipping and holding (including storage) of product or any intermediate thereof, including process development, process qualification and validation, scale-up, commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control and release. When used as a verb, “Manufacture” means to engage in Manufacture.
1.164“Material Transfer Agreement” is defined in Section 4.6 (Seagen-Provided Property).
1.165“Milestone Event” means any Research Milestone Event, Development and Regulatory Milestone Event, or Sales Milestone Event, as applicable.
1.166“Milestone Payment” means any Research Milestone Payment, Development and Regulatory Milestone Payment, or Sales Milestone Payment, as applicable.
1.167“NDA” means, with respect to a pharmaceutical product, a New Drug Application submitted to the FDA in accordance with the FFDCA, and with respect to a biological product, a Biologics License Application submitted to the FDA in accordance with the Public Health Service Act and the applicable regulations promulgated thereunder.
1.168“Net Sales” means, with respect to a Licensed Product for any period during the Term, the gross amount billed or invoiced by Seagen or any of its Affiliates or its or their Sublicensees for the sale of a Licensed Product to a Third Party commencing with the First Commercial Sale of such Licensed Product less the following deductions determined in accordance with the Accounting Standard of Seagen, its Affiliates or Sublicensees from such gross amounts which are actually incurred, allowed, accrued or specifically allocated:
1.1.1[*];
1.1.2[*];

1.1.3[*];
1.1.4[*];
1.1.5[*];
1.1.6[*];
1.1.7[*];
1.1.8[*]; and
1.1.9[*].
Net Sales shall not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes, compassionate use or as samples, in each case, without charge. Such Party’s, its Affiliates’ or its or their Sublicensees’ transfer of any Licensed Product to an Affiliate or Sublicensee shall not result in any Net Sales unless the transferee is an end user.
In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction [*]. If either such Licensed Product that contains the applicable Licensed Degrader or Licensed Degrader-Antibody Conjugate as its sole active ingredient or any such product that solely contains Additional Active(s) is not sold separately (including in the case of the sale of a combination therapy that contains the Licensed Degrader but it is not sold separately) in a particular country, then the adjustment to Net Sales shall be determined by [*]. In the event that a dispute arises regarding the allocation mechanism under this paragraph, the Dispute shall be resolved [*].
1.169“Non-Enforcing Party” is defined in Section 15.3.3(d).
1.170“Notice of Dispute” is defined in Section 20.6.2(a).
1.171“Nurix” is defined in the preamble to this Agreement.
1.172“Nurix Background In-Licensed IP” is defined in Section 12.3 (Upstream License Agreements).
1.173“Nurix Background IP” is defined in Section 15.1.1 (Background IP).
1.174“Nurix Co-Promotion Plan” is defined in Section 11.2.5 (Co-Promotion Criteria).
1.175“Nurix Foreground In-Licensed IP” is defined in Section 12.3 (Upstream License Agreements).
1.176“Nurix Foreground IP” is defined in Section 15.1.2 (Foreground IP).
1.177“Nurix Foreground Patents” is defined in Section 15.1.2 (Foreground IP).
1.178“Nurix Indemnitee” is defined in Section 18.1.1 (Indemnification by Seagen).

1.179“Nurix IP” means the Nurix Patents and the Nurix Know-How (for clarity, excluding any Joint Foreground IP).
1.180“Nurix Know-How” means any and all Know-How that, as between the Parties, is solely Controlled by Nurix or any of its Affiliates as of the Effective Date or thereafter during the Term which is necessary or reasonably useful for the research, Development, Manufacture or Commercialization of any Collaboration Degrader or Collaboration Degrader-Antibody Conjugate, including any Licensed Product, in the Field in the Territory.
1.181“Nurix Materials” means any materials made, generated or developed by Nurix, and any information that is necessary to apprise Seagen of the stability, proper storage and safe handling requirements for such materials, in each case, Controlled by Nurix or its Affiliates that are necessary or reasonably useful to the Parties’ Research activities under this Agreement or are necessary or reasonably useful to the research, Development, Manufacture, or Commercialization of Collaboration Degraders, Collaboration Degrader-Antibody Conjugates or Licensed Products (as applicable), including all applicable assays, Know-How and tangible materials related to the foregoing and actually provided by Nurix to Seagen in accordance with Section 4.7 (Nurix-Provided Property) for use with respect to the Parties’ research activities under this Agreement.
1.182“Nurix Opt-In Agreement(s)” is defined in Section 11.1 (U.S. Profit-Share Option).
1.183“Nurix Opt-Out Date” is defined in Section 11.4.2 (Opt-Out Date and Wind-Down).
1.184“Nurix Opt-Out Notice” is defined in Section 11.4.1 (Opt-Out Notice).
1.185“Nurix Patent” means any Patent that, as between the Parties, is solely Controlled by Nurix or any of its Affiliates as of the Effective Date or thereafter during the Term that Covers the research, Development, Manufacture or Commercialization of any Collaboration Degrader or Collaboration Degrader-Antibody Conjugate, including any Licensed Product, in the Field in the Territory, including all such Patents that are Nurix Foreground Patents.
1.186“Nurix Research” is defined in Section 4.2 (Joint Research Activities).
1.187“Nurix Resources” is defined in Section 11.2.5 (Co-Promotion Criteria).
1.188“Opt-Out Wind-Down Period” is defined in Section 11.4.2 (Opt-Out Date and Wind-Down).
1.189“Option Data Package” is defined in Section 11.2.1 (Option Data Package).
1.190“Other Reversion License Agreement” is defined in Section 14.3.2 (Potential Reversion Products).
1.191“Out-of-Pocket Development Costs” is defined in Section 1.122 (“Global Development Costs”).
1.192“Outside Date” is defined in Section 5.4.3 (Outside Date).
1.193“[*]” is defined in Schedule 2.2.1 (Initial Degrader Target Sets).
1.194“[*]” is defined in Schedule 2.2.1 (Initial Degrader Target Sets).

1.195“Pan-Directed To” means, with respect to any Degrader Target Set, that (a) the Degrader at issue (i) is Directed To all Degrader Targets in such Degrader Target Set and no other Degrader Target, (ii) selectively binds all of the Degrader Target(s) in such Degrader Target Set, (iii) degrades all of the Degrader Target(s) in such Degrader Target Set; and (iv) has been optimized to cause pharmacologically relevant activity as a result of such degradation of such Degrader Target(s) in such Degrader Target Set; or (b) the Degrader-Antibody Conjugate at issue contains a Degrader that is Pan-Directed To (as defined in clause (a) above) such Degrader Target Set. For clarity, if the applicable Degrader Target Set contains only one (1) Degrader Target, then a Degrader or Degrader-Antibody Conjugate that is Directed To such Degrader Target is also considered Pan-Directed To such Degrader Target Set. A Licensed Product will be deemed to be “Pan-Directed To” a Degrader Target Set if such Licensed Product contains a Licensed Degrader or Licensed Degrader-Antibody Conjugate that is “Pan-Directed To” such Degrader Target Set.
1.196“Parent Target Set” is defined in Section 1.81(b).
1.197“Party” is defined in the preamble to this Agreement.
1.198“Patent” means: (a) any patent or patent application in any country or supranational jurisdiction worldwide; (b) any substitution, divisional, continuation, continuation-in-part, reissue, renewal, registration, confirmation or the like of any such patent or patent application or (c) any extension or restoration by existing or future extension or restoration mechanism, including revalidation, reissue, re-examination or extension, including any supplementary protection certificate and extension thereto of any of the foregoing.
1.199“Patent Dispute” is defined in Section 20.6.1 (Choice of Law).
1.200“Permitted Subcontractors” is defined in Section 14.4 (Subcontracting).
1.201“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority or any other entity not specifically listed herein.
1.202“Phase 1 Clinical Trial” means a Clinical Trial which provides for the initial introduction into humans of a pharmaceutical or biological product, conducted in healthy volunteers or patients to obtain information on product safety, tolerability, pharmacological activity or pharmacokinetics, as defined in 21 C.F.R. § 312.21(a) or its foreign equivalents.
1.203“Phase 1/2 Clinical Trial” means a Clinical Trial that combines both a Phase 1 Clinical Trial and a Phase 2 Clinical Trial into a single protocol, where the Phase 1 Clinical Trial portion is performed first to (a) establish initial safety, tolerability, pharmacokinetic and pharmacodynamic information for a pharmaceutical or biological product as a monotherapy or in combination with another agent and (b) determine the maximum tolerable dose of such product, and the Phase 2 Clinical Trial portion is performed second to evaluate the safety and efficacy of such product as a monotherapy or in combination with another agent in subjects with a target disease or medical condition treated with a selected dose. For clarity, “Phase 1/2 Clinical Trial” shall include any Clinical Trial that includes any combination of the portions of a Phase 1 Clinical Trial and a Phase 2 Clinical Trial, including a Phase 1b/2a Clinical Trial or a Phase 1b/2 Clinical Trial.
1.204“Phase 2 Clinical Trial” means a controlled Clinical Trial, the principal purposes of which are the evaluation of the efficacy of a pharmaceutical or biological product in a target patient population and a determination of the common side-effects and risks associated with the product in the dosage range under evaluation, and to obtain sufficient additional information to permit the design of a Pivotal Trial, and is otherwise consistent with 21 C.F.R. §312.21(b) or its foreign equivalents. For clarity, “Phase 2 Clinical Trial” will exclude in all cases any combined Phase 1/2 Clinical Trial.
1.205“Phase 3 Clinical Trial” means a controlled Clinical Trial to evaluate the efficacy and safety of a pharmaceutical or biological product, which is prospectively designed to demonstrate with statistical rigor whether such product is effective and safe for use in a particular Indication in a manner sufficient to support a filing for an MAA, and is otherwise consistent with the requirements of 21 C.F.R. § 312.21(c) or its foreign equivalents.
1.206“Pivotal Trial” means an expanded Clinical Trial of a pharmaceutical or biological product that: (a) is prospectively designed to demonstrate that a product is safe and effective for use in a particular Indication in a manner sufficient to evaluate the overall risk-benefit relationship of the product and to provide an adequate basis for physician labeling; (b) is intended to provide sufficient efficacy data to support the filing of a MAA for such product without the need for any additional Clinical Trials; and (c) which, at the time of Initiation of such Clinical Trial, is expected to be the basis for European Union Regulatory Approval of such product or Regulatory Approval by the FDA of such product, in each case, based on discussions with the relevant Regulatory Authority. For clarity, (x) a Phase 3 Clinical Trial (as defined herein) is always a “Pivotal Trial,” and (y) a Phase 2 Clinical Trial, Phase 1/2 Clinical Trial, Phase 1 Clinical Trial, or other Clinical Trial (such as a “Phase 2b/3” Clinical Trial) (as such terms are defined herein) are only a “Pivotal Trial” if all conditions of this definition are met.
1.207“PMDA” is defined in Section 1.227 (“Regulatory Authority”).
1.208“Potential Reversion Product” is defined in Section 14.3.2 (Potential Reversion Products).
1.209“Pricing Approval” means all approvals, agreements, determinations or decisions establishing prices that can be charged to consumers or third-party payors for a pharmaceutical or biological product or that will be reimbursed by Governmental Authorities for a pharmaceutical or biological product, in each case, in a country where Governmental Authorities approve or determine pricing for pharmaceutical or biological products for reimbursement or otherwise.
1.210“Prior CDA” is defined in Section 20.10 (Entire Agreement).
1.211“Product Patent” means: (a) with respect to any Licensed Product containing a Licensed Degrader-Antibody Conjugate, any and all Foreground Patents that include at least one (1) claim that claims the entirety of such Licensed Product, the Licensed Degrader-Antibody Conjugate contained in such Licensed Product, or the Licensed Degrader contained in such Licensed Degrader-Antibody Conjugate; and (b) with respect to any Licensed Product containing a Licensed Degrader and not containing a Licensed Degrader-Antibody Conjugate, any and all Foreground Patents that include at least one (1) claim that claims the entirety of such Licensed Product or the Licensed Degrader contained in such Licensed Product. For clarity, no “Product Patents” exist with respect to a Licensed Product prior to the applicable Degrader License Effective Date, but Patents existing prior to the Degrader License Effective Date may become Product Patents upon the Degrader License Effective Date.
1.212“Profit-Share Option” is defined in Section 11.1 (U.S. Profit-Share Option).
1.213“Profit-Share Option Exercise Notice” is defined in Section 11.2.2 (Option Exercise).

1.214“Profit-Share Option Exercise Period” is defined in Section 11.2.2 (Option Exercise).
1.215“Profit-Share Option Triggering Event” means, with respect to each Licensed Product for so long as Nurix may exercise a Profit-Share Option in accordance with Section 11.1 (U.S. Profit-Share Option) and Seagen has an obligation to deliver an Option Data Package with respect to the Licensed Product pursuant to Section 11.2.1 (Option Data Package), (a) [*], or (b) otherwise, the [*].
1.216“Profit-Share Product” is defined in Section 11.1 (U.S. Profit-Share Option).
1.217“Profit-Share Product Agreement” is defined in Section 11.1 (U.S. Profit-Share Option).
1.218“Proposed Degrader Target Set” is defined in Section 3.1.1 (Proposed Degrader Target Set Notice).
1.219“Proposed Degrader Target Set Notice” is defined in Section 3.1.1 (Proposed Degrader Target Set Notice).
1.220“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues and appeals with respect to such Patent, together with the initiation or defense of interferences, oppositions, inter partes review, derivations, re-examinations, post-grant proceedings and other similar proceedings (or other defense proceedings with respect to such Patent, but excluding the defense of challenges to such Patent as a counterclaim in an infringement proceeding) with respect to the particular Patent, and any appeals therefrom, and actions to obtain patent term extensions and supplementary protection certificates with respect to such Patent and the like. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent.
1.221“Proteasome Protein” means any protein component of the Ubiquitin Proteasome System that is capable of initiating proteasome-dependent degradation of a Degrader Target when such protein component is bound to a Degrader, including, for clarity, any E3 ubiquitin ligase. For purposes of this Section 1.221 (“Proteasome Protein”), “Ubiquitin Proteasome System” means the eukaryotic intracellular ubiquitin-proteasome protein degradation system, including, for clarity, ubiquitin, any protein members of the proteasome, and any E3 ubiquitin ligase (but, for clarity, not including any Degrader Target).
1.222“Proteasome Protein Binder” means any chemical moiety that selectively binds a Proteasome Protein (including (a) a portion of such moiety sufficient to convey such binding and (b) such moiety or portion thereof as incorporated in a Degrader under this Agreement).
1.223“Publication” is defined in Section 16.8 (Publications).
1.224“Publishing Party” is defined in Section 16.8 (Publications).
1.225“Receiving Party” is defined in Section 16.1 (Nondisclosure and Non-Use).
1.226“Regulatory Approval” means all approvals, licenses or authorizations of the applicable Regulatory Authority necessary for the marketing and sale of a pharmaceutical or biological product in a country or region (but excluding separate Pricing Approvals), and any supplements or amendments thereto including approval by the applicable Regulatory Authority of any expansion or modification of the label for such product.

1.227“Regulatory Authority” means any national, multinational, supranational, regional, state or local Governmental Authority, including the U.S. Food and Drug Administration (and any successor entity thereto) (the “FDA”) in the U.S., the European Medicines Agency (and any successor entity thereto) (the “EMA”) in the EU or any counterpart to the foregoing agencies, such as the Pharmaceutical and Medical Device Agency in Japan (“PMDA”), that in each case, holds responsibility for regulating Development, Manufacturing, and Commercialization activities, and the granting of Regulatory Approval for, a pharmaceutical or biological product in the applicable country or region.
1.228“Regulatory Exclusivity” means, with respect to a Licensed Product, any rights or protections which are recognized, afforded or granted by the FDA or any other Regulatory Authority in any country or region of the Territory, in association with the Regulatory Approval of the Licensed Product, providing the Licensed Product (a) a period of regulatory exclusivity during which a Regulatory Authority will refrain from accepting, reviewing, approving or extending an MAA or similar regulatory submission submitted by a Third Party seeking to market a Generic/Biosimilar Product of such Licensed Product, including any period of orphan drug exclusivity, or (b) a period of marketing protection during which a Generic/Biosimilar Product of such Licensed Product may obtain a Regulatory Approval but is not permitted to be placed on the market under Applicable Law.
1.229“Regulatory Materials” means the registrations, applications, authorizations and Regulatory Approvals (including approvals of MAAs, supplements and amendments, pre- and post-approvals, Pricing Approvals and labeling approvals) and other submissions made to or with any Regulatory Authority, including drug master files, for research, Development (including the conduct of Clinical Trials), Manufacture or Commercialization of a pharmaceutical or biological product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each NDA, MAA, IND and foreign equivalents of any of the foregoing.
1.230“Removed Degrader Target” is defined in Section 2.5.1 (Amendment of Joint Research Plan).
1.231“Replacement Degrader Target Set” is defined in Section 2.2.3 (Collaboration Degrader Target Set Replacement Right).
1.232“Research” means any pre-clinical or non-clinical research or development activities, including any related manufacturing activities, including Collaboration Degrader Target Set validation, drug discovery, identification or synthesis, with respect to a Collaboration Degrader Target Set, Collaboration Degrader, or Collaboration Degrader-Antibody Conjugate. When used as a verb, “Research” means to engage in Research.
1.233“Research Milestone #2” is defined in Section 13.4 (Research Milestones).
1.234“Research Milestone #3” is defined in Section 13.4 (Research Milestones).
1.235“Research Milestone Event” is defined in Section 13.4 (Research Milestones).
1.236“Research Milestone Payment” is defined in Section 13.4 (Research Milestones).
1.237“Research Program” means, on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, all Joint Research activities undertaken under the Joint Research Plan for such Collaboration Degrader Target Set, to identify compounds that are

Collaboration Degraders and Collaboration Degrader-Antibody Conjugates, in each case, that are Directed To such Collaboration Degrader Target Set.
1.238“Research Results” means any Research data, relevant compound structures (including structures of Degraders, Proteasome Protein Binders, Degrader Spacers and Degrader Target Binders), material, results or other information related to or otherwise arising under or out of any Joint Research activities or Seagen Research activities, to the extent in existence and in the Control of Nurix or Seagen, as applicable, at the time that such material, results or information is required to be disclosed to the other Party in accordance with Section 4.8 (Information Sharing).
1.239“Reservation Period” is defined in Section 2.3.1 (General).
1.240“Reserved Degrader Target Set” is defined in Section 2.3.1 (General).
1.241[*]
1.242“Reversion Product” means, upon any Licensed Degrader Target Set becoming a Former Licensed Degrader Target Set, (a) any Profit-Share Product containing a Licensed Degrader or Licensed Degrader-Antibody Conjugate, in each case, Directed To such Former Licensed Degrader Target Set, and (b) any Licensed Product for which [*] comprising a Licensed Degrader Directed To such Former Licensed Degrader Target Set that does not contain a Licensed Degrader-Antibody Conjugate (a Licensed Product satisfying clause (b), a “Reverted Standalone Degrader”).
1.243“Reversion Product License Agreement” is defined in Section 14.3.1 (Reversion Product License Agreement).
1.244“Reverted Standalone Degrader” is defined in Section 1.242 (“Reversion Product”).
1.245“Reviewing Party” is defined in Section 16.8 (Publications).
1.246“Royalty Patents” means, collectively, with respect to a Licensed Product, any and all (a) [*] Patents, in each case, claiming [*] and (b) [*]. For clarity, the “Royalty Patents” shall not include [*].
1.247“Royalty Term” means, on a Licensed Product-by-Licensed Product and country by country basis, the period of time commencing on the First Commercial Sale of such Licensed Product in such country and ending upon the last to occur of: (a) the expiration of the last-to-expire Royalty Patent having at least one Valid Claim that Covers such Licensed Product as it is sold in such country; (b) the expiration of all Regulatory Exclusivity for such Licensed Product in such country; and (c) [*] years after the First Commercial Sale of such Licensed Product in such country.
1.248“Rules” is defined in Section 20.6.3 (Arbitration)
1.249“Sales Milestone Event” is defined in Section 13.8 (Sales-Based Milestones).
1.250“Sales Milestone Payment” is defined in Section 13.8 (Sales-Based Milestones).
1.251“Seagen” is defined in the preamble to this Agreement.
1.252“Seagen Background IP” is defined in Section 15.1.1 (Background IP).

1.253“Seagen Desired Degrader Targets” is defined in Section 3.2.2 (Gatekeeper Responsibilities).
1.254“Seagen Foreground IP” is defined in Section 15.1.2 (Foreground IP).
1.255“Seagen Foreground Patents” is defined in Section 15.1.2 (Foreground IP).
1.256“Seagen Inactive Period” means, with respect to a Licensed Degrader Target Set, any consecutive [*] period (a) beginning after the applicable Degrader License Effective Date and (b) during which Seagen has not, directly or indirectly (including with or through any Affiliate or Third Party), [*]. Notwithstanding the foregoing, a Seagen Inactive Period will not be deemed to have occurred unless and until (A) Nurix notifies Seagen in writing of its good faith belief that a Seagen Inactive Period has occurred with respect to a [*] (the “Seagen Inactive Period Notice”) and (B) the passage of [*] days following delivery of such notice; provided, that if Seagen disputes that a Seagen Inactive Period has occurred and so notifies Nurix within [*] of delivery to Seagen of Nurix’s written notice, a Seagen Inactive Period will not be deemed to have occurred unless and until (1) the Parties mutually agree in writing that a Seagen Inactive Period has occurred or (2) the conclusion of a dispute resolution process under Section 20.6 (Choice of Law; Dispute Resolution; Jurisdiction) resulting in a final determination that a Seagen Inactive Period has occurred. Notwithstanding anything to the contrary in this Agreement, any Seagen activities undertaken after receipt of the Seagen Inactive Period Notice will not be considered in determining whether or not a Seagen Inactive Period has occurred, and any exercise by Seagen of its final decision-making authority under in Section 10.6 (Committee Decisions) not to conduct the activities described in the foregoing clauses (b)(ii) or (b)(iii) shall not be considered in any determining whether or not a Seagen Inactive Period has occurred.
1.257“Seagen Inactive Period Notice” is defined in Section 1.256 (“Seagen Inactive Period”).
1.258“Seagen Indemnitee” is defined in Section 18.1.2 (Indemnification by Nurix).
1.259“Seagen IP” means the Seagen Patents and the Seagen Know-How (for clarity, excluding any Joint Foreground IP).
1.260“Seagen Know-How” means any and all Know-How that, as between the Parties, is solely Controlled by Seagen or any of its Affiliates as of the Effective Date or thereafter which is necessary or reasonably useful for the Research, Development, Manufacture or Commercialization of a Licensed Product in the Field in the Territory.
1.261“Seagen Materials” means any materials made, generated or developed by Seagen, and any information that is necessary to apprise Nurix of the stability, proper storage and safe handling requirements for such materials, in each case, Controlled by Seagen or its Affiliates and provided by Seagen to Nurix in accordance with Section 4.6 (Seagen-Provided Property) for use with respect to the Parties’ Research activities under this Agreement.
1.262“Seagen Patent” means any Patent that, as between the Parties, is solely Controlled by Seagen or any of its Affiliates (other than by operation of the licenses granted by Nurix to Seagen under this Agreement or any Ancillary Agreement) as of or after the Effective Date and that Covers the research, Development, Manufacture or Commercialization of a Licensed Product in the Field in the Territory, including all such Patents that are Seagen Foreground Patents.
1.263“Seagen Prosecution Step-In Patent” is defined in Section 15.2.2(c).
1.264“Seagen Research” is defined in Section 4.2 (Joint Research Activities).

1.265“Seagen Research Term” is defined in Section 4.4 (Seagen Research Activities).
1.266“Seagen Safety Review Committee” means (a) Seagen’s global safety risk management committee responsible for reviewing Development or Commercialization activities with respect to safety matters for Seagen and its Affiliates’ entire portfolio established and conducted in accordance with Seagen’s internal policies governing the management of global safety risk for products Developed or Commercialized by or on behalf of Seagen, or (b) successor committee(s) that may be in effect following the Effective Date that satisfy the conditions described in clause (a) above.
1.267“Second Indication” is defined in Section 13.7.1.
1.268“Second Licensed Product” is defined in Section 13.7.2(b).
1.269“Securities Regulator” is defined in Section 16.3.1(a).
1.270“Segregate” means, with respect to a Competing Product and an applicable Exclusive Degrader Target Set, to segregate the research, Development, Manufacture and Commercialization activities relating to such Competing Product conducted by or on behalf of the applicable Party from the Research, Development, Manufacture and Commercialization activities conducted by or on behalf of the applicable Party with respect to the Exclusive Degrader Target Set and Collaboration Degraders (if any) Directed To such Exclusive Degrader Target Set, including ensuring that: (a) no personnel involved in performing the research, Development, Manufacture or Commercialization, as applicable, of such Competing Product have access to non-public plans or non-public information relating to the Research, Development, Manufacture or Commercialization of the Exclusive Degrader Target Set or Collaboration Degraders (if any) Directed To such Exclusive Degrader Target Set, including all applicable Research Results and any other relevant Confidential Information of the Parties under this Agreement; and (b) no personnel involved in performing the Research, Development, Manufacture or Commercialization of the Exclusive Degrader Target Set or Collaboration Degraders (if any) Directed To such Exclusive Degrader Target Set have access to non-public plans or information relating to the research, Development, Manufacture or Commercialization of such Competing Product; provided, that in either case ((a) or (b)), [*].
1.271“Subcommittee” is defined in Section 10.1.1 (JSC Membership).
1.272“Sublicensee” means, with respect to Seagen, a Third Party to whom Seagen has granted a sublicense or license in accordance with Section 14.5 (Sublicensing), either directly or indirectly, in each case, of the Degrader License rights licensed to Seagen by Nurix pursuant to this Agreement, but excluding: (a) any Third Party acting as a service provider, vendor or distributor for Seagen or its Affiliates, and (b) Nurix and any of its Affiliates.
1.273“Subset” means, with respect to any Degrader Target Set containing more than one (1) Degrader Target, any smaller Degrader Target Set comprising some (but not all), or any one, of the Degrader Targets included in such Degrader Target Set. By way of example and not limitation, [*]. For clarity, (w) a Subset of a Degrader Target Set is also considered a “Degrader Target Set” hereunder, (x) no Degrader Target Set is considered a Subset of itself, (y) each Degrader Target included in a Degrader Target Set containing more than one (1) Degrader Target is a Subset of such Degrader Target Set, and (z) with respect to any Degrader Target Set containing only one (1) Degrader Target, no Subsets exist for such Degrader Target Set.
1.274“Supplementary Option Data Package” is defined in Section 11.2.1 (Option Data Package).

1.275“Taxes” is defined in Section 13.11.6(a) (Generally).
1.276“Term” is defined in Section 19.1 (Term; Expiration).
1.277“Territory” means worldwide.
1.278[*]
1.279[*]
1.280“Third Party” means any Person other than (a) Nurix or Seagen, or (b) an Affiliate of Nurix or of Seagen.
1.281“Third Party Claim” means any and all Actions brought by a Third Party.
1.282“Third Party Infringement Claim” is defined in Section 15.4.1 (Notification).
1.283“Ubiquitin Proteasome System” is defined in Section 1.221 (“Proteasome Protein”).
1.284“United States” or “U.S.” means the United States of America and all of its territories and possessions.
1.285“U.S. Tax Forms” is defined in Section 13.11.6(b) (Tax Withholding).
1.286“Unprotected Licensed Product” means, on a Licensed Degrader Target Set-by-Licensed Degrader Target Set and country-by-country basis, any Licensed Product: (a) that is not the first Licensed Product Directed To such Licensed Degrader Target Set to achieve First Commercial Sale in such country; and (b) with respect to which, upon such First Commercial Sale of such Licensed Product in such country, there are no Valid Claims within the Royalty Patents that Cover such Licensed Product in such country.
1.287“Upstream License Agreement” is defined in Section 12.3 (Upstream License Agreements).
1.288“Valid Claim” means any claim of an issued unexpired patent that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction; (b) has not been permanently revoked, or held invalid by a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal; (c) has not been rendered unenforceable through terminal disclaimer or otherwise; and (d) is not lost through an interference proceeding that is unappealable or unappealed within the time allowed for appeal.
1.289“Wire Instructions” means the wire transfer instructions for a bank account designated by Nurix for payments hereunder and may be updated from time to time by Nurix, by written notice to Seagen in accordance with Nurix’s internal procedures for providing such information.

ARTICLE 2
DEGRADER TARGET SETS
1.1Overview.
1.1.1Overview of Collaboration. As further described herein, the Parties anticipate that the Parties will perform the activities described in the Joint Research Plan applicable to each Collaboration Degrader Target Set to discover Collaboration Degraders that are Pan-Directed To such Collaboration Degrader Target Set, and that Seagen will create and evaluate Collaboration Degrader-Antibody Conjugates using such Collaboration Degraders, in each case, as described in Article 4 (Research). During the applicable Degrader License Option Period for a Collaboration Degrader Target Set, Seagen shall have the right to exercise its Degrader License Option and, upon such exercise in accordance with Section 5.2 (Degrader License Option Exercise), Seagen will be granted the Degrader License described in Section 14.2 (Licensed Degrader License) with respect to the applicable Licensed Degrader Target Set (and Subsets thereof) and the applicable Licensed Degraders and Licensed Degrader-Antibody Conjugates.
1.1.2Overview of Target Sets. The Parties have mutually agreed, as of the Effective Date, to designate the [*] Initial Degrader Target Sets as described in Section 2.2.1 (Initial Degrader Target Sets) as Collaboration Degrader Target Sets. Seagen may select [*] to be the [*] as described in Section 2.2.2 ([*]) as the [*]. For illustration purposes only and subject to the provisions referred to below, which shall control over any contrary reading of this illustration: (a) Seagen may replace each Collaboration Degrader Target Set with an Available Degrader Target Set as described in Section 2.2.3 (Collaboration Degrader Target Set Replacement Right); (b) Seagen may reserve Available Degrader Target Sets as described in Section 2.3 (Reserved Degrader Target Sets); (c) determinations as to whether a Degrader Target Set is an Available Degrader Target Set shall be made in accordance with Article 3 (Gatekeeping); (d) each Collaboration Degrader Target Set may be amended in accordance with Section 2.4 (Addition of Degrader Targets), or in accordance with Section 2.5 (Removal of Collaboration Degrader Targets); and (e) Collaboration Degrader Target Sets and Licensed Degrader Target Sets may become Former Collaboration Degrader Target Sets and Former Licensed Degrader Target Sets, respectively, with the consequences described in Section 2.8 (Former Collaboration Degrader Target Sets) and Section 2.9 (Former Licensed Degrader Target Sets), as applicable, upon which Nurix shall have the rights described in Section 14.3 (Reversion Licenses) with respect to such Former Licensed Degrader Target Sets.
1.2Collaboration Degrader Target Sets.
1.1.1Initial Degrader Target Sets. As of the Effective Date, the [*] Degrader Target Sets listed in Schedule 2.2.1 are each Collaboration Degrader Target Sets (each, an “Initial Degrader Target Set”).
1.1.2[*]. For a period of [*] after the Effective Date and subject to Section 3.1 (Proposed Degrader Target Sets), Seagen shall have the right to select [*] (including any Reserved Degrader Target Set) as a Collaboration Degrader Target Set ([*]) by delivery of a Proposed Degrader Target Set Notice to Nurix in accordance with Section 3.1 (Proposed Degrader Target Sets) (“[*] Notice”). Notwithstanding anything to the contrary in this Agreement, there will in no event be more than [*] Collaboration Degrader Target Sets in total under this Agreement at any time.
1.1.3Collaboration Degrader Target Set Replacement Right. On a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, during the applicable Collaboration Degrader Target Set Replacement Term, Seagen shall have the right to substitute an Available Degrader Target Set (including any Reserved Degrader Target Set) for such Collaboration Degrader Target Set upon delivery of written notice to Nurix’s Alliance Manager subject to Section 3.1 (Proposed Degrader Target Sets) (collectively, the “Collaboration Degrader Target Set Replacement Right”) (each such Available Degrader Target Set, thereafter a “Replacement Degrader Target Set”); provided, that Seagen shall only have the right to exercise its Collaboration Degrader Target Set Replacement Right a maximum of [*] for each Collaboration Degrader Target Set (for a maximum of [*] times), after which Seagen shall no longer have the right to exercise its Collaboration Degrader Target Set Replacement Right. Upon Seagen’s exercise of the Collaboration Degrader Target Set Replacement Right with respect to a Collaboration Degrader Target Set (subject to Section 3.1 (Proposed Degrader Target Sets)), such replaced Collaboration Degrader Target Set shall, effective from and after such time, cease to be a Collaboration Degrader Target Set and shall automatically become a Former Collaboration Degrader Target Set.
1.3Reserved Degrader Target Sets.
1.1.1General. Subject to this Section 2.3 (Reserved Degrader Target Sets) and Section 3.1 (Proposed Degrader Target Sets), Seagen shall have the right to designate [*] Available Degrader Target Sets to be subject to the exclusivity obligations set forth in Section 14.9.2 (Reserved Degrader Target Set Exclusivity) for [*] periods of [*] each subject to Section 2.3.4 (End of Reservation) (each such Available Degrader Target Set, a “Reserved Degrader Target Set”; each such period, a “Reservation Period”); provided, that [*]. Notwithstanding anything to the contrary in this Agreement, there will in no event be more than [*] Reserved Degrader Target Sets in total under this Agreement at any time.
1.1.2Activities for Reserved Degrader Target Sets. Upon the establishment or selection of a Reserved Degrader Target Set in accordance with Section 2.3.1 (General), Nurix shall perform certain Research activities with respect to such Reserved Degrader Target Sets exclusively under this Agreement to enable such Reserved Degrader Target Sets to be selected by Seagen as a Collaboration Degrader Target Set.
1.1.3Designation and Payment for Reserved Degrader Target Sets. Seagen may designate one (1) or more Available Degrader Target Set(s) to be Reserved Degrader Target Set(s) by delivery of one (1) or more Proposed Degrader Target Set Notice(s) to Nurix in accordance with Section 3.1 (Proposed Degrader Target Sets). Upon such designation, Seagen shall pay Nurix the Degrader Target Set [*] Reservation Fee described in Section 13.3 (Degrader Target Set [*] Reservation Fee) to reserve Degrader Target Sets as Reserved Degrader Target Sets for each Reservation Period commencing upon designation of such Reserved Degrader Target Set. Each Reserved Degrader Target Set may be reserved in accordance with this Section 2.3 (Reserved Degrader Target Sets) for multiple Reservation Periods, each upon payment of the Degrader Target Set [*] Reservation Fee and in accordance with the following sentence, but subject to Section 2.3.4 (End of Reservation). Prior to the expiration of any Reservation Period, Seagen shall have the right, upon written notice to Nurix, to extend the reservation of such Reserved Degrader Target Set for an additional Reservation Period (a “Degrader Target Set Reservation Extension Notice”); provided, that Seagen pays the Degrader Target Set [*] Reservation Fee for each such Reserved Degrader Target Set for each such additional Reservation Period in accordance with Section 13.3 (Degrader Target Set [*] Reservation Fee) prior to the expiration of the then-current Reservation Period.
1.1.4End of Reservation. Without limiting the foregoing, each Reserved Degrader Target Set shall immediately cease to be a Reserved Degrader Target Set upon the earliest of the following: (a) upon the [*] of the Effective Date, (b) upon the expiration of the Collaboration Degrader Target Set Replacement Term for all applicable Collaboration Degrader Target Sets, (c) upon Seagen exercising the Collaboration Degrader Target Set Replacement

Right for all applicable Collaboration Degrader Target Sets, (d) if Seagen names such Reserved Degrader Target Set as the [*] in accordance with Section 2.2.2 ([*]); or (e) upon Seagen naming such Reserved Degrader Target Set as the Replacement Degrader Target Set with respect to a Collaboration Degrader Target Set in accordance with Section 2.2.3 (Collaboration Degrader Target Set Replacement Right).
1.4Addition of Degrader Targets. On a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis during the applicable Joint Research Term, the Parties may, subject to Section 10.6.1 (JRC Decisions) and Section 10.6.3 (Escalation of Certain JRC Disputes), amend the applicable Joint Research Plan (as further described in Section 4.1 (Joint Research Plans)) to add to such Collaboration Degrader Target Set [*] Available Degrader Target(s) that are Homologous Targets of the Degrader Targets in such Collaboration Degrader Target Set. For clarity, no Collaboration Degrader Target Set may contain more than [*] Degrader Targets unless the Parties otherwise mutually agreeing writing.
1.5Removal of Collaboration Degrader Targets.
1.1.1Amendment of Joint Research Plan. On a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis during the applicable Joint Research Term and before the occurrence of any Degrader License Exercise Date with respect to such Collaboration Degrader Target Set, the Parties may, subject to Section 10.6.1 (JRC Decisions) and Section 10.6.3 (Escalation of Certain JRC Disputes), amend the applicable Joint Research Plan (as further described in Section 4.1 (Joint Research Plans)) so that Nurix is no longer required under such Joint Research Plan to identify, synthesize, and characterize Collaboration Degraders that are Directed To one (1) or more Degrader Target(s) in the applicable Collaboration Degrader Target Set (such Degrader Targets, “Removed Degrader Targets”) and the consequences described in Section 2.5.2 (Removed Degrader Target) shall apply. Notwithstanding the foregoing, if any such amendment removes all Degrader Targets in a Collaboration Degrader Target Set, Seagen shall be deemed to have exercised a Collaboration Degrader Target Set Replacement Right with respect to such Collaboration Degrader Target Set subject to the terms of Section 2.2.3 (Collaboration Degrader Target Set Replacement Right); provided, that if no Collaboration Degrader Target Set Replacement Right is available as of such proposed amendment, then such proposed amendment shall have no force or effect and the Collaboration Degrader Target Set shall remain a Collaboration Degrader Target Set or Seagen may determine, in its sole discretion, to terminate this Agreement with respect to such Collaboration Degrader Target Set in accordance with Section 19.2.2(a) (Termination at Will).
1.1.2Removed Degrader Target. Upon the occurrence of an amendment described in Section 2.5.1 (Amendment of Joint Research Plan) with respect to a Collaboration Degrader Target Set: (a) each applicable Removed Degrader Target shall no longer be part of such Collaboration Degrader Target Set and shall not be a Collaboration Degrader Target, and (b) to the extent such original Collaboration Degrader Target Set contained one (1) or more Collaboration Degrader Targets in addition to the Removed Degrader Target(s), the Subset of such original Collaboration Degrader Target Set consisting of all such additional Collaboration Degrader Targets (and not the Removed Degrader Target(s)) shall, following such amendment, be considered the Collaboration Degrader Target Set.
1.6Licensed Degrader Target Sets. On a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, upon Seagen’s exercise of the applicable Degrader License Option and the occurrence of the Degrader License Effective Date in accordance with Article 5 (Degrader License Option) with respect to such Collaboration Degrader Target Set, such Collaboration Degrader Target Set shall become a Licensed Degrader Target Set, and all Collaboration Degraders that are Directed To such Collaboration Degrader Target Set shall become Licensed Degraders that are Directed To such Licensed Degrader Target Set.

1.7[*] Licensed Degrader Target Set. On a Licensed Degrader Target Set-by-Licensed Degrader Target Set basis, upon [*] of a Licensed Product containing a Licensed Degrader (including any Licensed Degrader-Antibody Conjugate) that is Pan-Directed To (a) such Licensed Degrader Target Set or (b) a Subset thereof, such Licensed Degrader Target Set or such Subset, as applicable, shall become an “[*] Licensed Degrader Target Set.” For clarity, following such [*] (i) the Licensed Degrader Target Set will continue to be a Licensed Degrader Target Set, and (ii) the [*] Licensed Degrader Target Set may be the same Degrader Target Set as the Licensed Degrader Target Set, or alternatively, one of its Subsets.
1.8Former Collaboration Degrader Target Sets. If, prior to the occurrence of the Degrader License Effective Date with respect to Seagen’s exercise of the Degrader License Option for a Collaboration Degrader Target Set, such Collaboration Degrader Target Set (or any Subset thereof) becomes a Former Collaboration Degrader Target Set, then (i) the license grant by Nurix to Seagen as further described in Section 14.1 (Research Licenses) with respect to such Former Collaboration Degrader Target Set shall immediately terminate, (ii) Nurix’s exclusivity obligations described in Section 14.9.1 (Collaboration Degrader Target Set Exclusivity) shall no longer apply to such Former Collaboration Degrader Target Set, (iii) the license grant by Seagen to Nurix as further described in Section 14.1 (Research Licenses) with respect to such Former Collaboration Degrader Target Set shall immediately terminate, (iv) Nurix will have no further obligations under the applicable Joint Research Plan or Research activities with respect to such Former Collaboration Degrader Target Set; (v) Seagen will have no further obligations under this Agreement to Research, Develop, Commercialize, Manufacture or otherwise Exploit such Former Collaboration Degrader Target Set or any Collaboration Degrader or Collaboration Degrader-Antibody Conjugate Directed To such Former Collaboration Degrader Target Set, and (vi) the applicable provisions of Section 14.3 (Reversion Licenses) and Section 19.3 (Effects of Expiration and Termination) shall apply to such Former Collaboration Degrader Target Set. “Former Collaboration Degrader Target Set” means any Degrader Target Set that:
(a)was a Collaboration Degrader Target Set with respect to which a Replacement Degrader Target Set has been named in accordance with Section 2.2.3 (Collaboration Degrader Target Set Replacement Right);
(b)was a Collaboration Degrader Target Set with respect to which the Degrader License Option Period expired without Seagen exercising the applicable Degrader License Option in accordance with Section 5.2 (Degrader License Option Exercise); or
(c)was a Collaboration Degrader Target Set with respect to which Seagen had not exercised the applicable Degrader License Option as of the effective date of the termination of this Agreement (in its entirety or with respect to such Collaboration Degrader Target Set): (i) by Seagen, in accordance with Section 19.2.2 (Termination at Will) or Section 19.2.3 (Termination for Outside Date); or (ii) by Nurix, in accordance with Section 19.2.1 (Termination for Material Breach), Section 19.2.3 (Termination for Outside Date), or Section 19.2.4 (Termination for Bankruptcy);
provided, that no Degrader Target Set that includes any one (1) or more Collaboration Degrader Target(s), Licensed Degrader Target(s) or Degrader Targets in a Reserved Degrader Target Set is a Former Collaboration Degrader Target Set hereunder.
1.9Former Licensed Degrader Target Sets. If, after the occurrence of the Degrader License Effective Date that results from Seagen’s exercise (including any Deemed Exercise) of the Degrader License Option for a Collaboration Degrader Target Set as further described in Section 5.2 (Degrader License Option Exercise), such Licensed Degrader Target Set becomes a Former Licensed Degrader Target Set, then (i) the license grant by Nurix to Seagen as further described in Section 14.2 (Licensed Degrader License) with respect to such Former Licensed Degrader Target Set and each Subset thereof shall immediately terminate, (ii) Nurix’s exclusivity obligations described in Section 14.9.3 (Licensed Degrader Target Set Exclusivity) and Section 14.9.4 ([*] Licensed Degrader Target Set Exclusivity) shall no longer apply to such Former Licensed Degrader Target Set; (iii) Seagen will have no further obligations under this Agreement, including Section 6.1.2 (Development Diligence) and Section 9.2 (Commercialization Diligence), to Research, Develop, Commercialize, Manufacture or otherwise Exploit such Former Licensed Degrader Target Set or Licensed Products Directed To such Former Licensed Degrader Target Set, and (iv) the applicable provisions of Section 14.3 (Reversion Licenses) and Section 19.3 (Effects of Expiration and Termination) shall apply to such Former Licensed Degrader Target Set. “Former Licensed Degrader Target Set” means any Licensed Degrader Target Set with respect to which the corresponding Degrader License to Seagen has been terminated (including any termination of this Agreement in its entirety or with respect to such Licensed Degrader Target Set): (i) by Seagen, in accordance with Section 19.2.2 (Termination at Will); or (ii) by Nurix, in accordance with Section 19.2.1 (Termination for Material Breach) or Section 19.2.4 (Termination for Bankruptcy); provided, that no Degrader Target Set that includes any one (1) or more Collaboration Degrader Target(s), Licensed Degrader Target(s) or Degrader Targets in a Reserved Degrader Target Set is a Former Licensed Degrader Target Set hereunder.
ARTICLE 3
GATEKEEPING
1.1Proposed Degrader Target Sets.
1.1.1Proposed Degrader Target Set Notice. In the event that Seagen wishes to nominate a Degrader Target Set (a “Proposed Degrader Target Set”) to be (a) a Reserved Degrader Target Set under Section 2.3 (Reserved Degrader Target Sets), (b) the [*] in accordance with Section 2.2.2 ([*]), or (c) the Replacement Degrader Target Set substituting a Collaboration Degrader Target Set under Section 2.2.3 (Collaboration Degrader Target Set Replacement Right), then, in each case (clauses (a)-(c)), Seagen shall provide email notice to Nurix’s Alliance Manager of the identity of such Proposed Degrader Target Set and which of the Seagen rights described in clauses (a)-(c) above Seagen is exercising (each such notice, a “Proposed Degrader Target Set Notice”); provided, that unless such Proposed Degrader Target Set is a Reserved Degrader Target Set as of the date of the Proposed Degrader Target Set Notice, Seagen shall first undertake the Gatekeeper process described in Section 3.2 (Gatekeeping) for each Degrader Target in such Proposed Degrader Target Set prior to providing such Proposed Degrader Target Set Notice. For clarity, each Proposed Degrader Target Set shall contain no more than [*] Degrader Targets unless the Parties otherwise mutually agree in writing as further described in Section 1.71 (“Degrader Target Set”).
1.1.2Exercise of Seagen Rights.
(a)Reserved Degrader Target Sets. If, at the time of delivery of such Proposed Degrader Target Set Notice to Nurix’s Alliance Manager, the Proposed Degrader Target Set is a Reserved Degrader Target Set, then Seagen will be deemed to have exercised its applicable right described in clauses (a)-(c) of Section 3.1.1 (Proposed Degrader Target Set Notice), as set forth in the applicable Proposed Degrader Target Set Notice, with respect to such Proposed Degrader Target Set upon delivery of such Proposed Degrader Target Set Notice.
(b)Other Proposed Degrader Target Sets. For any Proposed Degrader Target Set for which Seagen wishes to exercise the applicable rights described in Section 3.1.1 (Proposed Degrader Target Set Notice) that is not a Reserved Degrader Target Set, Seagen may, after Seagen receives the applicable Gatekeeper Availability

Notice pursuant to Section 3.2.2 (Gatekeeper Responsibilities) stating that all Degrader Target(s) contained in such Degrader Target Set are Available Degrader Targets, provide to Nurix’s Alliance Manager a Proposed Degrader Target Set Notice identifying the relevant Proposed Degrader Target Set comprising solely such Available Degrader Target(s) (as indicated by the Gatekeeper Availability Notice). If, at the time of delivery of such Proposed Degrader Target Set Notice to Nurix’s Alliance Manager, the Proposed Degrader Target Set is an Available Degrader Target Set, then Seagen will be deemed to have exercised its applicable right described in clauses (a)-(c) of Section 3.1.1 (Proposed Degrader Target Set Notice), as set forth in the applicable Proposed Degrader Target Set Notice, with respect to such Proposed Degrader Target Set upon delivery of such Proposed Degrader Target Set Notice.
1.1.3Unavailable Targets. If, at the time of delivery of such Proposed Degrader Target Set Notice to Nurix’s Alliance Manager, any Degrader Target in such Proposed Degrader Target Set is not an Available Degrader Target, then Seagen shall not have the right to exercise its applicable right described in clauses (a)-(c) of Section 3.1.1 (Proposed Degrader Target Set Notice) with respect to such Proposed Degrader Target Set.
1.2Gatekeeping.
1.1.1Appointment of Gatekeeper. During the Joint Research Term applicable to any Collaboration Degrader Target Set and until expiration of the Collaboration Degrader Target Set Replacement Term of all applicable Collaboration Degrader Target Sets, there shall be a gatekeeper that has been mutually agreed to and appointed by the Parties to perform the responsibilities set forth in Section 3.2.2 (Gatekeeper Responsibilities) (“Gatekeeper”). The Gatekeeper may be changed from time to time during the Joint Research Term upon either Party’s request and mutual written agreement of the Parties; provided, that the initial Gatekeeper as of the Effective Date shall be [*].
1.1.2Gatekeeper Responsibilities. At any time during the Joint Research Term applicable to any Collaboration Degrader Target Set and until expiration of the Collaboration Degrader Target Set Replacement Term of all applicable Collaboration Degrader Target Sets, and subject to this Section 3.2.2 (Gatekeeper Responsibilities), Seagen shall have the right to notify the Gatekeeper in writing of Degrader Targets that Seagen desires to have reviewed against a list of Excluded Degrader Targets then in effect that shall be maintained by Nurix and made available to the Gatekeeper to determine if such desired Degrader Targets are Available Degrader Targets (such desired Degrader Targets, “Seagen Desired Degrader Targets,” and such notice, a “Degrader Target Screening Notice”) which Degrader Target Screening Notice shall be in form and substance reasonably acceptable to both Parties, including with respect to customary and reasonable confidentiality and non-use obligations. Promptly (but no later than [*] Business Days) after receiving a Degrader Target Screening Notice, the Gatekeeper shall review and compare the Seagen Desired Degrader Targets listed in the Degrader Target Screening Notice against the list of Excluded Degrader Targets then in effect, and shall notify Seagen in writing, no later than [*] Business Days after delivery of the applicable Degrader Target Screening Notice, which, if any, of the Seagen Desired Degrader Targets are Available Degrader Targets (the “Gatekeeper Availability Notice”). The Gatekeeper shall not disclose to any Person (including any employee, agent or representative of Nurix or its Affiliates) other than Seagen the identity of, or any other information with respect to, the Seagen Desired Degrader Targets, including that Seagen has submitted a Degrader Target Screening Notice with respect to any Seagen Desired Degrader Target(s). The Parties acknowledge that the Gatekeeper may be an employee of Nurix and the disclosure by Seagen to such Gatekeeper of the Seagen Desired Degrader Targets shall not be considered a disclosure to Nurix or any Nurix Affiliate under this Section 3.2.2 (Gatekeeper Responsibilities), and further, such Gatekeeper shall at all times be bound by the confidentiality, non-disclosure and non-use obligations hereunder (including this

Section 3.2.2 (Gatekeeper Responsibilities)) and in any Degrader Target Screening Notice. For clarity, the Seagen Desired Degrader Targets do not become Collaboration Degrader Targets until the requirements of Section 3.1 (Proposed Degrader Target Sets) are met. Seagen shall have the right to deliver to the Gatekeeper up to a maximum of [*] Degrader Target Screening Notices per Calendar Quarter, with a maximum of [*] Seagen Desired Degrader Targets described in all Degrader Target Screening Notices for each such Calendar Quarter.
ARTICLE 4
RESEARCH
1.1Joint Research Plans. The initial Joint Research Plan for each of the Initial Degrader Target Sets are attached hereto as [*], respectively (each an “Initial Joint Research Plan”). Within [*] following receipt by Nurix’s Alliance Manager of a [*] Notice in accordance with Section 2.2.2 ([*]) or Seagen’s exercise of its Collaboration Degrader Target Set Replacement Right in accordance with Section 2.2.3 (Collaboration Degrader Target Set Replacement Right), as applicable, Seagen shall prepare, and shall submit to the JRC for review, an initial draft Joint Research Plan for the applicable [*] or Replacement Degrader Target Set, which initial draft shall be substantially consistent with the Joint Research Plans for the Initial Degrader Target Sets. Without limiting the foregoing or Section 1.147 (“Joint Research Plan”), each Joint Research Plan shall (a) set forth in reasonable detail the Research activities to be undertaken by each Party with respect to the applicable Collaboration Degrader Target Set; (b) provide for Seagen’s ability to perform internal research with respect to the applicable Collaboration Degrader Target Set and applicable Collaboration Degraders; and (c) provide that Nurix shall use Commercially Reasonable Efforts to identify and deliver [*] Collaboration Degraders that (i) selectively bind and degrade all of the Degrader Target(s) in the applicable Collaboration Degrader Target Set, and (ii) meet the applicable Collaboration Degrader Criteria. The JRC will have [*] days to review and approve such draft of the Joint Research Plan, upon completion of which the Joint Research Plan will become effective; provided, that Nurix shall not unreasonably withhold, condition or delay its consent to such draft. For the avoidance of doubt, Nurix (A) exercising its rights under Section 10.6.2(b) or (B) withholding its consent with respect to a proposed Joint Research Plan amendment proposed by Seagen requiring Nurix to create, modify or optimize any Degrader to be orally available, in each case (clause (A) and (B)), shall not be deemed unreasonable hereunder. From time to time (at least on an annual basis), the JRC will discuss, prepare and approve amendments, as appropriate, to each then-current Joint Research Plan, including with respect to the removal of any Removed Degrader Targets (as further described in Section 2.5.1 (Amendment of Joint Research Plan)) and with respect to the addition of Available Degrader Targets to a Collaboration Degrader Target Set (as further described in Section 2.4 (Addition of Degrader Targets)). Subject to Section 10.6 (Committee Decisions), each amended Joint Research Plan will become effective and supersede the previous Joint Research Plan as of the date of approval by the JRC.
1.2Joint Research Activities. Subject to the terms and conditions herein, during each applicable Joint Research Term, on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, (a) the Parties will each use Commercially Reasonable Efforts to conduct the Research activities allocated to such Party in the applicable Joint Research Plan, and (b) without limiting the foregoing, Nurix will use Commercially Reasonable Efforts to (i) identify, synthesize, and characterize and deliver to Seagen Degraders that selectively bind and degrade one (1) or more of the Degrader Target(s) in the applicable Collaboration Degrader Target Set (including by conducting one (1) or more DEL Screens with respect to such Collaboration Degrader Target Set; provided, that if Nurix conducts any such DEL Screen(s) without Seagen’s prior written request, Nurix shall provide written notice to Seagen through the JRC that such DEL Screen(s) have been conducted, which notice shall summarize the results of such DEL Screen(s) in reasonable detail), (ii) optimize one (1) or more of the Degraders identified or synthesized through clause (i) above to cause pharmacologically relevant activity as a result of degrading one (1) or more of the Degrader Target(s) in such Collaboration Degrader Target Set, for the purpose of creating Collaboration Degraders that are Directed To such Collaboration Degrader Target Set; and (iii) work with Seagen to evaluate such Collaboration Degraders that are Directed To such Collaboration Degrader Target Set, including until they satisfy the applicable Collaboration Degrader Criteria, in each case (clauses (i)-(iii)), in accordance with the applicable Joint Research Plan (“Nurix Research”), and (c) once a Collaboration Degrader that is Directed To the applicable Collaboration Degrader Target Set satisfies the applicable Collaboration Degrader Criteria, Seagen will use Commercially Reasonable Efforts to (1) conjugate such Collaboration Degrader to one (1) or more Antibodies selected by Seagen, and (2) test whether the resulting Collaboration Degrader-Antibody Conjugates satisfy the applicable [*] Potency Benchmark, in each case, in accordance with the applicable Joint Research Plan (“Seagen Research”). For clarity, evaluation and optimization of a Collaboration Degrader may, in accordance with the applicable Joint Research Plan, continue after such Collaboration Degrader has satisfied the applicable Collaboration Degrader Criteria. Each Research Program will be subject to the oversight of the JRC. The foregoing activities, along with any other activities conducted under a Joint Research Plan, will be the “Joint Research.” Notwithstanding anything to the contrary in this Agreement, upon expiration of the Joint Research Term applicable to a Collaboration Degrader Target Set, Nurix shall have no further obligation to conduct any Research activities with respect to such Collaboration Degrader Target Set or its Collaboration Degraders.
1.3Joint Research Term Extension. Prior to the expiration of the applicable Joint Research Term, on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, upon written notice by Seagen to Nurix, Seagen may extend such Joint Research Term for [*] (a “Joint Research Term Extension”); provided, that (a) Seagen pays the Joint Research Term Extension Fee for each such Joint Research Term Extension in accordance with Section 13.2 (Joint Research Term Extension Fee), and (b) except as the Parties may otherwise mutually agree in writing, under no circumstances will the Joint Research Term with respect to any Collaboration Degrader Target Set, including [*] or any Replacement Degrader Target Set, as applicable, extend beyond the date that is [*] after the Effective Date.
1.4Seagen Research Activities. On a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, Seagen may continue to conduct the Seagen Research activities after the expiration of the applicable Joint Research Term and during the Degrader License Option Period (including as extended in accordance with Section 5.3 (Degrader License Option Period Extension)) (each a “Seagen Research Term”) and, following the Degrader License Effective Date that occurs with respect to Seagen’s exercise of the Degrader License Option in accordance with Section 5.2 (Degrader License Option Exercise), during the remaining Term of this Agreement. Seagen shall provide Nurix with updates regarding Seagen Research activities conducted by Seagen during the Seagen Research Term via the JSC and JRC as described in Section 10.1 (Joint Steering Committee) and Section 10.2 (Joint Research Committee). For clarity, notwithstanding that Nurix shall not have any obligation to perform any Research activities with respect to any Collaboration Degrader Target Set after the expiration of the Joint Research Term of such Collaboration Degrader Target Set, Nurix, at its sole discretion, may conduct certain Research activities to support Seagen Research activities during the Seagen Research Term.
1.5Additional Conjugation Candidates. On a Licensed Degrader Target Set-by-Licensed Degrader Target Set basis, Seagen may, after the applicable Degrader License Effective Date, request to obtain the right from Nurix to (a) conjugate the applicable Licensed Degrader to one (1) or more additional non-Antibody compound(s) that selectively binds any cell-surface protein and causes pharmacologically relevant activity as a result of such binding (such compound, an “Additional Conjugation Candidate”), and to (b) further Research, Develop, Manufacture, Commercialize or otherwise Exploit any such resulting Licensed Degrader-Additional Conjugation Candidate molecule in the Field in the Territory. Seagen shall provide a written notice to Nurix describing in reasonable detail any such Additional Conjugation Candidate and the cell-surface protein(s) to which such Additional Conjugation Candidate(s) are directed to. If, as of the delivery of such written notice to Nurix, such cell-surface protein(s) are neither [*], nor [*], then the Parties shall promptly execute an amendment to this Agreement in form and substance negotiated in good faith and reasonably acceptable to both Parties which allows Seagen to obtain the rights described in clauses (a) and (b) above.
1.6Seagen-Provided Property. Seagen will provide Nurix with (a) the Seagen Materials set forth in the applicable Joint Research Plan, and (b) any additional Seagen Materials to the extent necessary or reasonably useful for Nurix to conduct the Research activities assigned to Nurix under such Joint Research Plan, in each case ((a) and (b)), at Seagen’s sole expense. Prior to Seagen initially transferring any Seagen Materials to Nurix, the Parties shall enter into a material transfer agreement in substantially the form attached hereto as Schedule 4.6 (a “Material Transfer Agreement”), which Material Transfer Agreement will include an exhibit setting forth a description in reasonable detail of such Seagen Materials to be provided and the purposes for which such Seagen Materials will be used. Nurix shall not use any Seagen Materials for any purposes except as otherwise permitted under the terms and conditions of this Agreement or the applicable Material Transfer Agreement. For clarity, upon any Collaboration Degrader Target Set or Licensed Degrader Target Set becoming a Former Collaboration Degrader Target Set or a Former Licensed Degrader Target Set, as applicable, Nurix shall, at Seagen’s reasonable request, either promptly destroy or return any remaining Seagen Materials provided by Seagen with respect to such Collaboration Degrader Target Set or Licensed Degrader Target Set (provided such Seagen Materials are not necessary or reasonably useful for Nurix’s activities under this Agreement with respect to any Degrader Target Set that remains a Collaboration Degrader Target Set or a Licensed Degrader Target Set).
1.7Nurix-Provided Property. Nurix will provide Seagen, on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis during the applicable Joint Research Term and Seagen Research Term, (a) any Nurix Materials solely to the extent set forth in the applicable Joint Research Plan, at no additional cost to Seagen, and (b) other than pursuant to the preceding clause (a), any additional Nurix Materials, upon Seagen’s reasonable written request and at Seagen’s expense. Prior to Nurix initially transferring any such Nurix Materials to Seagen, the Parties shall enter into a Material Transfer Agreement in substantially the form attached hereto as Schedule 4.6, which Material Transfer Agreement will include an exhibit setting forth a description in reasonable detail of such Nurix Materials to be provided and the purposes for which such Nurix Materials will be used. Seagen shall not use, and shall not permit any Affiliate of Seagen or any Sublicensee to use, any Nurix Materials for any purposes except as otherwise permitted under the terms and conditions of this Agreement or the applicable Material Transfer Agreement. For clarity, upon any Collaboration Degrader Target Set or Licensed Degrader Target Set becoming a Former Collaboration Degrader Target Set or a Former Licensed Degrader Target Set, as applicable, Seagen shall, at Nurix’s reasonable request, either promptly destroy or return any remaining Nurix Materials provided by Nurix with respect to such Collaboration Degrader Target Set or Licensed Degrader Target Set (provided such Nurix Materials are not necessary or reasonably useful for Seagen’s activities under this Agreement with respect to any Degrader Target Set that remains a Collaboration Degrader Target Set or a Licensed Degrader Target Set).
1.8Information Sharing.
1.1.1Initial Information Sharing. Promptly, and in any event within [*] following each of (i) the Effective Date (or, within [*] after establishing the JRC, if later), (ii) receipt by Nurix’s Alliance Manager of a [*] Notice in accordance with Section 2.2.2 ([*]), or (iii) Seagen’s exercise of a Collaboration Degrader Target Set Replacement Right in accordance with Section 2.2.3 (Collaboration Degrader Target Set Replacement Right), as applicable, each Party will provide or make available to the JRC all relevant data and information Controlled by such Party with respect to the applicable Collaboration Degrader Target Set (including with respect to any Collaboration Degraders then Controlled by Nurix that are Directed To [*] or more Collaboration Degrader Targets included in the applicable Collaboration Degrader Target Set).
1.1.2Ongoing Information Sharing. During the Joint Research Term and Seagen Research Term, at each meeting of the JRC or as otherwise agreed by the Parties, the JRC shall review written reports or presentations regarding each Party’s activities and Research Results (as applicable) with respect to the Joint Research and Seagen Research of respective Collaboration Degraders and Collaboration Degrader-Antibody Conjugates. Each report or presentation under this Section 4.8 (Information Sharing) will cover such activities and Research Results since the previous JRC meeting, including a summary of results, information, chemical structures, data with respect to such Collaboration Degraders and Collaboration Degrader-Antibody Conjugates, and, during the Seagen Research Term, if applicable, in accordance with Section 4.4 (Seagen Research Activities) and at Nurix’s sole discretion, any request by Seagen for Nurix Research support. Upon request by the JRC or by the other Party, a Party will provide the JRC with such other information and such additional access to records with respect to Collaboration Degraders and Collaboration Degrader-Antibody Conjugates as the JRC or such other Party may reasonably request for the conduct or evaluation of the respective Joint Research activities or Seagen Research activities, including the underlying information used to create the Research Results and other summaries provided by such Party, such as data listings, data sets and programs used for the analyses collected by a Party in the course of conducting its activities with respect to the respective Collaboration Degraders and Collaboration Degrader-Antibody Conjugates. Within [*] after the expiration of the Joint Research Term with respect to a Collaboration Degrader Target Set, Nurix shall provide Seagen with a report summarizing all available Research Results generated by or on behalf of Nurix with respect to Collaboration Degraders that are Directed To such Collaboration Degrader Target Set.
1.9Records Retention. On a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, each Party will retain, and cause its Affiliates and its and their permitted subcontractors to retain, all records, accounts, notes, reports, data and laboratory notebooks with respect to the Joint Research activities performed with respect to such Collaboration Degrader Target Set until the [*] anniversary of the expiration of the Joint Research Term for such Collaboration Degrader Target Set or such longer period as may be required by Applicable Law.
1.10Research Costs. As between the Parties, [*]. For clarity, as between the Parties, Seagen shall [*].
ARTICLE 5
DEGRADER LICENSE OPTION
1.1Degrader License Option. Subject to the terms and conditions of this Agreement, including the provisions of this Article 5 (Degrader License Option), Nurix hereby grants to Seagen an exclusive option, exercisable by Seagen on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, in Seagen’s sole discretion at any time during the applicable Degrader License Option Period, to obtain the exclusive license described in Section 14.2 (Licensed Degrader License) (each, a “Degrader License Option”).
1.2Degrader License Option Exercise. Seagen may exercise each Degrader License Option (each, a “Degrader License Option Exercise”) at any point during the applicable Degrader License Option Period by providing written notice thereof (each, a “Degrader License Option Exercise Notice”) to Nurix, which notice will (a) identify the Collaboration Degrader Target Set that is the subject of such Degrader License Option Exercise, as further described in Section 2.6 (Licensed Degrader Target Sets), and (b) include Seagen’s determination as to whether any filings, notices, applications or other submissions under Antitrust Law are necessary or advisable in connection with such Degrader License Option Exercise (each such filing, notice, application or other submission, an “Antitrust Filing”) as further described in this Section 5.2 (Degrader License Option Exercise). Notwithstanding the foregoing, upon achievement of [*], a Degrader License Option Exercise shall be deemed to have occurred with respect to such Collaboration Degrader Target Set (“Deemed Exercise”). Notwithstanding anything to the contrary in this Agreement, there will in no event be more than [*] Licensed Degrader Target Sets in total under this Agreement at any time.
1.3Degrader License Option Period Extension. On a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, prior to the expiration of the applicable Degrader License Option Period for such Collaboration Degrader Target Set and on [*] with respect to such Degrader License Option Period, Seagen may extend such Degrader License Option Period for [*] upon delivery of written notice by Seagen to Nurix (each, a “Degrader License Option Period Extension”) and payment of the Degrader License Option Period Extension Fee for such Degrader License Option Period Extension in accordance with Section 13.5 (Degrader License Option Period Extension Fee).
1.4Antitrust Filings.
1.1.1Filings. As soon as reasonably practicable following the date on which Seagen provides a Degrader License Option Exercise Notice to Nurix in accordance with Section 5.2 (Degrader License Option Exercise) (the “Degrader License Exercise Date”) and in any event within [*] Business Days following the applicable Degrader License Exercise Date, if required, each of Nurix and Seagen will prepare and submit any Antitrust Filings, including any such required filings under the HSR Act and the rules promulgated thereunder, with respect to the relevant Degrader License Option Exercise. In connection with any such Antitrust Filings, the Parties will furnish promptly to the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”) and any other applicable Governmental Authority any additional information requested within their authority under the HSR Act or other Antitrust Law, use reasonable efforts to obtain antitrust clearance for the transactions contemplated hereunder as soon as practicable with respect to the applicable Degrader License Option Exercise and otherwise cooperate with each other in the governmental antitrust clearance process. Seagen will bear all fees in connection with any filings under this Section 5.4 (Antitrust Filings), and each Party will bear its respective attorneys’ fees and other expenses in connection therewith.
1.1.2Effectiveness. Following a Degrader License Option Exercise, Seagen’s rights and obligations hereunder in connection with such Degrader License Option Exercise (including the licenses to be granted in connection therewith) will not become effective unless and until: (a) the day on which the applicable waiting period provided by the HSR Act, if any, will have expired or been terminated and all other required antitrust clearances under Antitrust Law have been obtained (solely to the extent applicable in any antitrust filings), as determined by Seagen in accordance with Applicable Law; or (b) the day on which Seagen determines in accordance with Applicable Law that no Antitrust Filings are required under Antitrust Law and delivers written notice to Nurix of such determination (the earlier to occur of (a) or (b), with respect to such Degrader License Option Exercise, the “Degrader License Effective Date”).
1.1.3Outside Date. On a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, if (a) Seagen identifies any Antitrust Filings as being necessary or advisable in the applicable Degrader License Option Exercise Notice in accordance with Section 5.2 (Degrader License Option Exercise) and (b) the applicable Degrader License Effective Date does not occur on or before [*] after the applicable Degrader License Exercise Date (each, an “Outside Date”), then:

(a)Seagen may, in its sole discretion and upon written notice to Nurix delivered on or prior to the applicable Outside Date, extend the applicable Outside Date for such Degrader License Option Exercise by [*];
(b)if on such Outside Date (as extended under Section 5.4.3(a)) [*], either Party may terminate this Agreement with respect to such Collaboration Degrader Target Set by delivery of written notice to the other Party; and
(c)if on such Outside Date (as extended under Section 5.4.3(a)), or at any time following the applicable Degrader License Option Exercise Notice as determined by Seagen, any applicable clearances under Antitrust Laws have not been obtained in any country other than [*], upon Seagen’s written request to Nurix delivered on or prior to the applicable Outside Date (as may be extended under Section 5.4.3(a)), the Parties shall promptly amend this Agreement to exclude such country or countries from the definition of “Territory” with respect to the applicable Licensed Degrader Target Set and the Degrader License Effective Date shall occur, subject to such amended “Territory” definition, on the effective date of such amendment, provided, that if any such clearances under Antitrust Laws in any such country other than [*], are subsequently obtained during the Term, upon Seagen’s written request to Nurix the Parties shall promptly amend this Agreement to restore such country in the definition of “Territory” with respect to the applicable Licensed Degrader Target Set.
ARTICLE 6
DEVELOPMENT
1.1Development.
1.1.1Development Responsibility. Subject to the terms and conditions of this Agreement, Seagen will have the sole and exclusive right to Develop (and will solely and exclusively control, at its discretion, the Development of), itself or with or through its Affiliates, Sublicensees or other Third Parties, the respective Licensed Degrader and Licensed Degrader-Antibody Conjugate, including all Licensed Products, in the Field in the Territory. Subject to an applicable Profit-Share Product Agreement (if executed), all such Development will be at Seagen’s sole cost and expense.
1.1.2Development Diligence. Subject to the terms and conditions of this Agreement, on a Licensed Degrader Target Set-by-Licensed Degrader Target Set basis commencing upon the applicable Degrader License Effective Date, Seagen will, itself or with or through its Affiliates or Sublicensees or other Third Parties, use Commercially Reasonable Efforts to obtain Regulatory Approval of at least one (1) Licensed Product that is Directed To such Licensed Degrader Target Set for [*] Indications in each [*]. For clarity, such requirement may be satisfied by [*].
1.1.3Nurix Support. Nurix will, upon Seagen’s reasonable written request and at Seagen’s expense, reasonably assist Seagen with respect to the Development of (including obtaining and maintaining Regulatory Approval for) the Licensed Products. Seagen will reimburse Nurix for the costs of its support at the rate of [*].
1.1.4Development Updates. With respect to any Licensed Degrader Target Set, commencing upon [*] and continuing until [*], Seagen will submit to Nurix, [*], a [*] of Seagen’s material Development activities with respect to Licensed Products that are Directed To such Licensed Degrader Target Set that have been conducted since Seagen’s delivery of the applicable prior report, and any material Development activities that Seagen then [*]. The first such report shall be provided to Nurix within [*] days of [*] for such Licensed Product in or for the [*]. Upon Nurix’s reasonable written request, the Parties shall meet (including by teleconference) to discuss such report(s) and activities.
ARTICLE 7
REGULATORY
1.1Regulatory Matters.
1.1.1Responsibility. Subject to the terms and conditions of this Agreement, Seagen will have the sole right (and will solely control, at its discretion), itself or with or through its Affiliates, Sublicensees or other Third Parties, to: (a) prepare and submit to applicable Regulatory Authorities all Regulatory Materials, including MAAs and Clinical Trial applications, for the respective Licensed Products and (b) obtain and maintain all Regulatory Approvals for the respective Licensed Products.
1.1.2Communications with Regulatory Authorities. For clarity and without limiting Section 7.1.1 (Responsibility), Seagen will have the exclusive right to correspond or communicate with Regulatory Authorities regarding the respective Licensed Products. Unless required by Applicable Law, Nurix, its Affiliates and its permitted subcontractors will not correspond or communicate with Regulatory Authorities regarding any respective Licensed Product without first obtaining Seagen’s prior written consent. If Nurix, its Affiliates or its permitted subcontractors receive any correspondence or other communication from a Regulatory Authority regarding a Licensed Product, Nurix will provide Seagen with access to or copies of all such material written or electronic correspondence promptly after its receipt.
1.1.3Nurix Support. Nurix will support Seagen as may be reasonably requested in writing by Seagen from time to time in connection with Seagen’s preparation, submission to Regulatory Authorities and maintenance of Regulatory Materials for respective Licensed Products, including, upon Seagen’s reasonable written request, attending meetings with Regulatory Authorities regarding any respective Licensed Product. Seagen will reimburse Nurix for the costs of its support at the rate of [*].
1.2Regulatory Materials.
1.1.1Existing Regulatory Materials. Except to the extent notified otherwise in writing by Seagen, on a Licensed Product-by-Licensed Product basis, Nurix will assign and transfer (and hereby does assign and transfer as of the applicable Degrader License Effective Date), to Seagen (or its designee), no later than ten (10) Business Days after the applicable Degrader License Effective Date all Regulatory Materials (if any) for the applicable Licensed Degraders Controlled by or on behalf of Nurix or its Affiliates as of the applicable Degrader License Effective Date (the “Existing Regulatory Materials”), including by providing true, accurate and complete hard and electronic copies thereof to Seagen. From and after such assignment and transfer, Seagen (or its designee) will have the sole right, in its sole discretion, to file, maintain and hold title to all such Existing Regulatory Materials.
1.1.2New Regulatory Materials. All Regulatory Materials generated or arising from or in connection with activities under this Agreement with respect to Licensed Products after the Degrader License Effective Date for such Licensed Product will be owned by and held in the name of Seagen or its designee, and, except for Existing Regulatory Materials (which are addressed in Section 7.2.1 (Existing Regulatory Materials)), any such Regulatory Materials issued in the name of Nurix, its Affiliates or contractors will, promptly following the applicable Degrader License Effective Date, be assigned by Nurix to Seagen or its designee to the extent permitted by Applicable Law or, in the event assignment is not permitted under Applicable Law, held in trust for, or for the sole benefit of, Seagen or its designee.

1.3Right of Reference; Access to Data. In the event of failure to transfer and assign any Regulatory Materials to Seagen or its designee, as required by Section 7.2.1 (Existing Regulatory Materials) or Section 7.2.2 (New Regulatory Materials), Seagen and its designees will have, and Nurix (on behalf of itself and its Affiliates) hereby grants to Seagen and its designees, access (as described in Section 7.2.1 (Existing Regulatory Materials) or Section 7.2.2 (New Regulatory Materials)) and a right of reference (without any further action required on the part of Nurix, its Affiliates or contractors, whose authorization to file this consent with any Regulatory Authority is hereby granted) to all Existing Regulatory Materials and Regulatory Materials described in Section 7.2.2 (New Regulatory Materials) and all data contained or referenced therein for Seagen and its designees to exercise its rights and perform its obligations under this Agreement with respect to the applicable Licensed Products. In all cases, Seagen and its designees will have access to all data contained or referenced in all such Regulatory Materials described in Section 7.2.1 (Existing Regulatory Materials) or Section 7.2.2 (New Regulatory Materials), and Nurix will ensure that Seagen and its designees are afforded such access by fulfilling its obligations thereunder.
ARTICLE 8
MANUFACTURING; PHARMACOVIGILANCE
1.1General. From and after the applicable Degrader License Effective Date, and subject to the terms and conditions of this Agreement, Seagen will have the sole right to Manufacture (and will solely control, at its discretion, the Manufacture of), itself or with or through its Affiliates, Sublicensees or other Third Parties, the respective Collaboration Degraders, Collaboration Degrader-Antibody Conjugates, and Licensed Products in the Field in the Territory. Subject to an applicable Profit-Share Product Agreement (if executed), all such Manufacturing will be at Seagen’s sole cost and expense. Nurix will keep Seagen informed regarding any relevant pharmacovigilance information Controlled by Nurix regarding other Degraders that include the same Proteasome Protein Binder as any Licensed Product to the extent necessary for Seagen and its Affiliates and Sublicensees to comply with Applicable Law. Without limiting the foregoing, the Parties shall negotiate in good faith and enter into a pharmacovigilance agreement or quality agreement if required by Applicable Law.
ARTICLE 9
COMMERCIALIZATION
1.1Commercialization Responsibility. Subject to the terms and conditions of this Agreement and the applicable Nurix Opt-In Agreements (if executed), Seagen will have the sole and exclusive right to Commercialize (and will solely and exclusively control, at its discretion, the Commercialization of), itself or with or through its Affiliates, Sublicensees or other Third Parties, the applicable Licensed Products in the Field in the Territory. Subject to the applicable Nurix Opt-In Agreements (if executed), all such Commercialization will be at Seagen’s sole cost and expense.
1.2Commercialization Diligence. For each Licensed Degrader Target Set, following the first Regulatory Approval of a Licensed Product that is Directed To such Licensed Degrader Target Set for the applicable country, Seagen will use Commercially Reasonable Efforts to Commercialize at least one (1) Licensed Product that is Directed To such Licensed Degrader Target Set for [*] Indications in each of the [*] countries. For clarity, such requirement may be satisfied by [*].

ARTICLE 10
GOVERNANCE
1.1Joint Steering Committee.
1.1.1JSC Membership. Promptly, and in any event within [*] days following the Effective Date, the Parties will establish a joint steering committee (the “JSC”) as a forum for communication between the Parties in connection with their activities under this Agreement, to resolve Disputes that are properly escalated to the JSC pursuant to this Article 10 (Governance) and, to the extent Nurix exercises its Profit-Share Option, to serve as a forum for communication regarding Development and U.S. Commercialization activities with respect to the relevant Profit-Share Product during the Term that are relevant to this Agreement or the relevant Nurix Opt-In Agreement(s). The JSC will comprise [*] employee representatives of Seagen and [*] employee representatives of Nurix (or such other equal number of representatives as the Parties may agree), and the Alliance Managers may also attend JSC meetings in a non-voting capacity. Subject to the foregoing, each Party will appoint its respective representatives to the JSC from time to time, and may change its representatives, in its sole discretion, effective upon notice to the other Party designating such change. The JSC shall have co-chairpersons (the “JSC Co-Chairs”), and each Party shall select from their representatives its respective JSC Co-Chair and may change its designated JSC Co-Chair in its sole discretion, effective upon notice to the other Party designating such change. The JSC Co-Chairs will be jointly responsible for calling meetings of the JSC, circulating agenda and performing administrative tasks required to assure efficient operation of the JSC. The JSC may from time to time establish one (1) or more committees, subcommittees, or other project teams or working groups (each, a “Subcommittee”) to perform certain duties and exercise certain powers of the JSC as expressly set forth in this Agreement or delegated by the JSC to such Subcommittee (e.g., in the event Nurix exercises a Profit-Share Option, one (1) or more Subcommittees to oversee and coordinate the Parties’ co-promotion activities and the sharing of profit/loss and development costs with respect to the applicable Profit-Share Product). The JSC and any Subcommittee, including the JRC, and each Joint Research Team, are each referred to herein as a “Committee.”
1.1.2JSC Meetings. The JSC will meet [*] or as otherwise mutually agreed by the Parties (provided, that following dissolution of the JRC, the JSC shall not meet unless (i) there is a Profit-Share Product, or (ii) to resolve a Dispute properly referred to the JSC for resolution by the Joint Patent Committee in accordance with Section 10.6.4 (JPC Decisions)). The location for in-person meetings will alternate between Nurix and Seagen facilities (or such other location as is determined by the JSC). Alternatively, the JSC may meet by means of teleconference, videoconference or other similar means. As appropriate, additional employees or consultants of each Party may from time to time attend the JSC meetings as nonvoting observers; provided, that any such consultant will agree in writing to comply with confidentiality and non-use obligations substantially similar to those under this Agreement; and provided, further, that no Third Party personnel may attend unless otherwise agreed by both Parties and such Third Party is bound by confidentiality and non-use obligations substantially similar to those under this Agreement. Each Party will bear its own expenses related to the attendance of the JSC meetings by its representatives. Each Party may also call for special meetings to resolve particular matters requested by such Party upon at least [*] Business Days’ prior written notice to the other Party. Each Party’s respective JSC Co-Chair or their designee will alternate responsibility for preparing reasonably detailed written minutes of each JSC meeting to record all decisions made, action items assigned or completed and other appropriate matters. The JSC Co-Chairs or their respective designees will send meeting minutes to all members of the JSC for review promptly after each meeting. Each member will have [*] Business Days from receipt to comment on and to approve or provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify the applicable JSC Co-Chair in writing that they do not approve the minutes, the minutes will be deemed to have been approved by such member. Each Party’s JSC Co-Chair may designate another staff member of such Party, which could be the Alliance Manager, to coordinate administrative work for the JSC, including sending the written notice of holding JSC meetings, creating the draft of minutes or distributing the minutes.
1.1.3JSC Functions. The JSC’s responsibilities are as follows:
(a)Serving as a forum for communication between the Parties regarding the performance of the Research Programs hereunder, as necessary;
(b)If Nurix has exercised a Profit-Share Option, serving as a forum for communication regarding Development and U.S. Commercialization activities with respect to the relevant Profit-Share Product during the Term that are relevant to this Agreement or the relevant Nurix Opt-In Agreement(s);
(c)Resolving matters properly escalated to it by any other Committee that are within the scope of responsibilities of the JSC, or delegated to such other Committee by the JSC, or otherwise pursuant to this Agreement; and
(d)Fulfilling such other responsibilities as may be allocated to the JSC under this Agreement or by mutual written agreement of the Parties.
1.1.4JSC Dissolution. The JSC shall automatically dissolve and have no further responsibilities or authority after the expiration of the Term.
1.2Joint Research Committee.
1.1.1JRC Membership. Promptly, and in any event within [*] days following the Effective Date, the Parties will establish a joint research committee (the “JRC”) to oversee and coordinate the activities of the Parties under this Agreement with respect to the Research Programs. The JRC will be comprised of [*] employee representatives of Seagen and [*] employee representatives of Nurix (or such other equal number of representatives as the JSC or JRC may determine) that have appropriate expertise, credentials and authority for the tasks to be undertaken by the JRC, and the Alliance Managers will also attend JRC meetings in a non-voting capacity. Subject to the foregoing, each Party will appoint its respective representatives to the JRC from time to time, and may change its representatives, in its sole discretion, effective upon written notice to the other Party designating such change. Representatives from each Party will have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with the Research activities under the Joint Research Plans.
1.1.2JRC Co-Chairs. The JRC shall have co-chairpersons (the “JRC Co-Chairs”). The JRC Co-Chairs will be responsible for calling meetings of the JRC, circulating agenda and performing administrative tasks required to assure efficient operation of the JRC. Each Party’s respective JRC Co-Chair or their designee will alternate responsibility for preparing reasonably detailed written minutes of each JRC meeting to record all decisions made, action items assigned or completed and other appropriate matters. The applicable JRC Co-Chair will send meeting minutes to all members of the JRC promptly after a meeting for review. Each member will have [*] Business Days from receipt in which to comment on and to approve or provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify the applicable JRC Co-Chair in writing that they do not approve of the minutes, the minutes will be deemed to have been approved by such member. Each Party’s JRC Co-Chair may designate another staff member of such Party, which could be the Alliance Manager, to coordinate administrative work for the JRC, including sending the written notice of holding JRC meetings, creating the draft of minutes or distributing the minutes.
1.1.3JRC Meetings. The JRC will meet by mutual written agreement of the Parties no less frequently than once every [*] months. The location for in-person meetings will alternate between Nurix and Seagen facilities (or such other location as is determined by the JRC). Alternatively, the JRC may meet by means of teleconference, videoconference or other similar means. Each Party may also call for special meetings to discuss particular matters requested by such Party upon at least [*] Business Days’ prior written notice to the other Party.
1.1.4Other Members; Expenses. As appropriate, additional employees or consultants of each Party may from time to time attend the JRC meetings as nonvoting observers; provided, that any such consultant will agree in writing to comply with confidentiality and non-use obligations substantially similar to those under this Agreement; and provided, further, that no Third Party personnel may attend unless otherwise agreed by both Parties and such Third Party is bound by confidentiality and non-use obligations substantially similar to those under this Agreement. Each Party will bear its own expenses related to the attendance of the JRC meetings by its representatives.
1.1.5JRC Functions. The purpose of the JRC will be to oversee and coordinate the conduct of the Research Programs. The JRC’s specific responsibilities are as follows:
(a)Overseeing and coordinating the activities of each Party (including those of any of its Affiliates and Third Parties acting under its authority) under each Research Program, including the performance of Research activities under this Agreement, including as set forth in the applicable Joint Research Plan;
(b)Preparing and approving the Joint Research Plan for the [*] or any Replacement Degrader Target Set;
(c)Receiving and reviewing Research Results;
(d)Determining that a Collaboration Degrader meets (or does not meet) the applicable Collaboration Degrader Criteria;
(e)Determining whether to remove any Degrader Target(s) from a Collaboration Degrader Target Set;
(f)Approving any proposed amendment to any Joint Research Plan;
(g)Fulfilling such other responsibilities as may be allocated to the JRC under this Agreement, by the JSC or by mutual written agreement of the Parties.
1.1.6JRC Dissolution. The JRC shall automatically dissolve and have no further responsibilities or authority after the expiration of the last-to-expire Seagen Research Term.
1.3Joint Research Teams.
1.1.1Joint Research Team Membership. Promptly, and in any event within [*] days following the applicable Degrader Target Set Selection Date, the JRC shall establish a joint research team as a working group of the JRC for each Collaboration Degrader Target Set (each a “Joint Research Team”); provided, that with respect to the Initial Degrader Target Sets, the applicable Joint Research Teams shall be formed on the Effective Date and shall comprised of the individuals set forth on Schedule 10.3.1. Each Joint Research Team shall include appropriate representation of each Party (which representation need not be equal), and each member of a Joint Research Team shall have appropriate technical expertise, credentials, experience and authority for the relevant Collaboration Degrader Target Set and the tasks to be undertaken by such Joint Research Team. Subject to the foregoing, each Party will appoint its respective representatives to each Joint Research Team from time to time, and may change its representatives, in its sole discretion, effective upon written notice to the other Party designating such change; provided, that each Party shall designate [*] from such Party to each Joint Research Team.
1.1.2Functions; No Decision-Making Authority. Each Joint Research Team shall serve as a forum for communication between the Parties with respect to the applicable Collaboration Degrader Target Set and the relevant Joint Research Plan, and shall monitor the implementation of such Joint Research Plan hereunder. The Joint Research Teams shall endeavor to agree and operate by consensus with respect to any matter before the Joint Research Team; provided, that the Joint Research Teams shall not have any decision-making authority under this Agreement. In the event the representatives of the Parties on a Joint Research Team are not able to reach agreement on a matter properly before the Joint Research Team within [*] days, then the matter shall be reported to the Alliance Managers for escalation to the JRC.
1.1.3Joint Research Team Dissolution. Each Joint Research Team shall automatically dissolve and have no further responsibilities or authority upon the expiration of the Seagen Research Term for the relevant Collaboration Degrader Target Set applicable to such Joint Research Team.
1.4Joint Patent Committee. Promptly after the first JSC meeting, the Parties will form a Joint Patent Committee (the “Joint Patent Committee” or “JPC”). The Joint Patent Committee shall comprise an equal number of representatives from each Party. The Joint Patent Committee will be responsible for the coordination of the Parties’ efforts in accordance with the provisions set forth in Article 15 (Intellectual Property Matters).
1.5Alliance Manager. Within [*] Business Days following the Effective Date, each Party will appoint an individual to act as the alliance manager for such Party (each, an “Alliance Manager”). Each Alliance Manager will thereafter be permitted to attend meetings of each Committee as a nonvoting observer. The Alliance Managers will be the primary point of contact for the Parties regarding the activities under this Agreement and will help facilitate all such activities hereunder. At any given time, the Alliance Managers will be responsible for keeping a then-current list of (a) each Collaboration Degrader Target Set, including any addition or removal thereto, (b) progress under the respective Joint Research Plan, (c) Research Milestone Events that have been achieved, (d) Collaboration Degraders and Collaboration Degrader-Antibody Conjugates under each applicable Research Program, and (e) Licensed Degrader Target Sets, Licensed Degraders and Licensed Degrader-Antibody Conjugates. The Alliance Managers will also keep the JRC reasonably informed of any changes to the items identified in the immediately previous sentence.
1.6Committee Decisions.
1.1.1JRC Decisions. The JRC will endeavor to make decisions by consensus with each Party having, collectively, a single vote on any matter before the JRC irrespective of the number of representatives of such Party in attendance at a meeting of the JRC. In the absence of consensus with respect to a matter that remains unresolved, each Party shall have the right to refer such matter to the JSC for resolution in accordance with and subject to Section 10.6.2 (JSC Decisions) and Section 10.6.3 (Escalation of Certain JRC Disputes).

1.1.2JSC Decisions. Any decision by the JSC on any matter with respect to which it has authority must be made by consensus, with each Party having, collectively, a single vote on any such matter irrespective of the number of representatives of such Party in attendance at a meeting of the JSC; provided, that if, despite using reasonable efforts, the JSC cannot reach consensus on any such deadlocked matter within a period of [*] days (or such other period as the Parties may agree in writing) after it has met and attempted to reach such consensus, then either Party may, by written notice to the other Party, refer the deadlocked matter to the Executive Officers for resolution in the manner described in Section 20.6.2 (Dispute Escalation) (notwithstanding anything to the contrary contained in such Section); provided, however, that, if such Executive Officers do not reach agreement on such deadlocked matter within [*] days after such deadlocked matter is first referred to the Executive Officers, then, subject to Section 15.2.1(b), if applicable, on a Research Program-by-Research Program basis:
(a)Seagen will have final decision-making authority on the JSC with respect to any decision:
(i)     involving the occurrence of a Research Milestone Event;
(ii)     involving the day-to-day implementation of any Seagen Research activity that is set forth in a Joint Research Plan, including any amendments thereto;
(iii)     involving the clinical Development and Commercialization of a Licensed Product;
(iv)    primarily related to (A) the conjugation of a Collaboration Degrader to an Antibody, or (B) the advancement of a Collaboration Degrader-Antibody Conjugate to a subsequent stage of Research or Development (for clarity, the Collaboration Degrader Criteria may be used in connection with decisions as to whether to advance particular Collaboration Degraders that are Directed To such Collaboration Degrader Target Set); and
(v)     to amend a Joint Research Plan (including amending a Joint Research Plan to remove any Degrader Target from a Collaboration Degrader Target Set, as described in Section 2.5 (Removal of Collaboration Degrader Targets), and any corresponding activity intended to optimize a Collaboration Degrader to cause pharmacologically relevant activity as a result of binding or degradation of the applicable Degrader Target); provided, that such amendment does not (A) add any Degrader Target to the applicable Collaboration Degrader Target Set (without limiting Seagen’s rights under Article 2 (Degrader Target Sets) or Article 3 (Gatekeeping)), or (B) require Nurix to (1) take any action that would or would reasonably be expected to result in a violation of Applicable Law, (2) breach or terminate any agreement between Nurix and a Third Party, (3) hire or engage additional employees or agents outside the ordinary course of business, (4) purchase any capital equipment solely for use in connection with such Joint Research Plan outside the ordinary course of business, or (5) acquire or expand any interest in real property.
(b)Nurix, subject to its obligations to use Commercially Reasonable Efforts as described in Article 4 (Research), will have final decision-making authority on the JSC with respect to any decision primarily related to:

(i)    the allocation and use of Nurix resources in the performance of the Research activities assigned to Nurix under any Joint Research Plan;
(ii)    the day-to-day implementation of any Nurix Research activity that is set forth in the Joint Research Plan, including any amendments thereto;
(iii)    the design or synthesis of Collaboration Degraders; provided, that Nurix will not, and will not use its final decision-making authority herein to, unreasonably withhold, condition, or delay consent to any Seagen-requested change to the chemical composition of a Collaboration Degrader; provided, that (A) such Seagen-requested change is reasonable, (B) such Seagen-requested change would not cause Nurix to violate any exclusivity obligations owed to a Third Party, and (C) the resulting Collaboration Degrader would continue to be Directed To the applicable Collaboration Degrader Target Set; and
(iv)     the design and execution of Collaboration Degrader preclinical absorption, distribution, metabolism, and excretion (ADME) studies as contemplated by the applicable Joint Research Plan to be conducted by Nurix for the purposes of informing the activities in clause (ii) above; provided, that such design and execution are consistent with the applicable portions of such Joint Research Plan.
1.1.3Escalation of Certain JRC Disputes. Any decision by the JRC on any matter with respect to which it has express authority must be made by consensus, with each Party having, collectively, a single vote on any such matter irrespective of the number of representatives of such Party in attendance at a meeting of the JRC; provided, that if, despite using reasonable efforts, the JRC cannot reach consensus on any such deadlocked matter within a period of [*] days (or such other period as the Parties may agree in writing) after it has met and attempted to reach such consensus, then either Party may, by written notice to the other Party, refer the deadlocked matter to the JSC for resolution pursuant to Section 10.6.2 (JSC Decisions).
1.1.4JPC Decisions. Subject to Section 15.2.1(b), if applicable, in the event of a dispute or failure to reach unanimous agreement on any matter before the Joint Patent Committee, such dispute or failure to agree shall be submitted to the chief patent counsels of each Party for resolution, subject to the provisions of Article 15 (Intellectual Property Matters) that determine which Party has control and final decision-making authority with respect to certain matters related to the Prosecution and Maintenance and enforcement of Patents. Subject to Section 20.6.1 (Choice of Law) regarding Patent Disputes and Section 15.2.1(b), if applicable, any other such dispute or failure to agree not resolved by the chief patent counsels of the Parties may be referred to the JSC for resolution.
1.7Scope of Committee Authority. For clarity and notwithstanding the creation of any Committee, each Party will retain the rights, powers and discretion granted to it hereunder, and no Committee will be delegated or vested with such rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing (including any decision to be made at Party’s sole discretion hereunder). No Committee, nor a Party via exercise of its final decision-making authority will have the power to (a) subject to Seagen’s final decision-making authority in Section 10.6.2(a)(i), resolve any Dispute regarding the amount of any payment owed under this Agreement, (b) amend, waive or modify any term of this Agreement, (c) determine whether or not a Party has met its diligence or other obligations under this Agreement, or (d) determine whether or not a Party has final decision-making authority with respect to a matter, and no decision of any Committee or exercise by a Party of its final decision-making authority will be in contravention of any express terms or conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JRC are limited to those specific issues that are expressly provided in Section 10.2.5 (JRC Functions) of this Agreement and Disputes at the JRC which relate to subjects other than those expressly set forth in Section 10.2.5 (JRC Functions) will be handled according to Section 10.6.1 (JRC Decisions) and Section 20.6 (Choice of Law; Dispute Resolution; Jurisdiction), as applicable. Once a Committee is disbanded, such Committee will have no further obligations under this Agreement and, thereafter, each Party will designate a contact person for the exchange of information under this Agreement or such exchange of information will be made through the Alliance Managers. In the event a Committee is disbanded, any decisions that are designated under this Agreement as being subject to the review or approval of such Committee will be made by the Parties directly, subject to the other terms and conditions of this Agreement.
1.8Day-to-Day Responsibilities. Each Party will be responsible for day-to-day implementation and operations of the activities for which it has or is otherwise assigned responsibility under this Agreement; provided, that such implementation is not inconsistent with the express terms of this Agreement or the decisions of the JRC within the scope of its authority specified herein.
1.9No Services. The activities to be performed by the JRC and any Subcommittee shall solely relate to governance under this Agreement and are not intended to be or involve the delivery of services.
ARTICLE 11
U.S. PROFIT-SHARE OPTION
1.1U.S. Profit-Share Option. Subject to the terms set forth in this Article 11 (U.S. Profit-Share Option), Nurix will have two (2) options (each such option, a “Profit-Share Option”), each such Profit-Share Option exercisable with respect to one (1) Licensed Product (each such Licensed Product after Profit-Share Option exercise in accordance with this Article 11 (U.S. Profit-Share Option), including Section 11.2.3 (Profit-Share Products), a “Profit-Share Product”), to enter into the following agreements with Seagen or its Affiliate for each such Profit-Share Product: (a) a Profit-Share Product Co-Funding and Profit-Sharing Agreement providing for the sharing of the net profits and net losses of and Global Development Costs for such Profit-Share Product on a [*] basis ([*]) on the terms set forth in Schedule 11.1A (each such agreement, a “Profit-Share Product Agreement”), and (b) a Co-Promotion Agreement regarding the co-promotion of such Profit-Share Product in the U.S. on the terms set forth in Schedule 11.1B (each such agreement, a “Co-Promotion Agreement”). The Profit-Share Product Agreement and Co-Promotion Agreement for a particular Profit-Share Product, and any other agreement(s) entered into by the Parties or their Affiliates pursuant to such agreements, are referred to herein, together, as the “Nurix Opt-In Agreement(s).” Each of the Nurix Opt-In Agreements will contain the terms and conditions set forth in the respective Schedules referenced above for such Nurix Opt-In Agreement as well as other terms and conditions as are reasonable and customary for the applicable subject matter in the context of a similar arrangement between similarly situated biopharmaceutical or biotechnology companies involving a similar product, taking into account all relevant factors (including, for example, the experience of the Parties in Commercializing biopharmaceutical products and the relative roles of the Parties with respect to the promotion of and medical affairs related to the relevant Profit-Share Product). Such Nurix Opt-In Agreement terms shall be negotiated in good faith by the Parties promptly following exercise by Nurix of the applicable Profit-Share Option; provided, that the Parties shall use Commercially Reasonable Efforts to execute all Nurix Opt-In Agreements with respect to the applicable Profit-Share Product within [*] following Nurix’s delivery to Seagen of the Profit-Share Option Exercise Notice; provided, further, that if, at the end of such [*] period, the Parties are continuing to negotiate in good faith (i) with respect to the applicable Profit-Share Product Agreement, such period shall be extended to a date mutually agreed by the Parties to enable the Parties to finalize and execute such Profit-Share Product Agreement and (ii) with respect to the applicable Co-Promotion Agreement, such period shall be extended by [*] (it being agreed and acknowledged that in order for Nurix to exercise its co-promotion rights with respect to a Profit-Share Product, the Parties shall use Commercially Reasonable Efforts to mutually agree on a form of Co-Promotion Agreement as promptly as practicable and shall enter into the relevant Co-Promotion Agreement (A) if the Profit-Share Option Triggering Event was [*], and (B) for all other Profit-Share Option Triggering Events, at least [*] before the expected Commercial launch of the Profit-Share Product in the U.S.).
1.2Exercise of Profit-Share Option.
1.1.1Option Data Package. No later than [*] before the anticipated achievement by Seagen of a Profit-Share Option Triggering Event with respect to any Licensed Product, Seagen shall provide or make available to Nurix a data package for such Licensed Product including (a) to the extent available and in Seagen’s possession and Control (for clarity, without requiring Seagen to conduct any additional Research or Development activities): (i) [*], (ii) [*], and (iii) [*]; and (b) [*], in each case, for such Licensed Product (clauses (a) and (b), collectively, the “Option Data Package”); provided, that Seagen shall have no obligation to provide an Option Data Package to Nurix for a given Licensed Product and Nurix shall have no right to exercise its Profit-Share Option with respect to such Licensed Product, in each case, if Nurix has previously exercised two (2) Profit-Share Options and the Parties have entered into a Profit-Share Product Agreement for the Profit-Share Products that were the subject of such exercises. If the applicable Profit-Share Option Triggering Event has not occurred within [*] of Seagen’s delivery of the applicable Option Data Package or if the Profit-Share Option Triggering Event was [*], then Seagen shall, within [*] Business Days following the applicable Profit-Share Option Triggering Event, provide Nurix with a written summary of material updates to the information provided by Seagen for the applicable Option Data Package and provide or make available to Nurix updated copies of the documents and information described in clause (a) above, as applicable, including any [*] with respect to such Licensed Product to the extent applicable (such written summary and updates, the “Supplementary Option Data Package”). For the avoidance of doubt, Seagen may, upon notice to Nurix or through a Committee, update its anticipated date of obtaining Regulatory Approval and Commercial launch in the U.S. for a Licensed Product from time to time, and Seagen shall notify Nurix of its anticipated date of obtaining Regulatory Approval and Commercial launch in the U.S. for a Licensed Product from time to time upon Nurix’s reasonable request.
1.1.2Option Exercise. Seagen shall notify Nurix in writing promptly following the occurrence of a Profit-Share Option Triggering Event, which notice shall indicate the relevant event and date thereof. At any time during the applicable Profit-Share Option Exercise Period, Nurix may exercise one (1) of its Profit-Share Options with respect to the Licensed Product identified in such Option Data Package by providing a written notice to Seagen (such notice the “Profit-Share Option Exercise Notice”). For purposes of this Agreement, “Profit-Share Option Exercise Period” means, on a Licensed Product-by-Licensed Product basis, the period of time beginning on the occurrence of the Profit-Share Option Triggering Event for such Licensed Product, and ending on the later to occur of (a) [*] after delivery by Seagen of the Option Data Package for such Licensed Product, and (b) [*] after the later to occur of (i) delivery of written notice by Seagen to Nurix that the applicable the Profit-Share Option Triggering Event for such Licensed Product had occurred, and (ii) to the extent required under Section 11.2.1 (Option Data Package), delivery of the Supplementary Option Data Package.
1.1.3Profit-Share Products. If Nurix exercises a Profit-Share Option for a Licensed Product and Seagen does not veto such exercise to the extent permitted to do so and in accordance with Section 11.3 (U.S. Profit-Share Opt-In Veto), then: (a) upon execution of the applicable Profit-Share Product Agreement, such Licensed Product will be a Profit-Share Product; and (b) starting from such exercise and subject to Section 11.2.4 (Milestone Payments Related to the Profit-Share Triggering Events) and Section 11.4.2 (Opt-Out Date and Wind-Down), Nurix will forego the right to receive Development and Regulatory Milestone Payments for [*] Development and Regulatory Milestones Events achieved or deemed achieved by such Profit-Share Product (such Milestone Payments, the “Foregone Milestones”). For the avoidance of doubt, there shall be no more than two (2) Profit-Share Products under this Agreement.
1.1.4Milestone Payments Related to the Profit-Share Triggering Events.
(a)If (i) the Profit-Share Option Triggering Event is [*], (ii) Nurix exercises its Profit-Share Option in accordance with Section 11.2 (Exercise of Profit-Share Option), and (iii) Seagen does not veto such exercise pursuant to Section 11.3 (U.S. Profit-Share Opt-In Veto), then, in the case of (i), (ii) and (iii), notwithstanding anything to the contrary contained herein:
(A)     such Profit-Share Option Triggering Event shall constitute achievement of Development and Regulatory Milestone Event [*], and Seagen shall pay Nurix the Development and Regulatory Milestone Payment for Development and Regulatory Milestone Event [*] in accordance with Section 13.7 (Development and Regulatory Milestones) (e.g., if the applicable Licensed Product is the First Licensed Product (as defined in Section 13.7.2(b)), then Seagen shall pay Nurix [*];
(B)     in lieu of paying Development and Regulatory Milestone Payment [*] in accordance with Section 13.7 (Development and Regulatory Milestones), Seagen shall, upon achievement of Development and Regulatory Milestone Event [*], pay Nurix an amount equal to [*]; and
(C)    for clarity, in the event that the applicable Licensed Product is not the First Licensed Product (as defined in Section 13.7.2(b)), then the principles set forth above shall apply to the applicable payment amounts as adjusted subject to [*].
(b)If (i) the Profit-Share Option Triggering Event is [*], (ii) Nurix exercises its Profit-Share Option in accordance with Section 11.2 (Exercise of Profit-Share Option), and (iii) Seagen does not veto such exercise pursuant to Section 11.3 (U.S. Profit-Share Opt-In Veto), then, in the case of (i), (ii) and (iii), notwithstanding anything to the contrary contained herein, such Profit-Share Option Triggering Event shall constitute achievement of Development and Regulatory Milestone Event [*]; provided that, in lieu of paying Development and Regulatory Milestone Payment [*] in accordance with Section 13.7 (Development and Regulatory Milestones), Seagen shall pay Nurix an amount equal to [*]. For clarity, in the event that the applicable Licensed Product is not the First Licensed Product (as defined in Section 13.7.2(b)), then the principles set forth above shall apply to the applicable payment amounts as adjusted subject to [*].
(c)If (i) the Profit-Share Option Triggering Event is [*], (ii) Nurix exercises its Profit-Share Option in accordance with Section 11.2 (Exercise of Profit-Share Option), and (iii) Seagen does not veto such exercise pursuant to Section 11.3 (U.S. Profit-Share Opt-In Veto), then, in the case of (i), (ii) and (iii), notwithstanding anything to the contrary contained herein:

(A)     such Profit-Share Option Triggering Event shall constitute achievement of Development and Regulatory Milestone Event [*]; provided that, in lieu of paying Development and Regulatory Milestone Payment [*] in accordance with Section 13.7 (Development and Regulatory Milestones), Seagen shall pay Nurix an amount equal to [*];
(B)     such Profit-Share Option Triggering Event shall also constitute achievement of Development and Regulatory Milestone Event [*]; provided that, in lieu of paying Development and Regulatory Milestone Payment [*] in accordance with Section 13.7 (Development and Regulatory Milestones) upon [*], Seagen shall pay Nurix an amount equal to the Development and Regulatory Milestone Payment for Development and Regulatory Milestone Event [*]; and
(C)     for clarity, in the event that the applicable Licensed Product is not the First Licensed Product (as defined in Section 13.7.2(b)), then the principles set forth above shall apply to the applicable payment amounts as adjusted subject to [*].
(d)Notwithstanding anything to the contrary contained herein (including in Section 13.9.1 (Research, Development and Regulatory Milestones)), in the event that any Development and Regulatory Milestone Event is achieved or deemed to be achieved pursuant to this Section 11.2.4 (Milestone Payments Related to the Profit-Share Triggering Events), Seagen shall notify Nurix thereof within [*] after Seagen’s receipt of the applicable Profit-Share Option Exercise Notice and request an invoice from Nurix for the applicable Milestone Payment, and Seagen, subject to any good faith Dispute regarding the applicable Milestone Event or Milestone Payment, shall pay the applicable Milestone Payment within [*] after receipt of such invoice. In the event of any conflict or inconsistency between the notice and payment provisions of Article 13 (Financial Terms) and this Section 11.2.4 (Milestone Payments Related to the Profit-Share Triggering Events) with respect to any Milestone Event or Milestone Payment that is or could be subject to this Section 11.2.4 (Milestone Payments Related to the Profit-Share Triggering Events), the terms of this Section 11.2.4 (Milestone Payments Related to the Profit-Share Triggering Events) shall control, and the notice and payment provisions of Article 13 (Financial Terms) shall be tolled until it is determined whether the terms and conditions of this Section 11.2.4 (Milestone Payments Related to the Profit-Share Triggering Events) apply to any such Milestone Event or Milestone Payment.
(e)[*].
1.1.5Co-Promotion Criteria. Notwithstanding anything to the contrary contained in this Agreement, on a Profit-Share Product-by-Profit-Share Product basis, as soon as practicable following Nurix’s delivery to Seagen of a Profit-Share Option Exercise Notice, Nurix shall provide to Seagen (a) a plan (supported with reasonable documentation) to phase in and hire an adequate sales force and sufficient medical affairs personnel to support Nurix’s co-promotion activities with respect to the Profit-Share Product consistent with the applicable Option Data Package and Global Development Cost Estimated Budget (“Nurix Co-Promotion Plan”) which plan shall be delivered to Seagen (i) if the Profit-Share Option Triggering Event was [*], at [*], and (ii) for all other Profit-Share Option Triggering Events, at least [*], and (b) reasonable documentation that Nurix has or shall have the Nurix Resources in place as of the anticipated date of entry of the applicable Co-Promotion Agreement. If Nurix does not provide to Seagen the Nurix Co-Promotion Plan, or have in place the Nurix Resources, in each case as of the date when required to be provided or satisfied (as applicable) under this Section 11.2.5 (Co-Promotion Criteria), then Nurix shall not have the right and Seagen shall not have the obligation to enter into a Co-Promotion Agreement with respect to such Profit-Share Product. Any Dispute regarding Nurix’s satisfaction of the requirements of this Section 11.2.5 (Co-Promotion Criteria) shall be resolved pursuant to Section 20.6.2 (Dispute Escalation). For the avoidance of doubt, failure by Nurix to satisfy the co-promotion criteria contemplated by this Section 11.2.5 (Co-Promotion Criteria) or the absence of a Co-Promotion Agreement as contemplated hereby will have no impact on the rights and obligations of the Parties with respect to a Profit-Share Product Agreement with respect to such Profit-Share Product. For purposes of this Agreement, “Nurix Resources” means with respect to the Profit-Share Product, Nurix has as of such time [*] in cash or a bona fide financing plan to raise such amount in cash in the timeframe required by the Global Development Cost Estimated Budget for such Profit-Share Product.
1.3U.S. Profit-Share Opt-In Veto. Notwithstanding the foregoing in this Article 11 (U.S. Profit-Share Option), Seagen will have the right to veto Nurix’s exercise of a Profit-Share Option for a maximum of [*] Licensed Products by providing written notice to Nurix of Seagen’s veto within [*] Business Days after Seagen’s receipt of the applicable Profit-Share Option Exercise Notice; provided, that Seagen may [*]. If Seagen exercises a veto right, Nurix will be deemed not to have exercised the applicable Profit-Share Option.
1.4Nurix Opt-Out.
1.1.1Opt-Out Notice. Subject to the terms and conditions of this Agreement (including this Section 11.4 (Nurix Opt-Out)), on a Profit-Share Product-by-Profit-Share Product basis, Nurix shall have the right, exercisable in its sole discretion, to elect to opt-out of: (a) all of the Nurix Opt-In Agreements then in effect with respect to such Profit-Share Product and instead receive the royalty payments described in Section 13.10 (Royalties); or (b) if a Profit-Share Product Agreement has been executed and remains in effect, only the Co-Promotion Agreement with respect to such Profit-Share Product, in which case the terms and conditions of the Profit-Share Product Agreement and of this Agreement with respect to Profit-Share Products shall continue to apply, subject to any applicable terms of the relevant Nurix Opt-In Agreements. Nurix may exercise its right to opt-out under this Section 11.4.1 (Opt-Out Notice) by delivery to Seagen of written notice indicating such exercise and whether such exercise is under clause (a) or (b) of this Section 11.4.1 (Opt-Out Notice) (each such notice, a “Nurix Opt-Out Notice”); provided, however, that Nurix may not, without the prior written consent of Seagen, deliver a Nurix Opt-Out Notice under clause (a) or (b) prior to [*] anniversary of Nurix’s exercise of its Profit-Share Option. For clarity, following the Nurix Opt-Out Date with respect to all Nurix Opt-In Agreements for a Profit-Share Product, subject to this Section 11.4 (Nurix Opt-Out) and Section 13.7.2(b), each Licensed Product that prior to such Nurix Opt-Out Date was a Profit-Share Product will remain a Licensed Product and thereafter be eligible to receive the Milestone Payments achieved by such Licensed Product as further described in Section 11.4.2 (Opt-Out Date and Wind-Down), including the Sales Milestone Payments, and royalty payments for Net Sales of such Licensed Product for the remainder of the applicable Royalty Term as further described in Article 13 (Financial Terms).
1.1.2Opt-Out Date and Wind-Down. Subject to the terms of a relevant Nurix Opt-In Agreement, if applicable, any Nurix opt-out described in Section 11.4.1 (Opt-Out Notice) shall be effective upon the expiration of the first Calendar Quarter the last day of which is at least [*] after delivery of the relevant Nurix Opt-Out Notice (such date with respect to the applicable Nurix Opt-In Agreement(s), the “Nurix Opt-Out Date”). During the period between receipt by Seagen of a Nurix Opt-Out Notice and the relevant Nurix Opt-Out Date (such period the “Opt-Out Wind-Down Period”), the Parties shall cooperate to wind-down Nurix’s operational activities (if any) with respect to the applicable Profit-Share Product, as specified in further detail in the applicable Nurix Opt-In Agreement(s). Solely to the extent Nurix elected to opt-out of all of the Nurix Opt-In Agreements with respect to a Profit-Share Product, upon the relevant Nurix Opt-Out Date (a) the terms of the applicable Nurix Opt-In Agreements (including the Profit-Share Product Agreement) shall cease to apply to such Profit-Share Product, and (b) the applicable Profit-Share Product shall no longer be a Profit-Share Product hereunder, but, subject to Section 13.7.2(b), shall remain a Licensed Product, including for the purposes of Article 13 (Financial Terms) such as for any Development and Regulatory Milestone Event that occurs following the Nurix Opt-Out Date with respect to all applicable Nurix Opt-In Agreements; provided, that no Milestone Event shall be deemed to have been achieved pursuant to Section 13.7.2(e), and no Milestone Payment shall be payable in respect of any Milestone Event so deemed to have been achieved, as a result of the achievement of any Milestone Event by a former Profit-Share Product that occurs following the Opt-Out Wind-Down Period with respect to all applicable Nurix Opt-In Agreements for such Profit-Share Product. For clarity, (x) no Milestone Payment in respect of a Foregone Milestone shall be owed with respect to any Milestone Event that occurs following the applicable Profit-Share Option Exercise Notice and prior to the expiration of the relevant Opt-Out Wind-Down Period for all Nurix Opt-In Agreements with respect to the applicable Profit-Share Product, irrespective of whether the applicable Milestone Events are actually achieved or are deemed to be achieved, and (y) the achievement of a Milestone Event after the end of the relevant Opt-Out Wind-Down Period by any former Profit-Share Product shall be payable in accordance with Section 13.7 (Development and Regulatory Milestones).
1.1.3No Opt-Back-In. After the Nurix Opt-Out Date with respect to all applicable Nurix Opt-In Agreements, Seagen shall be responsible for all applicable costs and expenses associated with the Development and Commercialization of the Licensed Product and Nurix shall not have any option to buy back into any profit-share or any other rights.
ARTICLE 12
ASSISTANCE; TRANSITION; UPSTREAM LICENSE AGREEMENTS
1.1Assistance. Subject to the costs provisions of Section 12.2 (Know-How Transfer), Nurix will, and will cause its Affiliates to, cooperate with Seagen and its designees and provide assistance to Seagen and its designees with respect to Seagen’s and its designees’ Research, Development, Manufacture and Commercialization of each applicable Licensed Product after the occurrence of a Degrader License Effective Date for a Collaboration Degrader Target Set, as and to the extent reasonably requested in writing by Seagen, including by: (a) providing Seagen and its designees assistance with respect to Research, Development, regulatory and Manufacturing transition matters related to such Licensed Products; and (b) providing Seagen and its designees with reasonable access by teleconference or in-person (as requested by Seagen) to Nurix personnel (and personnel of its Affiliates and Third Party contractors) involved in Research, Development, regulatory or Manufacturing matters related to such Licensed Products to assist with the transition and answer questions related to such Licensed Products.
1.2Know-How Transfer. Without limiting the provisions of Section 12.1 (Assistance), as soon as reasonably practicable following the occurrence of the applicable Degrader License Effective Date, and thereafter during the Term as may be reasonably requested in writing by Seagen from time to time, Nurix will disclose to Seagen and its designees in English, including by providing hard and electronic copies thereof: all data, information, regulatory filings, assets, DNA, protein sequences, constructs, synthesis routes and cell lines, and materials included therein and any other physical embodiments thereof, in each case, relating to such Licensed Products or the Research Program, as applicable. Nurix will bear all costs of the first [*] of such assistance per Collaboration Degrader Target Set under this Agreement (including under Section 12.1 (Assistance)); thereafter, Seagen will reimburse Nurix for all reasonable costs actually incurred in connection with its assistance at the rate of [*]. At Seagen’s reasonable request (which shall be no more frequently than once per Calendar Quarter), Nurix shall provide Seagen an estimated budget for such assistance so requested by Seagen. Such assistance shall be tracked by Nurix using its standard practice and methodologies and upon reasonable written request from Seagen, Nurix shall provide Seagen with a written summary sufficient for Seagen to verify the hours of assistance or costs incurred, as applicable.
1.3Upstream License Agreements. Other than with respect to Change of Control transactions (as further described in Section 20.4 (Assignment, Change of Control)), in the event that Nurix enters into a contract or agreement with a Third Party pursuant to which Nurix in-licenses or otherwise acquires any Patents, Know-How or other intellectual property rights that, but for this Section 12.3 (Upstream License Agreements), would be Controlled by Nurix and constitute Nurix IP for purposes of this Agreement (each an “Upstream License Agreement”), then Nurix will promptly provide Seagen with written notice and a copy of the applicable Upstream License Agreement. To the extent that such Upstream License Agreement provides an in-license of or rights to Patents, Know-How or other intellectual property that are necessary or reasonably useful to practice Nurix Background IP (“Nurix Background In-Licensed IP”), such Nurix Background In-Licensed IP shall automatically, upon Nurix’s execution of such Upstream License Agreement, constitute Nurix IP (sub)licensed to Seagen under and in accordance with the terms of this Agreement. If such Upstream License Agreement provides an in-license of or rights to any Patents, Know-How or other intellectual property that are necessary or reasonably useful to practice Nurix Foreground IP but are not included in the Nurix Background In-Licensed IP (“Nurix Foreground In-Licensed IP”), then within thirty (30) days following receipt of such notice, Seagen will decide, in its sole discretion, whether or not to accept such Nurix Foreground In-Licensed IP as Nurix IP (sub)licensed to Seagen under this Agreement and provide Nurix written notice of such decision. In the event of acceptance by Seagen in accordance with the foregoing, such Nurix Foreground In-Licensed IP will constitute Nurix IP (sub)licensed to Seagen under and in accordance with the terms of this Agreement so long as Seagen complies with the terms of this Section 12.3 (Upstream License Agreements). Seagen shall pay Nurix for any payments arising in connection with any Nurix Foreground In-Licensed IP so accepted by Seagen that occur solely as a result of the activities of Seagen, its Affiliates or Sublicensees under this Agreement, such payment to be made by Seagen within [*] days following Seagen’s receipt of an invoice therefor. For the avoidance of doubt, the foregoing payment obligation shall only apply to use by Seagen, its Affiliates or Sublicensees of Nurix Foreground In-Licensed IP (to the extent applicable) and Seagen shall have no payment obligations with respect to any Nurix Background In-Licensed IP (which are and shall remain the sole responsibility of Nurix). In the event that Seagen does not so accept a (sub)license under Nurix Foreground In-Licensed IP with respect to an Upstream License Agreement (including by failing to respond within the applicable thirty (30) day period), then Seagen and its Affiliates and Sublicensees will have no payment obligations with respect to such Upstream License Agreement, and such Nurix Foreground In-Licensed IP licensed to Nurix under such Upstream License Agreement shall not be Controlled by Nurix, shall not be Nurix Foreground IP, and shall not be (sub)licensed to Seagen under this Agreement. For the avoidance of doubt, this Section 12.3 (Upstream License Agreements) shall not require Nurix to enter into any Upstream License Agreement.
ARTICLE 13
FINANCIAL TERMS
1.1Upfront Consideration. No later than [*] after the Effective Date, Seagen shall pay to Nurix a one (1) time payment of sixty million dollars ($60,000,000) in immediately available funds by wire transfer, in accordance with the Wire Instructions.
1.2Joint Research Term Extension Fee. Subject to the terms and conditions herein, on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, if Seagen wishes to extend the applicable Joint Research Term pursuant to Section 4.3 (Joint Research Term Extension), Seagen shall make a one (1) time payment to Nurix of [*] in immediately available funds by wire transfer, in accordance with the Wire Instructions, for each Joint Research Term Extension pursuant to Section 4.3 (Joint Research Term Extension) (the “Joint Research Term Extension Fee”).
1.3Degrader Target Set [*] Reservation Fee. For each Reservation Period with respect to a given Reserved Degrader Target Set, Seagen shall pay Nurix [*]. Such payment shall be made (a) for the initial designation of the Reserved Degrader Target Set, within [*] Business Days after the designation of such Reserved Degrader Target Set, or (b) for an extension of a Reservation Period, [*] Business Days prior to the expiration of the Reservation Period for the applicable Reserved Degrader Target Set (each such payment a “Degrader Target Set [*] Reservation Fee”); provided, that with respect to any Reserved Degrader Target Set, if the applicable Proposed Degrader Target Set Notice or Degrader Target Set Reservation Extension Notice is delivered [*], the Degrader Target Set [*] Reservation Fee payable by Seagen shall be a prorated amount equal to [*].
1.4Research Milestones. Subject to the terms and conditions herein (including this Section 13.4 (Research Milestones) and Section 13.11 (Additional Payment Terms)), and on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, Seagen shall pay the applicable amount set forth in the table below in this Section 13.4 (Research Milestones) (each a “Research Milestone Payment”) associated with the corresponding milestone event (“Research Milestone Event”) set forth opposite such Research Milestone Payment in the table below, in each case, once upon first achievement of the applicable Research Milestone Event with respect to a Collaboration Degrader Target Set:

Research Milestone Event	Research Milestone Payment
(1) [*]	[*]
(2) [*]	[*]
(3) [*]	[*]
(4) [*]	[*]
Notwithstanding anything to the contrary contained in this Agreement, [*].
1.5Degrader License Option Period Extension Fee. Subject to the terms and conditions herein and on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, if Seagen wishes to extend the Degrader License Option Period for such Collaboration Degrader Target Set pursuant to Section 5.3 (Degrader License Option Period Extension), Seagen shall make a one (1) time payment to Nurix of [*] in immediately available funds by wire transfer, in accordance with the Wire Instructions, for each Degrader License Option Period Extension exercised by Seagen pursuant to Section 5.3 (Degrader License Option Period Extension) (each, a “Degrader License Option Period Extension Fee”), such payment to be made no later than [*] following delivery of the written notice described in Section 5.3 (Degrader License Option Period Extension).
1.6Degrader License Fee. Subject to the terms and conditions herein and on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, in the event that

Seagen exercises a Degrader License Option with respect to such Collaboration Degrader Target Set as further described in Section 5.2 (Degrader License Option Exercise), Seagen shall pay to Nurix a one (1) time payment of [*] in immediately available funds by wire transfer, in accordance with the Wire Instructions, no later than [*] following the applicable Degrader License Effective Date (each, a “Degrader License Fee”). Notwithstanding the foregoing, (a) if Seagen has exercised the Degrader License Option for a Collaboration Degrader Target Set in accordance with Section 5.2 (Degrader License Option Exercise) prior to the achievement of [*] for such Collaboration Degrader Target, then [*] payment shall not be payable with respect to such Collaboration Degrader Target Set, and (b) if Seagen has paid the [*] for a Collaboration Degrader Target Set prior to the exercise of the Degrader License Option for such Collaboration Degrader Target Set, then the applicable Degrader License Fee for such Collaboration Degrader Target Set will be deemed to have been paid with respect to such Collaboration Degrader Target Set.
1.7Development and Regulatory Milestones. Subject to the terms and conditions herein (including this Section 13.7 (Development and Regulatory Milestones), Section 13.11 (Additional Payment Terms) and, in the event Nurix exercises a Profit-Share Option, Section 11.2.3 (Profit-Share Products) and Section 11.2.4 (Milestone Payments Related to the Profit-Share Triggering Events), as applicable), and on a Licensed Product-by-Licensed Product basis, Seagen shall pay the applicable amount set forth in the table below in this Section 13.7 (Development and Regulatory Milestones) associated with the corresponding milestone event set forth opposite such payment in the table below, in each case, once upon first achievement (including by any Affiliate of Seagen or any Sublicensee) of the applicable Development and Regulatory Milestone Event with respect to a Licensed Product (each event described in #1-#10 in the table below, a “Development and Regulatory Milestone Event,” and each respective payment, a “Development and Regulatory Milestone Payment”) under this Agreement for a Licensed Product:

Development and Regulatory Milestone Event	Development and Regulatory Milestone Payment due upon first achievement of the milestone by a Licensed Product containing the applicable Licensed Degrader
(1) [*]	[*]
(2) [*]	[*]
(3) [*]	[*]
(4) [*]	[*]
(5) [*]	[*]
(6) [*]	[*]
(7) [*]	[*]
(8) [*]	[*]
(9) [*]	[*]
(10) [*]	[*]

1.1.1[*].
1.1.2Each Development and Regulatory Milestone Payment is payable up to a maximum of one (1) time per Licensed Product as set forth in the table above, upon first achievement of the applicable Development and Regulatory Milestone Event for such Licensed Product, regardless of the number of times the applicable Development and Regulatory Milestone Event is achieved with respect to such Licensed Product; provided, that:
(a)the maximum aggregate amount payable by Seagen to Nurix with respect to all Development and Regulatory Milestone Events shall be [*];
(b)if, after a Development and Regulatory Milestone Event is achieved by a Licensed Product (including a Licensed Degrader-Antibody Conjugate) that contains one (1) or more specific Licensed Degrader(s), such Development and Regulatory Milestone Event is subsequently achieved by another distinct Licensed Product (as determined in accordance with Section 13.11.1 (Determining Same vs Distinct Licensed Products or Licensed Degraders for Milestones, Royalties, and Option-Triggering Events)) that contains the same Licensed Degrader(s) (as determined in accordance with Section 13.11.1 (Determining Same vs Distinct Licensed Products or

Licensed Degraders for Milestones, Royalties, and Option-Triggering Events)), then the corresponding Development and Regulatory Milestone Payment shall be payable at an amount that is [*] of the amount listed above for such Development and Regulatory Milestone Payment. By way of example and not limitation, if a Licensed Product (“First Licensed Product”) contains the same Licensed Degrader that is contained in another Licensed Product (“Second Licensed Product”), and the Second Licensed Product achieves a Development and Regulatory Milestone Event that had previously been achieved by such First Licensed Product, then the applicable Development and Regulatory Milestone Payment for such achievement by the Second Licensed Product shall be [*] described in this Section 13.7.2(b). For clarity, (x) [*] shall apply to any Second Licensed Product that (i) was a Profit-Share Product prior to the Nurix Opt-Out Date for such Second Licensed Product, and (ii) achieves a Development and Regulatory Milestone Event after the applicable Nurix Opt-Out Date, regardless of when the First Licensed Product achieved the relevant Development and Regulatory Milestone Event (including if such achievement occurred while the Second Licensed Product was a Profit-Share Product), and (y) any Development and Regulatory Milestone Event achieved by a Profit-Share Product prior to the Nurix Opt-Out Date for such Profit-Share Product shall [*] for purposes of this Section 13.7.2(b) (i.e., if a Second Licensed Product achieves a Development and Regulatory Milestone Event after the achievement of such Development and Regulatory Milestone Event by a First Licensed Product that is a Profit-Share Product at the time of such achievement, the Milestone Payment for the achievement of such Development and Regulatory Milestone Event by the Second Licensed Product shall [*]);
(c)if, after a Development and Regulatory Milestone Event is achieved by a Licensed Product that contains one (1) or more specific Licensed Degrader(s), such Development and Regulatory Milestone Event is subsequently achieved by another distinct Licensed Product that contains any distinct Licensed Degrader(s), then the corresponding Development and Regulatory Milestone Payment shall be payable at [*] of the amount listed above for such Development and Regulatory Milestone Payment;
(d)with respect to Development and Regulatory Milestone Events [*], the achievement of [*] shall be deemed to include [*]; and
(e)(i) upon achievement of any of Development and Regulatory Milestone Events [*] above with respect to a Licensed Product, if the first achievement of any of Development and Regulatory Milestone Events [*] with respect to such Licensed Product has not occurred, such unachieved milestone shall simultaneously be deemed achieved and payable, and (ii) upon achievement of any of Development and Regulatory Milestone Events [*] above with respect to a Licensed Product, if the first achievement of Development and Regulatory Milestone Event [*] with respect to such Licensed Product has not occurred, such unachieved milestone shall simultaneously be deemed achieved and payable.
1.1.3Notwithstanding the foregoing, no Development and Regulatory Milestone Payments shall be due with respect to any Unprotected Licensed Product, and [*].
1.8Sales-Based Milestones. Subject to the terms and conditions herein (including this Section 13.8 (Sales-Based Milestones), Section 13.11 (Additional Payment Terms) and Section 13.11.7 (Records; Audit Rights)), on a Licensed Product-by-Licensed Product basis, Seagen will notify Nurix in writing within [*] days after the end of the Calendar Quarter during which a given milestone event described below in this Section 13.8 (Sales-Based Milestones) (each, a “Sales Milestone Event”) was first achieved by Seagen under this Agreement, and Seagen will thereafter pay the applicable [*] amount set forth opposite such Sales Milestone Event in the table below for such Licensed Product in accordance with Section 13.9.2 (Sales-Based Milestones) (each, a “Sales Milestone Payment”):

Sales Milestone Event (for Licensed Products other than Profit-Share Products)	Sales Milestone Payment (for Licensed Products other than Profit-Share Products)
[*]	[*]
[*]	[*]
[*]	[*]

Sales Milestone Event (for Profit-Share Products)	Sales Milestone Payment (for Profit-Share Products)
[*]	[*]
[*]	[*]
[*]	[*]
Each Sales Milestone Payment is payable up to a maximum of one (1) time per Licensed Product (including any Profit-Share Product, as applicable) as set forth in the table above, upon first achievement of the applicable Sales Milestone Event for such Licensed Product, regardless of the number of times the applicable Sales Milestone Event is achieved with respect to such Licensed Product. The maximum aggregate amount payable by Seagen to Nurix with respect to all Sales Milestone Events shall be [*].

Notwithstanding the foregoing, no Sales Milestone Payments shall be due with respect to any Unprotected Licensed Product.
1.9Invoice and Payment of Milestone Payments.
1.1.1Research, Development, and Regulatory Milestones.
(a)In the event that Seagen, its Affiliates or its Sublicensees under this Agreement achieves a Research Milestone Event or Development and Regulatory Milestone Event, Seagen shall notify Nurix thereof [*] after such achievement and request an invoice from Nurix for the applicable Milestone Payment, and Seagen, subject to any good faith Dispute regarding the applicable Milestone Event or Milestone Payment, shall pay such Milestone Payment [*] after receipt of such invoice.
(b)In the event that Nurix or its Affiliates achieves a Research Milestone Event, Nurix shall notify Seagen thereof in writing within [*] after such achievement and invoice Seagen for the applicable Milestone Payment, and Seagen, subject to any good faith Dispute regarding the applicable Milestone Event or Milestone Payment (including, if applicable, as to whether such Research Milestone Event has been achieved), shall pay such Milestone Payment within [*] after receipt of such invoice.
1.1.2Sales-Based Milestones. Seagen shall notify Nurix in writing if the aggregate Annual Global Net Sales or Annual Ex-U.S. Net Sales, as applicable, of any applicable Licensed Product first achieved a Sales Milestone Event during a Calendar Quarter in the royalty report for such Calendar Quarter (or the royalty report for the first Calendar Quarter in which Seagen determines the achievement of such Sales Milestone Event, if later) as described in Section 13.10.3 (Royalty Payments and Reporting) and request an invoice from Nurix for any such Sales Milestone Payment, and Seagen shall pay to Nurix such Sales Milestone Payment within [*] after the receipt of the corresponding invoice from Nurix.
1.10Royalties.
1.1.1Royalty Rates. Seagen shall pay, on a Licensed Product-by-Licensed Product basis and for all Licensed Products other than any Unprotected Licensed Product, a royalty equal to a tiered percentage of Annual Global Net Sales of the applicable Licensed Product (or, with respect to any Profit-Share Product, of the Annual Ex-U.S. Net Sales of such Profit-Share Product) as set forth in the table below and during the Royalty Term for such Licensed Product:

Tier	Royalty rate
(1) [*]	[*]
(2) [*]	[*]
(3) [*]	[*]

1.1.2Royalty Reductions.
(a)During the Royalty Term and on a Licensed Product-by-Licensed Product and country-by-country basis, if such Licensed Product is not Covered by a Valid Claim of a Royalty Patent in such country, then the royalties payable with respect to such Licensed Product pursuant to Section 13.10.1 (Royalty Rates) in such country will be reduced by [*].
(b)On a Licensed Product-by-Licensed Product and country-by-country basis, if Seagen or any of its Affiliates obtains a license under any Patent, Know-How or other intellectual property right of a Third Party after the Effective Date that are necessary or reasonably useful for Seagen to make, have made, sell, or offer for sale any Licensed Product in such country that results in any payment(s) to such Third Party as a result of such license by Seagen or its Affiliates, then Seagen may deduct from any [*] payments under this Agreement that would otherwise have been due to Nurix in a particular Calendar Quarter an amount equal to [*] of the amount of any such payments (including payments for obtaining such right or license, royalties, milestones, amounts paid in settlement and any other amounts) paid by Seagen or any of its Affiliates at arm’s length to such Third Party for such license or the exercise thereof during such Calendar Quarter; provided, however, that, in no event shall the royalty amount due to Nurix in any Calendar Year be reduced by more than [*] of the amount that would have otherwise been due.
(c)On a Licensed Product-by-Licensed Product and country-by-country basis, if in a Calendar Quarter, any Generic/Biosimilar Product(s) of such Licensed Product is sold in such country, then the royalties payable with respect to such Licensed Product pursuant to Section 13.10.1 (Royalty Rates) in such country will be reduced by [*].
(d)Notwithstanding anything in this Section 13.10.2 (Royalty Reductions) to the contrary, in no event will royalties payable to Nurix by Seagen under this Agreement be reduced to less than [*] of the amount that would otherwise be payable to Nurix under Section 13.10 (Royalties) (the “Floor”); provided, that in the event there are royalty reduction amounts described in Section 13.10.2(b) that Seagen is unable to apply to royalty payments due to the Floor, then Seagen shall have the right to carry over such amounts and credit them in future Calendar Quarters subject to such Floor [*].

1.1.3Royalty Payments and Reporting. Seagen will calculate all amounts payable to Nurix pursuant to Section 13.10 (Royalties) at the end of each Calendar Quarter. Within [*] days after the end of each Calendar Quarter, commencing with the Calendar Quarter during which the First Commercial Sale of a Licensed Product is made anywhere in the Territory, Seagen will provide to Nurix a report stating the amount of gross sales and Net Sales of each Licensed Product in each country of the Territory during the applicable Calendar Quarter, a summary of the type and amount of permitted deductions from gross sales to determine Net Sales as set forth in the definition of Net Sales, and a reasonably detailed calculation of the amount of royalty payments due on such Net Sales for such Calendar Quarter, in each case, reasonably sufficient to allow Nurix to assess Seagen’s compliance with its royalty payment obligations hereunder. Concurrent with the provision of each such royalty report, Seagen will request an invoice from Nurix for the royalty payment shown in the royalty report, and shall, within [*] after the receipt of the corresponding invoice, pay to Nurix the royalty amounts due, less any applicable withholding tax that is required by Applicable Law in accordance with Section 13.11.6 (Taxes; Withholding), with respect to the applicable Calendar Quarter.
1.11Additional Payment Terms.
1.1.1Determining Same vs Distinct Licensed Products or Licensed Degraders for Milestones, Royalties, and Option-Triggering Events. Two (2) Licensed Products shall be deemed to be the same Licensed Product for purposes of Milestone Payments, royalties, and Profit-Share Options if both such Licensed Products may be, or would reasonably be expected to be, marketed in the United States under the same MAA (for clarity, as such MAA may be amended or supplemented from time to time). For purposes of determining whether two (2) Licensed Degraders are the same for purposes of Sections 13.7.2(b) and 13.7.2(c), two (2) Licensed Degraders shall be deemed to be the same Licensed Degrader if both such Licensed Degraders may be, or would reasonably be expected to be, marketed in the United States under the same MAA (for clarity, as such MAA may be amended or supplemented from time to time), if such Licensed Degraders were marketed as Licensed Products that did not contain a Licensed Degrader-Antibody Conjugate. For the avoidance of doubt, the same Licensed Degrader may be contained in two (2) or more different Licensed Products.
1.1.2Currency. All payments hereunder will be made in United States dollars by wire transfer to a bank account designated in writing by Nurix in the Wire Instructions. Conversion of sales recorded in local currencies to United States dollars will be performed in a manner consistent with the Accounting Standard and Seagen’s normal practices used to prepare its audited financial statements.
1.1.3Invoices and Payments. Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, each Party shall deliver an invoice, together with reasonable supporting documentation in the case of any reimbursement of costs, to the other Party’s Alliance Manager and such other recipient(s) as such Party may reasonably request for all payments owed to the invoicing Party under this Agreement or any Ancillary Agreement. Except where a different timeframe is expressly provided in another Section of this Agreement or in any Ancillary Agreement, the owing Party will make all undisputed payments owed to the invoicing Party within [*] after the date on which the owing Party receives an undisputed invoice for such owed amount, and shall pay any disputed amounts owed to the invoicing Party within [*] of final resolution of the applicable Dispute.
1.1.4Late Payments; Dispute Payments. If Nurix does not receive payment of any sum due to it under this Agreement on or before the due date therefor, simple interest shall thereafter accrue on the sum due to Nurix from the due date until the date of payment at a per-annum rate of [*] above the prime rate as reported in The Wall Street Journal, Eastern Edition

(or any other qualified source reasonably acceptable to both Parties) or the maximum rate allowable by Applicable Law, whichever is less. In the event of a good faith Dispute regarding any payments owing under this Agreement, all undisputed amounts will be paid promptly when due and the balance, if any, promptly after resolution of the Dispute in accordance with Section 13.11.3 (Invoices and Payments), and the interest contemplated by this Section 13.11.4 (Late Payments; Dispute Payments) shall not be payable on any disputed amount.
1.1.5General Right to Reconcile Payments. Each Party will have the right to offset any amount owed by the other Party under or in connection with this Agreement or any Ancillary Agreement which obligation is not being contested by the other Party in good faith, against any payments owed to the other Party under this Agreement or any Ancillary Agreement. Such offsets will be in addition to any other rights or remedies available under this Agreement, any Ancillary Agreement, or Applicable Law.
1.1.6Taxes; Withholding.
(a)Generally. Each Party will be liable for all taxes legally assessable against it arising from any payment received under this Agreement, including income, applicable sales or use, goods and services, value added and consumption or other similar fees or taxes (“Taxes”).
(b)Tax Withholding. If Applicable Law requires the withholding of Taxes, Seagen will subtract the amount thereof from the Agreement Payments and remit such withheld amount to the relevant Governmental Authority in a timely manner. For the avoidance of doubt, Seagen’s remittance of such withheld Taxes, together with payment to Nurix of the remaining Agreement Payments, will constitute Seagen’s full satisfaction of Agreement Payments under this Agreement. Seagen will promptly (as available) submit to Nurix appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate such withholding of Taxes under Applicable Law, including under the benefit of any present or future treaty against double taxation. Upon request from Seagen, Nurix shall furnish to Seagen appropriate IRS W-8 or W-9 series forms (collectively, “U.S. Tax Forms”). Seagen reserves the right to withhold payments due under this Agreement until the valid U.S. Tax Forms have been provided.
(c)Tax Treatment in Profit-Share Product Agreements. The Parties anticipate that any Profit-Share Product Agreement shall include appropriate and customary provisions regarding tax treatment applicable to such Profit-Share Product Agreement.
1.1.7Records; Audit Rights.
(a)Records. Each Party (as applicable to such Party) will keep, and will cause their Affiliates and, as applicable, Sublicensees, to keep, complete, true, and accurate books and records, to the extent applicable to their respective activities under this Agreement, and, in the case of Seagen, in relation to Net Sales, royalties, Milestone Payments and any other payments required hereunder, as applicable and in accordance with its Accounting Standard. Each Party will keep such books and records for at least [*] following the Calendar Year to which they pertain or for such longer period of time as required under any Applicable Law.
(b)Audit Rights. Subject to the other terms of this Section 13.11.7(b) (Audit Rights), during the Term, at the request of Nurix, which will not be made more frequently than [*], upon at least [*] prior written notice from Nurix, and at the expense of Nurix, Seagen will permit an independent, nationally-recognized certified public accountant selected by Nurix and reasonably acceptable to Seagen (the “Auditor”) to inspect, during regular business hours, the relevant records required to be maintained by Seagen under Section 13.11.7(a) (Records); provided, that such audit right will not apply to records beyond [*] years from the end of the Calendar Year to which they pertain and that records for a particular period may only be audited once. Prior to its inspection, the Auditor will enter into a confidentiality agreement with both Parties having obligations of confidentiality and non-use no less restrictive than those set forth in Article 16 (Confidentiality) and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to Section 13.11.7(a) (Records). The Auditor will report to Nurix only whether the particular amount being audited was accurate and, if not, the amount of any discrepancy and a reasonable summary of the reason for such discrepancy, and the Auditor will not report any other information to Nurix. Nurix will treat the results of the Auditor’s review of Seagen’s records as Confidential Information of Seagen subject to the terms of Article 16 (Confidentiality). In the event such audit leads to the discovery of an underpayment by Seagen, Seagen will, within [*] after receipt of such report from the Auditor, pay Nurix the amount of such underpayment. Nurix shall pay the full cost of the audit unless the underpayment of amounts due to Nurix is either (i) greater than [*] of the amount due for the entire period being examined, or (ii) such underpayment exceeds [*], in either case (i) or (ii) Seagen shall pay the reasonable cost charged to Nurix by the Auditor for the performance of such review. Any undisputed overpayments by Seagen revealed by such an examination will be creditable by Seagen against future payments owed by Seagen to Nurix under this Agreement. Seagen will include substantially similar rights as set forth in this Section 13.11.7(b) (Audit Rights) in any sublicense agreement with its Sublicensee; provided, however, that such sublicense agreement may provide that such audit be conducted by Seagen, its Affiliate or an independent auditor designated by Seagen instead of by an independent auditor designated by Nurix.
ARTICLE 14
LICENSE GRANT; EXCLUSIVITY
1.1Research Licenses.
1.1.1Subject to the terms and conditions of this Agreement, and on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, Seagen hereby grants to Nurix a non-exclusive, worldwide, non-transferrable (except pursuant to Section 20.4 (Assignment; Change of Control)) and sublicensable (solely to Nurix’s subcontractors in accordance with Section 14.4 (Subcontracting) and Section 14.5 (Sublicensing)) license, under Seagen IP, solely to the extent necessary for Nurix to perform the Research activities assigned to Nurix under the applicable Joint Research Plan during the applicable Joint Research Term and in accordance with such Joint Research Plan.
1.1.2Subject to the terms and conditions of this Agreement, and on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, Nurix hereby grants to Seagen a co-exclusive, worldwide, non-transferrable (except pursuant to Section 20.4 (Assignment; Change of Control)) and sublicensable (solely to Seagen’s subcontractors in accordance with Section 14.4 (Subcontracting) and Section 14.5 (Sublicensing)) license, under Nurix IP and Nurix’s interest in the Joint Foreground IP, solely (a) to the extent necessary for Seagen to perform the Seagen Research activities assigned to Seagen under the applicable Joint Research Plan during the applicable Joint Research Term and in accordance with such Joint Research Plan, and (b) to otherwise perform internal research on Collaboration Degrader-Antibody Conjugates and Collaboration Degraders that are Directed To the applicable

Collaboration Degrader Target Set, during the applicable Joint Research Term and Degrader License Option Period, and subject to Section 14.7 (Negative Covenant).
1.2Licensed Degrader License. Subject to the terms and conditions of this Agreement (including Article 5 (Degrader License Option)), on a Licensed Degrader Target Set-by-Licensed Degrader Target Set basis, Nurix hereby grants to Seagen an exclusive (even as to Nurix, except if and to the extent expressly provided in an applicable Nurix Opt-In Agreement (if executed)), non-transferrable (except pursuant to Section 20.4 (Assignment; Change of Control)) and sublicensable (through multiple tiers in accordance with Section 14.5 (Sublicensing)) license under the Nurix IP and Nurix’s interest in the Joint Foreground IP, to research, Develop, Manufacture, Commercialize and otherwise Exploit Licensed Products that contain Licensed Degraders that are Directed To such Licensed Degrader Target Set (for clarity, or a Subset thereof) (including as part of any Licensed Degrader-Antibody Conjugates) in the Field in the Territory (such license, the “Degrader License”); provided, that Seagen will not exercise its rights under the foregoing Degrader License with respect to any Licensed Degrader Target Set until the Degrader License Effective Date for the applicable Collaboration Degrader Target Set.
1.3Reversion Licenses.
1.1.1Reversion Product License Agreement. After a Licensed Degrader Target Set becomes a Former Licensed Degrader Target Set, upon Nurix’s written request to Seagen (which request shall be delivered to Seagen within [*] of such Licensed Degrader Target Set becoming a Former Licensed Degrader Target Set), Seagen shall grant to Nurix an exclusive license to Develop, Manufacture and Commercialize any applicable Reversion Product as it exists at the time the relevant Licensed Degrader Target Set becomes a Former Licensed Degrader Target Set, under the Seagen IP and Seagen’s interest in Joint Foreground IP, in each case, that is necessary or reasonably useful for such Development, Manufacture and Commercialization, in the Field worldwide, pursuant to a license and transition agreement with respect to the Reversion Product in form and substance to be negotiated in good faith and mutually agreed by the Parties as promptly as practicable following the date of Nurix’s request (such agreement, a “Reversion Product License Agreement”); provided, that a Reversion Product License Agreement shall not be inconsistent with the terms or conditions of, or require Seagen or its Affiliates to breach or terminate, any agreement between Seagen or its Affiliate and a Third Party related to any Seagen IP; provided, further, that in the event of any such inconsistency, Seagen shall use Commercially Reasonable Efforts for a reasonable period of time (not to exceed [*] unless otherwise mutually agreed in writing by the Parties) to remove any such inconsistency so that Seagen can grant to Nurix the rights and licenses contemplated by this Section 14.3.1 (Reversion Product License Agreement). In the event the Parties cannot mutually agree on the form and substance of a Reversion Product License Agreement within [*] following Nurix’s request, either Party may refer the matter to resolution pursuant to Section 20.6 (Choice of Law; Dispute Resolution; Jurisdiction), and the matter shall not be deemed to be fully and finally resolved until the Parties enter into a Reversion Product License Agreement consistent with the terms of this Section 14.3.1 (Reversion Product License Agreement). Each Reversion Product License Agreement shall provide for the continuing Exploitation by Nurix of the Reversion Product worldwide following the effective date of termination on a commercially reasonable basis consistent with this Section 14.3.1 (Reversion Product License Agreement), including with respect to the wind-down or transition of any ongoing Development, Manufacturing and Commercialization activities with respect to the Reversion Product in accordance with a mutually agreed transition plan attached to the Reversion Product License Agreement. Nurix shall pay to Seagen royalties on [*] (as such term is applied mutatis mutandis to Nurix and its Affiliates and sublicensees) of such Reversion Product to the extent Covered by any Patent included in the Seagen IP or Joint Foreground IP, at rates to be mutually agreed and set forth in the Reversion Product License Agreement.

1.1.2Potential Reversion Products. After a Licensed Degrader Target Set becomes a Former Licensed Degrader Target Set, upon Nurix’s written request with respect to any Licensed Product other than a Reversion Product (a “Potential Reversion Product”) (which request shall be delivered to Seagen within [*] of such Licensed Degrader Target Set becoming a Former Licensed Degrader Target Set), Seagen agrees to discuss in good faith for a period of not less than [*] the terms and conditions of an agreement (an “Other Reversion License Agreement”) pursuant to which Seagen would grant to Nurix such rights and licenses (including under the Seagen IP, if applicable) as are necessary for Nurix to continue Exploiting the Potential Reversion Product as it exists at the time the relevant Licensed Degrader Target Set becomes a Former Licensed Degrader Target Set worldwide on a commercially reasonable basis consistent with this Section 14.3.2 (Potential Reversion Products). The terms and conditions of any such agreement must be mutually agreed in writing by the Parties, and a failure to so agree shall not be subject to binding arbitration pursuant to Section 20.6.3 (Arbitration). Neither Party shall have any obligation to enter into an Other Reversion License Agreement.
1.4Subcontracting. During the Joint Research Term, each Party may subcontract the performance of tasks and other obligations hereunder to its Affiliates or Third Parties, which subcontract(s) may include a sublicense of rights necessary for the performance of the subcontract as reasonably required; provided, that any such Third Party will not be deemed to be a Sublicensee as a result of such sublicense and such subcontracting Party will continue to be liable for full performance of its obligations under this Agreement and will be liable for all actions of such Third Party subcontractor or Affiliate (including any Permitted Subcontractors). Notwithstanding the foregoing, Nurix may not subcontract the performance of any of its activities under a Joint Research Plan to any Third Party without Seagen’s prior written consent; provided, that such prior written consent shall not be required for (a) a subcontract between Nurix and a Third Party service provider (such service providers, “Permitted Subcontractors”) performing obligations of Nurix under a Joint Research Plan on a fee-for-service basis (provided, that each Joint Research Plan will include a list of Permitted Subcontractors, as applicable, and describe in reasonable detail the activities so subcontracted to each such Permitted Subcontractor (if any)), or (b) a subcontract between Nurix and a Third Party vendor providing Nurix with materials or supplies that enable Nurix to perform its obligations under a Joint Research Plan. Each contract between a Party or its Affiliate and a Third Party entered into pursuant to this Section 14.4 (Subcontracting) shall be in writing and consistent with the provisions of this Agreement, and include confidentiality and intellectual property provisions that allow the relevant Party to comply with its obligations hereunder as if such Party were directly performing the relevant activity under the Joint Research Plan.
1.5Sublicensing. If a Party is permitted to grant a sublicense under the rights licensed to such Party under Section 14.1 (Research Licenses) or Section 14.2 (Licensed Degrader License), then such Party may grant such sublicense to Third Parties and Affiliates; provided, that such Party complies with the following terms for each such sublicense: (a) any such permitted sublicense shall be consistent with and subject to the terms and conditions of this Agreement; and (b) such Party will provide the other Party with written notice of such sublicense as well as a copy of such sublicense (where financial terms and other provisions that do not affect the rights and obligations of the Parties under this Agreement may be redacted) within thirty (30) days of the sublicense becoming effective; and (c) such Party will continue to be liable for full performance of its obligations under this Agreement and will be liable for all actions of such sublicensed Affiliate or Third Party, as applicable, as if such Affiliate or Third Party, as applicable, were such Party hereunder.
1.6Retained Rights. Each Party retains all rights under Patents, Know-How or other intellectual property rights Controlled by such Party which are not expressly granted to the other Party pursuant to this Agreement. Except as otherwise expressly provided in this Agreement, under no circumstances will a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license or other right in or to any Patents, Know-How or other intellectual property rights of the other Party, including tangible or intangible items owned, controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time, in each case, pursuant to this Agreement.
1.7Negative Covenant. Notwithstanding anything to the contrary in this Agreement, Seagen shall not modify, and shall not permit any Affiliate or Sublicensee to modify, any Collaboration Degrader or Licensed Degrader other than (a) to conjugate such Collaboration Degrader or Licensed Degrader to an Antibody to make or optimize a Collaboration Degrader-Antibody Conjugate or Licensed Degrader-Antibody Conjugate or (b) as permitted under Section 4.5 (Additional Conjugation Candidates). Without limiting the foregoing sentence, Seagen shall not modify, and shall not permit any Affiliate or Sublicensee to modify, any Collaboration Degrader or Licensed Degrader to be Directed To any Degrader Target(s) other than those within the applicable Collaboration Degrader Target Set or Licensed Degrader Target Set, and shall not Research, Develop or Commercialize, or permit any Affiliate or Sublicensee to Research, Develop or Commercialize, any Licensed Degrader or Licensed Degrader-Antibody Conjugate that is Directed To any Degrader Target(s) other than those within the applicable Licensed Degrader Target Set. Without the express prior written consent of Nurix, in its sole discretion, Seagen shall not make or create, nor permit any Affiliate or Sublicensee to make or create, any Degrader-Antibody Conjugate that contains both (x) a Collaboration Degrader or a Licensed Degrader, and (y) any Degrader that is not a Collaboration Degrader or a Licensed Degrader.
1.8Certain Uses of Foreground IP.
1.1.1No Restriction on Former Degrader Targets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to prevent or limit Nurix or its Affiliates in exercising any rights under any Nurix IP or Nurix’s interest in Joint Foreground IP to research, Develop, Manufacture, Commercialize or otherwise Exploit any Degrader that is Directed To (a) any Former Collaboration Degrader Target or (b) Former Licensed Degrader Target and, in each case ((a) and (b)), not Directed To any Collaboration Degrader Target, any Licensed Degrader Target, or any Degrader Target in a Reserved Degrader Target Set.
1.1.2Restriction on Collaboration Degrader Targets. Without limiting Section 14.9.1 (Collaboration Degrader Target Set Exclusivity), except as expressly permitted under a Reversion Product License Agreement or Other Reversion License Agreement or as required to perform Nurix’s obligations under this Agreement or an Ancillary Agreement, neither Nurix nor its Affiliates shall, whether alone, with or through a Third Party, (a) use any Foreground IP (for clarity, including any Joint Foreground IP and any Nurix IP that is Foreground IP) to research, Develop, Manufacture, Commercialize or otherwise Exploit anywhere in the Territory any Degrader (or any product containing any such Degrader) that is Directed To any Collaboration Degrader Target (or any Degrader Target Set that includes any Collaboration Degrader Target), or (b) research, Develop, Manufacture, Commercialize or otherwise Exploit anywhere in the Territory any Degrader (or any product containing any such Degrader) that is (i) Directed To any Collaboration Degrader Target (or any Degrader Target Set that includes any Collaboration Degrader Target) and (ii) Covered by any Foreground IP (for clarity, including any Joint Foreground IP and any Nurix IP that is Foreground IP).
1.1.3Restriction on Licensed Degrader Targets. Without limiting Section 14.9.3 (Licensed Degrader Target Set Exclusivity) or Section 14.9.4 ([*] Licensed Degrader Target Set Exclusivity), except as expressly permitted under a Reversion Product License Agreement or Other Reversion License Agreement or as required to perform Nurix’s obligations under this Agreement or an Ancillary Agreement, neither Nurix nor its Affiliates shall, whether alone, with or through a Third Party, (a) use any Foreground IP (for clarity, including any Joint

Foreground IP and any Nurix IP that is Foreground IP) to research, Develop, Manufacture, Commercialize or otherwise Exploit anywhere in the Territory any Degrader (or any product containing any such Degrader) that is Directed To any Licensed Degrader Target (or any Degrader Target Set that includes any Licensed Degrader Target), or (b) research, Develop, Manufacture, Commercialize or otherwise Exploit anywhere in the Territory any Degrader (or any product containing any such Degrader) that is (i) Directed To any Licensed Degrader Target (or any Degrader Target Set that includes any Licensed Degrader Target) and (ii) Covered by any Foreground IP (for clarity, including any Joint Foreground IP and any Nurix IP that is Foreground IP).
1.9Exclusivity.
1.1.1Collaboration Degrader Target Set Exclusivity. Subject to Section 14.9.5 (Exceptions to Exclusivity), on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis during the applicable Exclusivity Period described in Section 1.92(a), neither Nurix nor its Affiliates will, whether alone, with or through a Third Party, research, Develop, Manufacture, Commercialize, or otherwise Exploit anywhere in the Territory any Degrader that is Directed To (a) such Collaboration Degrader Target Set or any Subset thereof, or (b) any Degrader Target Set for which a Degrader Target Set described in clause (a) is a Subset.
1.1.2Reserved Degrader Target Set Exclusivity. Subject to Section 14.9.5 (Exceptions to Exclusivity), on a Reserved Degrader Target Set-by-Reserved Degrader Target Set basis during the applicable Exclusivity Period described in Section 1.92(d), neither Nurix nor its Affiliates will, whether alone, with or through a Third Party, research, Develop, Manufacture, Commercialize, or otherwise Exploit anywhere in the Territory any Degrader that is Directed To (a) any Reserved Degrader Target Set or any Subset thereof or (b) any Degrader Target Set for which a Degrader Target Set described in clause (a) is a Subset.
1.1.3Licensed Degrader Target Set Exclusivity. Subject to Section 14.9.5 (Exceptions to Exclusivity), on a Licensed Degrader Target Set-by-Licensed Degrader Target Set basis during the applicable Exclusivity Period described in Section 1.92(b), neither Nurix nor its Affiliates will, whether alone, with or through a Third Party, research, Develop, Manufacture, Commercialize, or otherwise Exploit anywhere in the Territory any Degrader that is Directed To (a) such Licensed Degrader Target Set or any Subset thereof or (b) any Degrader Target Set for which a Degrader Target Set described in clause (a) is a Subset.
1.1.4[*] Licensed Degrader Target Set Exclusivity. Subject to Section 14.9.5 (Exceptions to Exclusivity), on an [*] Licensed Degrader Target Set-by-[*] Licensed Degrader Target Set basis during the applicable Exclusivity Period described in Section 1.92(c), neither Nurix nor its Affiliates will, whether alone, with or through a Third Party, research, Develop, Manufacture, Commercialize or otherwise Exploit anywhere in the Territory any Degrader that is (a) Pan-Directed To the [*] Licensed Degrader Target Set or (b) Pan-Directed To any Degrader Target Set for which such [*] Licensed Degrader Target Set is a Subset. For clarity, this Section 14.9.4 ([*] Licensed Degrader Target Set Exclusivity) will not prevent Nurix or its Affiliates, whether alone, with or through a Third Party, from researching, Developing, Manufacturing, Commercializing or otherwise Exploiting Degraders that are not (i) Pan-Directed To the applicable [*] Licensed Degrader Target Set or (ii) Pan-Directed To a Degrader Target Set for which such [*] Licensed Degrader Target Set is a Subset.
1.1.5Exceptions to Exclusivity.
(a)Notwithstanding anything in this Agreement to the contrary, Nurix’s performance of an assay or test for a Degrader Target Set for the purposes of screening or determining a Degrader’s off-target activity shall not be considered performing Research on any Degrader that is Directed To such Degrader Target Set and shall not be a breach of Section 14.9 (Exclusivity).
(b)At any time during the Term of this Agreement, if Seagen or its Affiliate(s) (excluding any Affiliates in any Acquiring Entity Family) obtains ownership of, or an exclusive license to Commercialize, any product containing or comprising a Degrader (other than a Licensed Degrader) that is Directed To any Licensed Degrader Target Set or any Subset of such Licensed Degrader Target Set and such product is then currently the subject of an active internal research or development program by Seagen or such Affiliates, then Seagen shall notify Nurix within [*] days after obtaining such ownership or license or initiating such research or development program (to the extent such ownership, license or research or development program results in such Degrader being subject to this clause (b)), which notice shall indicate the applicable date such Degrader became subject to this clause (b), and after the [*] day following Seagen obtaining such ownership or license, or initiating such research or development program, as applicable (and subject to the remainder of this Section 14.9.5(b)), Nurix shall no longer be subject to any exclusivity obligations with respect to such Licensed Degrader Target Set under Section 14.9.3 (Licensed Degrader Target Set Exclusivity) or Section 14.9.4 ([*] Licensed Degrader Target Set Exclusivity); provided, that if Nurix reasonably determines that it is no longer subject to such exclusivity obligations with respect to a Licensed Degrader Target Set pursuant to this clause (b) and Nurix has not received a written notice to that effect from Seagen hereunder, Nurix shall notify Seagen in writing of its determination; provided, further, that if Seagen disputes whether Nurix is subject to such exclusivity obligations pursuant to this clause (b) or the material facts set forth in Nurix’s notice, and so notifies Nurix within [*] Business Days following delivery to Seagen of Nurix’s written notice, Nurix shall remain subject to the applicable exclusivity obligations unless and until (i) the Parties mutually agree in writing that this clause (b) applies and Nurix is no longer subject to such exclusivity obligations under the relevant circumstances, or (ii) the conclusion of a dispute resolution process under Section 20.6 (Choice of Law; Dispute Resolution; Jurisdiction) resulting in a final determination that this clause (b) applies and Nurix is no longer subject to such exclusivity obligations under the relevant circumstances.
(c)Notwithstanding anything in Section 14.9 (Exclusivity) to the contrary, if Nurix undergoes a Change of Control, and on the date of the closing of such Change of Control, the Acquiring Entities are researching, Developing, Manufacturing or Commercializing a product that is subject to Section 14.9.1 (Collaboration Degrader Target Set Exclusivity), Section 14.9.2 (Reserved Degrader Target Set Exclusivity), Section 14.9.3 (Licensed Degrader Target Set Exclusivity) or Section 14.9.4 ([*] Licensed Degrader Target Set Exclusivity) at such time for use in the Field (such product a “Competing Product”), then Nurix will not be in breach of Section 14.9 (Exclusivity) as a result of such Change of Control or the continuation of such activities by such Acquiring Entities thereafter; provided, that Nurix, its Affiliates and such Acquiring Entities Segregate such Competing Product.
ARTICLE 15
INTELLECTUAL PROPERTY MATTERS
1.1Ownership.
1.1.1Background IP. As between the Parties, each Party will retain ownership (including all prosecution, maintenance, defense and enforcement rights) of all Patents, Know-How and other intellectual property rights that are existing and owned or Controlled by such Party prior to the Effective Date or are otherwise developed or obtained independently by such

Party and outside the scope of conducting the Joint Research Plans or the Research, Development, Manufacture, or Commercialization of Collaboration Degraders, Collaboration Degrader-Antibody Conjugates, or Licensed Products contemplated by this Agreement (with respect to such Party, its “Background IP”). For clarity, Background IP that is solely owned or Controlled by Seagen will be “Seagen Background IP.” Background IP that is solely owned or Controlled by Nurix will be “Nurix Background IP.”
1.1.2Foreground IP. As between the Parties, with respect to any and all data, results, discoveries, improvements, or Inventions (whether or not patentable) conceived, made, created, or reduced to practice solely by or on behalf of either Party or jointly by the Parties during the Term of this Agreement and in the course of conducting the Joint Research Plans or the Research, Development, Manufacturing, or Commercialization of Collaboration Degraders, Collaboration Degrader-Antibody Conjugates, or Licensed Products contemplated by this Agreement (together with all intellectual property rights therein, including all Patents related thereto, the “Foreground IP”), any Foreground IP made, created conceived of or reduced to practice (a) solely by a Party’s or any of its Affiliates’ employees, independent contractors or consultants will be owned by such Party, or (b) jointly by each Party’s (or any of its Affiliates’) employees, independent contractors or consultants will be jointly owned by the Parties; provided, that notwithstanding anything to the contrary in clauses (a) or (b) above and irrespective of inventorship: (x) Seagen will solely own any and all Foreground Antibody/Conjugation IP; and (y) Nurix will solely own any and all Foreground DEL IP and Foreground Degrader IP. Subject to the terms and conditions of this Agreement, including those in Article 14 (License Grant; Exclusivity), either Party will be able to freely Exploit the Joint Foreground IP without accounting to the other Party. Foreground IP that is solely owned by Seagen under this Section 15.1.2 (Foreground IP) will be “Seagen Foreground IP,” and Patents included in the Seagen Foreground IP will be “Seagen Foreground Patents.” Foreground IP that is solely owned by Nurix under this Section 15.1.2 (Foreground IP) will be “Nurix Foreground IP,” and Patents included in the Nurix Foreground IP shall be “Nurix Foreground Patents.” Foreground IP that is jointly owned by the Parties under this Section 15.1.2 (Foreground IP) will be “Joint Foreground IP,” and Patents included in the Joint Foreground IP will be “Joint Foreground Patents.” All determinations of inventorship under this Agreement will be made in accordance with U.S. patent law. For clarity, ownership of Foreground IP that primarily relates to (i) attachment moieties, generally, or (ii) without limiting the definition of “Foreground DEL IP” hereunder, any process or method of attaching attachment moieties to chemical entities, generally, shall follow inventorship, as determined in accordance with this Section 15.1.2 (Foreground IP), and such Foreground IP shall not be considered Foreground DEL IP, Foreground Degrader IP or Foreground Antibody/Conjugation IP hereunder. Notwithstanding any of the rights allocated in this Section 15.1.2 (Foreground IP), Seagen Foreground IP and Joint Foreground IP will be subject to the Nurix rights and other terms and conditions set forth in Section 14.3 (Reversion Licenses).
1.1.3Invention Assignments. Each Party shall cause all employees and contractors who perform activities for such Party or its Affiliate under this Agreement to be under an obligation to assign their rights in any Inventions, Know-How and works of authorship resulting therefrom to such Party or its Affiliate. At the written request of the Party controlling the relevant Prosecution and Maintenance, enforcement or defense activities with respect to a Patent under this Agreement in accordance with this Article 15 (Intellectual Property Matters), the other Party shall cause its employees and contractors who are inventors on any such Patent to cooperate and provide assistance to its employer or its Affiliate in relevant intellectual property-related matters, including by executing all appropriate documents, cooperating in discovery and, if legally required to continue any such enforcement activities, joining as a party to any Action or providing a power of attorney solely for such purpose.

1.2Prosecution and Maintenance of Foreground IP.
1.1.1Before Exercise of Degrader License Option.
(a)On a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, during the applicable Degrader License Option Period: (i) the Parties shall, through the JPC, share jointly responsibility and the cost and expense for the Prosecution and Maintenance of any and all Joint Foreground Patents; (ii) Seagen shall control the Prosecution and Maintenance of any and all Seagen Foreground Patents at Seagen’s sole cost and expense; and (iii) Nurix shall control the Prosecution and Maintenance of any and all Nurix Foreground Patents at Nurix’s sole cost and expense.
(b)Notwithstanding anything to the contrary contained in Section 15.2.1(a), prior to an applicable Degrader License Effective Date the Parties shall discuss and coordinate in good faith via the JPC regarding the filing of and filing strategies for all Foreground Patents that [*]. In the event that the Parties are unable to agree on any such filing through the JPC, such matter shall be referred to the JSC for resolution pursuant to Section 10.6.2 (JSC Decisions); provided, that if the JSC cannot reach consensus on any such matter, the matter shall be referred to the Executive Officers for resolution in accordance with Section 10.6.2 (JSC Decisions), and if the Executive Officers do not reach agreement on such matter within thirty (30) days after such matter is first referred to the Executive Officers, neither Party may file any such Patent or Patent application prior to the applicable Degrader License Effective Date without the mutual written agreement of both Parties, and such matter shall not be subject to resolution pursuant to Sections 20.6.2 (Dispute Escalation) or 20.6.3 (Arbitration).
1.1.2After Exercise of Degrader License Option. On a Licensed Degrader Target Set-by-Licensed Degrader Target Set basis, after the Degrader License Effective Date with respect to Seagen’s exercise (if any) of the applicable Degrader License Option:
(a)Seagen shall have the sole right, at its sole cost and expense, to Prosecute and Maintain any and all Product Patents;
(b)Subject to Section 15.2.2(a), Seagen shall have the first right, at its sole cost and expense, to Prosecute and Maintain any and all Joint Foreground Patents;
(c)Subject to Section 15.2.2(a), each Party shall have the sole right, at its sole cost and expense, to Prosecute and Maintain any and all Foreground Patents that are solely owned by such Party in accordance with Section 15.1.2 (Foreground IP); provided, that Seagen shall have the first right (subject to the remainder of this Section 15.2.2), at its sole cost and expense, to Prosecute and Maintain any and all (i) Degrader Target Binder Patents and (ii) Nurix Foreground Patents that Cover a Licensed Degrader or a Licensed Degrader-Antibody Conjugate and that are not (A) Product Patents, or (B) Patents included in the Foreground Antibody/Conjugation IP (each Patent described in clauses (i) and (ii) of this subsection (c), a “Seagen Prosecution Step-In Patent”); and
provided, further, that, in each case of subsections (b) and (c) above, the non-prosecuting Party shall have the right, through the JPC, to review and comment on the Prosecution and Maintenance by the prosecuting Party of such Joint Foreground Patents or Seagen Prosecution Step-In Patents, as the case may be, and the prosecuting Party shall, and shall direct its patent counsel to, provide the non-prosecuting Party, through the JPC, with copies of all substantive filings and responses reasonably promptly upon filing with or receipt from the applicable patent office, as applicable, and in reasonably sufficient time for the non-prosecuting Party to exercise such review and comment right, and shall consider in good faith the reasonable comments and requests of the non-prosecuting Party; provided, that the prosecuting Party will have no obligation to consider any comments provided by the non-prosecuting Party if the time required for consideration of such comments would result in (A) not meeting a deadline imposed by the applicable patent office or paying any extension fee(s) to extend such deadline, or (B) a loss of rights with respect to the applicable Patents; and in the event the prosecuting Party decides to abandon a Joint Foreground Patent or Seagen Prosecution Step-In Patent, as the case may be, the prosecuting Party shall notify the non-prosecuting Party, through the JPC, of any such decision, which notice shall be provided a reasonable amount of time prior to any filing or payment due date, or any other due date that requires action, in connection with such Patent to enable the non-prosecuting Party, at its sole discretion and expense, to file or to continue Prosecution and Maintenance of such Patent. In the event the non-prosecuting Party decides to file or to continue the Prosecution and Maintenance of such Patent, the initially prosecuting Party shall have no further right to Prosecute and Maintain such Patent, or to review and comment with respect thereto.
1.1.3Cooperation Regarding Certain Prosecution and Maintenance. As between the Parties, in the event that each Party owns or Controls an invention or intellectual property rights (other than Joint Foreground IP) primarily relating to a specific attachment moiety, and the relevant Nurix invention or intellectual property rights primarily relate to such attachment moiety as attached to a Proteasome Protein Binder or Degrader Spacer, the Parties will reasonably cooperate on a case-by-case basis, through the JPC, to enable one another to Prosecute and Maintain separate Patent filings with respect to such inventions or intellectual property rights while minimizing any loss of rights to either Party (e.g., coordinating the timing of filing for such filings such that neither Party’s filing is prior art to the other Party’s filings).
1.3Enforcement or Defense.
1.1.1Notification. Each Party will promptly notify the other Party of any infringement, misappropriation or other violation by a Third Party of any Nurix Patent, Seagen Foreground Patent, Product Patent, or Joint Foreground Patent, in the Territory of which it becomes aware, including any declaratory judgment or similar Action alleging invalidity, unenforceability or non-infringement with respect to any such Patent (collectively, “Infringement”).
1.1.2Right to Enforce or Defend Before Exercise of Degrader License Option. On a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, during the applicable Degrader License Option Period, the Parties shall, through the JPC, jointly control and bring, and shall share equally the costs and expenses related to, any enforcement or defense Action (and settlements thereof) as the JPC deems appropriate in connection with any Infringement of any Patent included in the Joint Foreground IP at a cost and expense to be equally shared between the Parties. Seagen shall control any enforcement or defense Action in connection with any Infringement of any Seagen Foreground Patent at Seagen’s sole cost and expense. Nurix shall control any enforcement or defense Action in connection with any Infringement of any Nurix Foreground Patent at Nurix’s sole cost and expense.
1.1.3Right to Enforce or Defend After Exercise of Degrader License Option. On a Licensed Degrader Target Set-by-Licensed Degrader Target Set basis, after the Degrader License Effective Date with respect to Seagen’s exercise (if any) of the applicable Degrader License Option:
(a)Seagen shall have the sole right, at its sole cost and expense, but not the obligation, to bring and control any enforcement or defense Action (and settlements thereof) as it deems appropriate, including in connection with any

Infringement, with respect to any and all Product Patents. Nurix will have the right to be represented in any such enforcement Action by counsel of its own choice at Nurix’s sole cost and expense;
(b)Subject to Section 15.3.3(a), Seagen shall have the first right, at its sole cost and expense, to bring and control any enforcement or defense Action (and settlements thereof) as it deems appropriate, including in connection with any Infringement, with respect to any and all Patents included in the Joint Foreground IP;
(c)Subject to Section 15.3.3(a), each Party shall have the sole right, at its sole cost and expense, but not the obligation, to bring and control any enforcement or defense Action as it deems appropriate, including in connection with any Infringement, with respect to any and all Foreground Patents that are solely owned by such Party in accordance with Section 15.1.2 (Foreground IP); provided, that Seagen shall have the sole right, at its sole cost and expense, but not the obligation, to bring and control any enforcement or defense Action as it deems appropriate, including in connection with any Infringement, with respect to any and all Seagen Prosecution Step-In Patents; provided, further, that Nurix shall have the right to review and comment on the enforcement and defense Actions by Seagen of such Seagen Prosecution Step-In Patents, and Seagen shall, and shall direct its counsel to, provide Nurix, through the JPC, with copies of all filings and responses reasonably promptly upon filing or receipt as applicable, and in sufficient time for Nurix to exercise such review and comment right, and shall consider in good faith the reasonable comments and requests of Nurix which are timely received by Seagen; and
(d)At the request and expense of the Party that controls any Action under this Section 15.3.3 (Right to Enforce or Defend After Exercise of Degrader License Option) (the “Enforcing Party”) the other Party (the “Non-Enforcing Party”) will join as a party to the Action if required and provide reasonable assistance in connection with such Action, including by executing reasonably appropriate documents and cooperating in discovery. The Enforcing Party will in no event settle or otherwise compromise any legal Action by admitting that any Product Patent is invalid or unenforceable, in each case without first obtaining the prior written consent of the Non-Enforcing Party, which consent will not be unreasonably withheld, conditioned, or delayed.
1.4Defense of Third Party Infringement Claims.
1.1.1Notification. Each Party will promptly notify the other Party of any claim alleging that the Research, Development, Manufacture or Commercialization of any Collaboration Degrader, Collaboration Degrader-Antibody Conjugate, Licensed Degrader, Licensed Degrader-Antibody Conjugate, or Licensed Products in the Territory infringes, misappropriates or otherwise violates any Patents, Know-How or other intellectual property rights of any Third Party (“Third Party Infringement Claim”).
1.1.2Right to Defend Before Exercise of Degrader License Option. On a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, during the applicable Degrader License Option Period, the Parties shall, through the JPC, share jointly responsibility and the costs and expenses to defend, or take other Actions (including to settle), with respect to any Third Party Infringement Claim relating to any Collaboration Degrader or Collaboration Degrader-Antibody Conjugate Directed To the applicable Collaboration Degrader Target Set.
1.1.3Right to Defend After Exercise of Degrader License Option. On a Licensed Degrader Target Set-by-Licensed Degrader Target Set basis, after the Degrader License

Effective Date with respect to Seagen’s exercise (if any) of the applicable Degrader License Option, Seagen will have the sole right, at its sole cost and expense, but not the obligation, to defend, and take other Actions (including settle) with respect to any Third Party Infringement Claim relating to any Licensed Product at its sole discretion, cost and expense, and Nurix will have the right to be represented in any such Action by counsel of its own choice at Nurix’s sole cost and expense provided that in no event will Seagen settle or otherwise compromise any such Third Party Infringement Claim by admitting that any Product Patent, Seagen Prosecution Step-In Patent, or Joint Foreground Patent is invalid or unenforceable, in each case, without first obtaining the prior written consent of Nurix, which consent will not be unreasonably withheld, conditioned, or delayed.
1.5Recovery. Subject to the terms and conditions of an applicable Profit-Share Product Agreement (if executed):
1.1.1Enforcement Actions. Any recovery (including any settlement) received as a result of any Action under Section 15.3 (Enforcement or Defense) will be allocated in the following order: (a) to reimburse the Enforcing Party (if the enforcement was not done jointly) for the costs and expenses (including attorneys’ and professional fees) that the Enforcing Party incurred in connection with such Action, to the extent not previously reimbursed; (b) to reimburse the Non-Enforcing Party to the extent not already reimbursed, where it joins an Action as provided under Section 15.3.3(d), for the costs and expenses (including attorneys’ and professional fees) that such Party incurred in connection with such Action, to the extent not previously reimbursed; and (c) any recoveries in excess of such costs and expenses shall be [*].
1.1.2Defense Actions. Any recovery (including any settlement) received as a result of any Action under Section 15.4 (Defense of Third Party Infringement Claims) will be allocated in the following order: (a) to reimburse the defending Party (if the defense was not done jointly) for the costs and expenses (including attorneys’ and professional fees) that the defending Party incurred in connection with such Action, to the extent not previously reimbursed; (b) to reimburse the non-defending Party to the extent not already reimbursed, where it joins such defense as provided under Section 15.3.3(d); and (c) any recoveries in excess of such costs and expenses shall be [*].
ARTICLE 16
CONFIDENTIALITY
1.1Nondisclosure and Non-Use. Each Party agrees that a Party (the “Receiving Party”) which receives the Confidential Information of the other Party (the “Disclosing Party”) pursuant to this Agreement or any Ancillary Agreement shall: (a) maintain in confidence such Confidential Information using not less than the efforts that such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts; (b) not disclose such Confidential Information to any Third Party without first obtaining the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this Article 16 (Confidentiality); and (c) not use such Confidential Information for any purpose except those expressly permitted under this Agreement or any Ancillary Agreement. The obligations of confidentiality, non-disclosure and non-use under this Section 16.1 (Nondisclosure and Non-Use) will be in full force and effect from the Effective Date until [*] years following the Term for any Confidential Information that is not identified by either Party as a trade secret, and for all such Confidential Information that is identified by either Party as a trade secret, in perpetuity. Upon the expiration or termination of this Agreement and at the request of the Disclosing Party, the Receiving Party will return or destroy the Confidential Information of the Disclosing Party, promptly (but in any case within [*] after the Disclosing Party’s request); provided, however, that a Party may retain: (i) Confidential Information of the Disclosing Party as necessary to exercise rights and licenses which expressly survive such termination or expiration pursuant to this Agreement; (ii) access to all other Confidential Information in archives solely for the purpose of establishing the contents thereof or in accordance with Applicable Law; and (iii) Confidential Information contained in any electronically stored backup files or other media created by or on behalf of such Party in accordance with its standard policies in the ordinary course of business.
1.2Exceptions. Section 16.1 (Nondisclosure and Non-Use) will not apply with respect to the following information of the Disclosing Party:
(a)information that was known to the Receiving Party or any of its Affiliates, as evidenced by written records, without any obligation to the Disclosing Party to keep it confidential or restrict its use, prior to disclosure by the Disclosing Party;
(b)information that is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to the Disclosing Party to keep it confidential or restrict its use;
(c)information that is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, without any breach by the Receiving Party of its obligations hereunder; or
(d)information that is independently developed by or for the Receiving Party or any of its Affiliates, as evidenced by written records, without reference to or reliance upon the Disclosing Party’s Confidential Information.
Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features or disclosures are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.
1.3Authorized Disclosure.
1.1.1Disclosure. Notwithstanding Section 16.1 (Nondisclosure and Non-Use), the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:
(a)as required by and in accordance with Section 16.6 (Securities Filings; Disclosure under Applicable Law), to the U.S. Securities and Exchange Commission or any national securities exchange in any jurisdiction in the Territory (each, a “Securities Regulator”);
(b)in response to a valid order of a court of competent jurisdiction or other Governmental Authority or Regulatory Authority or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law (other than to a Securities Regulator); provided, however, that to the extent legally permissible the Receiving Party will first give written notice to the Disclosing Party and give the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or requirement be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued and redacted in accordance with the Disclosing Party’s instruction; provided, further, that the Confidential Information disclosed in response to such court or governmental order or Applicable Law will be limited to that information which is legally required to be disclosed in response to such court or governmental order or Applicable Law;
(c)by either Party, to the extent necessary or reasonably useful to exercise its rights to Prosecute and Maintain, enforce and defend any and all Patents for which it has such right under Article 15 (Intellectual Property Matters); provided, however, that, to the extent practicable, such Party will provide the other Party with at least [*] prior written notice of any such disclosure and take reasonable and lawful actions to avoid or minimize the degree of disclosure;
(d)by either Party, to a Regulatory Authority, as necessary or reasonably useful in connection with any filing, submission or communication with respect to any Licensed Product (or any Licensed Degrader or Licensed Degrader-Antibody Conjugate contained therein) Collaboration Degrader, Collaboration Degrader-Antibody Conjugate, or, following the execution and delivery by each Party of a Reversion Product License Agreement, Reversion Product; provided, however, that reasonable measures will be taken by such Party to obtain confidential treatment of such information, to the extent such protection is available;
(e)by Seagen, to the extent necessary or reasonably useful to research, Develop, Manufacture, Commercialize or otherwise Exploit Licensed Products (or any Licensed Degrader or Licensed Degrader-Antibody Conjugate contained therein), Collaboration Degraders, or Collaboration Degrader-Antibody Conjugates, or to otherwise exercise the rights and licenses granted to it under this Agreement, including under Article 14 (License Grant; Exclusivity);
(f)disclosure (i) to any of its officers, employees, consultants, agents or Affiliates who need to know such Confidential Information to perform on behalf of such Party under this Agreement, (ii) in the case of Seagen, to any actual or potential collaborators, partners, licensees, Sublicensees, contractors, subcontractors, agents and representatives in connection with the Research, Development, Manufacture, Commercialization or other Exploitation of Licensed Products or otherwise to the extent necessary or reasonably useful for Seagen, its Affiliates or Sublicensees to exercise its or their rights or to perform its or their obligations hereunder, (iii) in the case of either Party, to such Party’s actual or bona fide potential acquirers, investors, or lenders on a strictly need to know basis for the sole purpose of evaluating or carrying out a bona fide investment in or acquisition of such Party or its Affiliate; and (iv) in the case of Nurix, [*]; provided, further, that each such recipient (under clauses (i)-(iv)) is bound by obligations of confidentiality, non-disclosure and non-use substantially equivalent to the obligations set forth in this Article 16 (Confidentiality), except for a shorter duration, if customary, to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by customary terms thereunder; and
(g)disclosure to its advisors (including attorneys, financial advisors and accountants); provided, however, that each such recipient is bound by obligations of confidentiality, non-disclosure and non-use substantially equivalent to the obligations set forth in this Article 16 (Confidentiality) except for a shorter duration, if customary (provided, however, that in the case of advisors bound by professional obligations of confidentiality and non-use, no agreement will be required), to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted;

provided, however, that, in each of the above situations in this Section 16.3.1 (Disclosure), the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 16.3.1 (Disclosure) to treat such Confidential Information as required under this Article 16 (Confidentiality).
1.1.2Terms of Disclosure. If and whenever any Confidential Information is disclosed in accordance with this Section 16.3 (Authorized Disclosure), such disclosure will not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information other than by breach of this Agreement or any Ancillary Agreement.
1.4Residual Knowledge. Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement and subject to Section 14.9 (Exclusivity), nothing shall restrict any Party from using Residual Knowledge for any purpose; provided, that neither Party will specifically disclose any Residual Knowledge to any Third Party.
1.5Terms of this Agreement. The Parties agree that this Agreement and the Ancillary Agreements and the terms hereof will be deemed to be Confidential Information of both Nurix and Seagen, and each Party agrees not to disclose this Agreement or any Ancillary Agreement or any terms hereof or thereof without obtaining the prior written consent of the other Party; provided, that each Party may disclose this Agreement or any terms hereof in accordance with the provisions of Section 16.3 (Authorized Disclosure), or Section 16.6 (Securities Filings; Disclosure under Applicable Law), as applicable.
1.6Securities Filings; Disclosure under Applicable Law. Each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, the Securities Regulators or to other Persons as may be required by Applicable Law, and if a Party submits this Agreement to, or files this Agreement with, any Securities Regulator or other Person as may be required by Applicable Law, such Party agrees to consult with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement and shall incorporate reasonable comments from the other Party to the extent legally permissible. Notwithstanding the foregoing, if a Party is required by any Securities Regulator or other Person as may be required by Applicable Law to make a disclosure of the terms of this Agreement in a filing or other submission as required by such Securities Regulator or such other Person, and such Party has: (a) provided copies of the disclosure to the other Party reasonably in advance under the circumstances of such filing or other disclosure; (b) promptly notified the other Party in writing of such requirement and any respective timing constraints; and (c) given the other Party reasonable time under the circumstances from the date of provision of copies of such disclosure to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by the Securities Regulator or the other Person. Notwithstanding the foregoing, if a Party seeks to make a disclosure as required by a Securities Regulator or other Person as may be required by Applicable Law as set forth in this Section 16.6 (Securities Filings; Disclosure under Applicable Law) and the other Party provides comments in accordance with this Section 16.6 (Securities Filings; Disclosure under Applicable Law), the Party seeking to make such disclosure or its counsel, as the case may be, will use good faith efforts to incorporate such comments.
1.7Publicity.
1.1.1Press Release. Nurix will have the right to issue a press release in the form set forth in Schedule 16.7.1, which Nurix shall issue within five (5) Business Days after the Effective Date.

1.1.2Nurix Rights. Nurix will have the right to issue any press release or other public statement disclosing each exercise of a Degrader License Option and the payment of each Milestone Payment or Sales Milestone Payment; provided, that Nurix must first obtain the prior written consent of Seagen (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that any such press release or other public statement does not include the Confidential Information of Seagen. Except as permitted under this Section 16.7 (Publicity) or Article 16 (Confidentiality), Nurix will not make any other press release or other public statement disclosing this Agreement or the activities hereunder without Seagen’s prior written consent. The contents of any press release or other public statement that has been reviewed and approved by Seagen may be re-released by Nurix in exactly the same language as previously approved by Seagen without first obtaining Seagen’s prior written consent in accordance with this Section 16.7 (Publicity).
1.8Publications. Before the Degrader License Effective Date for any Collaboration Degrader Target Set, neither Party will publish, publicly present or otherwise publicly disclose any paper, publication, oral presentation, abstract, poster, manuscript or other presentation relating to any activity or other matter under this Agreement (each, a “Publication”) relating to the applicable Collaboration Degrader Target Set, without the other Party’s prior written consent. Following the applicable Degrader License Effective Date, Seagen shall be responsible for and control all Publications relating to the applicable Licensed Degrader Target Set and solely to the extent permitted by the prior written consent of Seagen, Nurix shall have the right to make and disclose any such permitted Publications. To the extent a Party has a right pursuant to this Section 16.8 (Publications) to make a Publication, then the publishing Party (the “Publishing Party”) shall provide the other Party (a “Reviewing Party”) an opportunity to review such Publication to determine whether such Publication contains the Confidential Information of the Reviewing Party. The Publishing Party will deliver to the Reviewing Party a copy of any such proposed Publication or an outline of the proposed oral disclosure, together with any slides or other materials to be provided in connection with such oral disclosure (if any), at least [*] days prior to submission for publication or presentation for review by the Reviewing Party. The Reviewing Party will have the right, in its sole discretion, to: (a) require the removal of its Confidential Information from any such Publication by the Publishing Party or (b) request a reasonable delay in publication or presentation in order to protect patentable information. If the Reviewing Party requests such a delay, the Publishing Party will delay submission or presentation for a period of [*] days after its provision of the copy of the proposed Publication to enable patent applications protecting the Reviewing Party’s rights in such information.
1.9Use of Names. Except as otherwise expressly set forth herein, neither Party (or any of its respective Affiliates) will use any corporate name, trademark, trade name or logo of the other Party or any of its Affiliates, or its or their respective employees, in any publicity, promotion, news release or other public disclosure relating to this Agreement or its subject matter, without first obtaining the prior written consent of the other Party; provided, however, that such consent will not be required (a) to the extent use thereof may be required by Applicable Law, including the rules of any securities exchange or market on which a Party’s or its Affiliate’s securities are listed or traded, and (b) for use of the other Party’s name and company logo, in accordance with written specifications and standards to be provided by the other Party, solely to identify the other Party as a collaborator on such Party’s website and in public presentations. If Seagen at any time determines that the use of Seagen’s name and company logo for such purpose does not comply with such specifications and standards provided by Seagen and so notifies Nurix, then Nurix shall cease using Seagen’s name and company logo in such unapproved manner as soon as reasonably possible. Each Party shall retain all rights, title and interests in and to all such corporate names, trademarks, trade names and logos of such Party and its Affiliates.
1.10Clinical Trials Registry. For clarity, Seagen, its Affiliates and its designees will have the right to publish registry information and summaries of data and results from any Clinical

Trials conducted in connection with Licensed Products, on its Clinical Trials registry or on a government-sponsored database, such as www.clinicaltrials.gov, without first obtaining the prior consent of Nurix. The Parties will reasonably cooperate if required or reasonably requested in writing by Seagen in order to facilitate any such publication by Seagen, any of its Affiliates or any of its designees.
ARTICLE 17
REPRESENTATIONS AND WARRANTIES; CLOSING CONDITIONS; COVENANTS
1.1Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party, as of Effective Date, that:
(a)such Party is duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its formation and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the full right to grant the licenses and sublicenses granted by it hereunder;
(b)such Party has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
(c)this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to: (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors; or (b) laws governing specific performance, injunctive relief and other equitable remedies;
(d)the execution, delivery and performance of this Agreement by such Party does not breach, violate, or conflict with any agreement or any provision thereof (including any confidentiality or non-competition obligation, any exclusivity obligation, or any provisions with respect to the ownership, prosecution and enforcement of intellectual property rights), or any instrument or understanding, oral or written, to which such Party (or any of its Affiliates) is a party or by which such Party (or any of its Affiliates) is bound, nor violate any Applicable Law of any Governmental Authority having jurisdiction over such Party (or any of its Affiliates);
(e)no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is or will be necessary for, or in connection with, any of the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials, or to Manufacture or Commercialize any Licensed Product(s);
(f)it has obtained all necessary authorizations, consents and approvals of any Third Party that is required to be obtained by it for, or in connection with, any of the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials, or to Manufacture or Commercialize any Licensed Product(s); and
(g)Neither it nor any of its Affiliates (i) has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or analogous provisions of Applicable Law outside the United States or listed on any excluded list; (ii) has used in any capacity, in connection with the activities to be performed under this Agreement, any individual or entity that has been debarred pursuant to Section 306 of the FFDCA or analogous provisions of Applicable Law outside the United States, or that is the subject of a conviction described in such Section or analogous provisions of Applicable Law outside the United States; (iii) has been listed by any Governmental Authority as ineligible to participate in any government healthcare program or government procurement or non-procurement program, or is excluded, debarred, or suspended from participating in any such program; or (iv) has been convicted of a criminal offense related to the provision of healthcare items or services. Each Party agrees to inform the other Party in writing promptly if such Party or any individual or entity performing activities under this Agreement on behalf of such Party becomes subject to any of the foregoing.
1.2Representations and Warranties of Nurix. Nurix hereby represents and warrants to Seagen as of the Effective Date that:
(a)Schedule 17.2(a) sets forth a complete and accurate list of all the Nurix Patents existing as of the Effective Date that are (i) necessary or reasonably useful for the Joint Research Plans for the Initial Degrader Target Sets or (ii) necessary or reasonably useful to Research, Develop, Manufacture, Commercialize or otherwise Exploit Licensed Products that contain any Collaboration Degrader Directed To the Initial Degrader Target Sets (including as part of any Licensed Degrader-Antibody Conjugates) in the Field in the Territory.
(b)Nurix is the sole and exclusive owner of the Nurix IP free and clear of all liens and encumbrances that would adversely affect the rights to Seagen hereunder in any material respect. Nurix has the full right and authority to grant all of the rights and licenses granted to Seagen hereunder, and neither Nurix nor its Affiliates have granted any right or license, or committed to grant any right or license, to any Third Party relating to any of the Nurix IP in a manner that would conflict with or limit the scope of any of the options, rights or licenses granted to Seagen hereunder.
(c)Nurix has complied in all respects with all Applicable Law with respect to the Prosecution and Maintenance of the Nurix Patents. No dispute regarding inventorship or ownership has been alleged or threatened with respect to any Nurix Patents. There is no pending or threatened adverse Action (including any interference, inter partes review, post-grant review, re-examination, opposition, or inventorship or ownership challenge, in each case, in or before any patent office or other Governmental Authority) against Nurix in relation to any Nurix Patents. All Nurix Patents are: (i) subsisting and, to Nurix’s knowledge, not invalid or unenforceable, in whole or in part, (ii) in the case of pending applications, being diligently prosecuted in the respective patent offices in accordance with Applicable Law and Nurix has presented all relevant references, documents and information of which it and the inventors are aware to the relevant patent examiner at the relevant patent office and (iii) Prosecuted and Maintained properly and correctly (including by identifying every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or pending) and all applicable fees have been paid by the due date for payment.

(d)Nurix has not misappropriated any Know-How of a Third Party or, to Nurix’s knowledge, infringed any Patents of a Third Party in connection with developing the Nurix IP. Neither Nurix nor its Affiliates have received any written notice or to Nurix’s knowledge, any threat of any claim or litigation that any Patent or Know-How (including any trade secret right) Controlled by a Third Party would be infringed, misappropriated or otherwise violated by the performance of the activities hereunder or by the Development, Manufacture, Commercialization or Exploitation of the Licensed Products in accordance with this Agreement. Neither (i) the Nurix Materials supplied by Nurix to Seagen hereunder, nor (ii) the use and practice of the Nurix IP as contemplated hereunder would misappropriate or, to Nurix’s knowledge, infringe any intellectual property rights of any Third Party. To Nurix’s knowledge, there are no activities by Third Parties within the Territory that would constitute misappropriation of Nurix Know-How or infringement of Nurix Patents. Neither Nurix nor its Affiliates have received any written notice or to Nurix’s knowledge, any threat, of a claim or litigation made by any Person against Nurix or its Affiliates that alleges that any Nurix Patent is invalid or unenforceable.
(e)Nurix and its Affiliates have obtained from all individuals who participated in any respect in the invention or authorship of any Nurix IP effective written assignments of all ownership rights of such individuals in such Nurix IP, as applicable. To Nurix’s knowledge, no Person who claims to be an inventor of an invention claimed in a Nurix Patent is not identified as an inventor of such invention in the filed patent documents for such Nurix Patent.
(f)The inventions claimed or covered by the Nurix Patents (i) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States (or any agency thereof) or the government of any other country; (ii) are not a “subject invention” as that term is described in 35 U.S.C. §201(e); (iii) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§200-212, as amended, or any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401; and (iv) are not the subject of any licenses, options or other rights of any Governmental Authority, within or outside the United States; in the case of clauses (ii) or (iii), or similar obligations or restrictions under the Applicable Law of any other country.
(g)There are no exclusivity provisions or any other restrictions in any agreement between Nurix or its Affiliates, on the one hand, and any Third Party, on the other hand, that would limit (i) Nurix’s ability to (A) perform its obligations under this Agreement, or (B) grant such rights and licenses as granted under this Agreement to Seagen, or (ii) to Nurix’s knowledge, Seagen’s ability to Research, Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Products as contemplated by this Agreement. Neither Nurix nor any of its Affiliates are delinquent in any payment obligations to any Third Party, or engaged in any dispute with any Third Party, that would limit (x) Nurix’s ability to (A) perform its obligations under this Agreement, or (B) grant such rights and licenses as granted under this Agreement to Seagen or (y) to Nurix’s knowledge, Seagen’s ability to Research, Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Products as contemplated by this Agreement.
(h)There are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial, or legal, administrative or other proceedings, or governmental investigations pending or, to the knowledge of Nurix, threatened against Nurix or its Affiliates which could reasonably be expected to adversely affect or restrict the ability of Nurix to consummate or perform the transactions contemplated under this Agreement.
1.3Representations and Warranties of Seagen. Seagen hereby represents and warrants to Nurix, as of the Effective Date, that:
(a)Neither (i) the Seagen Materials supplied by Seagen to Nurix hereunder, nor (ii) the use and practice of the Seagen IP as contemplated hereunder would, to Seagen’s knowledge, misappropriate or infringe any intellectual property rights of any Third Party.
(b) There are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial, or legal, administrative, or other proceedings or governmental investigations pending or, to the actual knowledge of Seagen, threatened against Seagen which would reasonably be expected to adversely affect or restrict the ability of Seagen to consummate or perform the transaction contemplated under this Agreement.
1.4Covenants. Each Party hereby covenants to the other Party that during the Term: (a) such Party and its Affiliates will perform its activities pursuant to this Agreement in compliance (and will ensure compliance by any of its subcontractors) with all Applicable Law, including, to the extent applicable, FCPA, GCP, GLP and GMP and in accordance with good scientific, clinical and manufacturing practices and applicable industry ethical codes; (b) will not employ, or otherwise use in any capacity, the services of any Person suspended, proposed for debarment or debarred under United States law, including under 21 U.S.C. § 335a, or any foreign equivalent thereof, with respect to the performance of activities hereunder; (c) such Party will not enter into any agreement, contract, commitment or other arrangement that could reasonably be expected to conflict with the rights granted to the other Party hereunder or otherwise prevent the other Party from exercising the rights granted to it hereunder; (d) such Party will not misappropriate any trade secret of a Third Party in connection with the performance of its activities hereunder; and (e) such Party will maintain all permits, licenses, registrations and other forms of authorizations and approvals from any Governmental Authority, necessary or required to be obtained or maintained by such Party in order for such Party to execute and deliver this Agreement and to perform its obligations hereunder and thereunder in a manner which complies with all Applicable Law.
1.5Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENTS OR KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT. WITHOUT LIMITING THE FOREGOING, THE PARTIES AGREE THAT THE MILESTONE EVENTS AND NET SALES LEVELS SET FORTH IN THIS AGREEMENT OR THAT HAVE OTHERWISE BEEN DISCUSSED BY THE PARTIES ARE MERELY INTENDED TO DEFINE THE MILESTONE PAYMENTS AND ROYALTY OBLIGATIONS IF SUCH MILESTONE EVENTS OR NET SALES LEVELS ARE ACHIEVED. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY ADVANCE ANY DEGRADER PRODUCT OR DEVELOP, ACHIEVE REGULATORY APPROVAL FOR, MANUFACTURE OR COMMERCIALIZE ANY

LICENSED PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OR PROFIT OF SUCH LICENSED PRODUCT WILL BE ACHIEVED.
ARTICLE 18
INDEMNIFICATION; INSURANCE
1.1Indemnification.
1.1.1Indemnification by Seagen. Seagen will indemnify, defend and hold harmless Nurix, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns (each, a “Nurix Indemnitee”) from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based upon:
(a)any Research activities conducted by Seagen or its Affiliates or contractors under this Agreement;
(b)the Development, Manufacture or Commercialization of Licensed Products in the Field in the Territory by Seagen, its Affiliates or its Sublicensees (provided, that in the event Nurix exercises its Profit-Share Option and the Parties enter into a Profit-Share Product Agreement with respect to a Profit-Share Product, the relevant Profit-Share Product Agreement will control with respect to any Third Party Claim based on the Development, Manufacture or Commercialization of Profit-Share Products);
(c)the gross negligence or willful misconduct of Seagen or its Affiliates or its or their respective directors, officers, employees or agents, in connection with Seagen’s performance of its obligations under this Agreement or any Ancillary Agreement; or
(d)any breach by Seagen of any of its representations, warranties, covenants, agreements or obligations under this Agreement or any Ancillary Agreement;
provided, however, that in each case ((a)-(d)), such indemnity will not apply to the extent Nurix has an indemnification obligation pursuant to Section 18.1.2 (Indemnification by Nurix) for such Damages.
1.1.2Indemnification by Nurix. Nurix will indemnify, defend and hold harmless Seagen, its Affiliates and its and their respective directors, officers, employees, agents, successors, assigns and Sublicensees (each, a “Seagen Indemnitee”), from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based upon:
(a)any Research activities conducted by Nurix or its Affiliates or contractors under this Agreement;
(b)the gross negligence or willful misconduct of Nurix or its Affiliates or its or their respective directors, officers, employees or agents, in connection with Nurix’s performance of its obligations under this Agreement or any Ancillary Agreement; or
(c)any breach by Nurix of any of its representations, warranties, covenants, agreements or obligations under this Agreement or any Ancillary Agreement;

provided, however, that in each case ((a)-(c)), such indemnity will not apply to the extent Seagen has an indemnification obligation pursuant to Section 18.1.1 (Indemnification by Seagen) for such Damages.
1.2Indemnification Procedure.
1.1.1Indemnification Notice. If a Nurix Indemnitee or Seagen Indemnitee is seeking indemnification under Section 18.1.1 (Indemnification by Seagen) or Section 18.1.2 (Indemnification by Nurix), as applicable (the “Indemnitee”), Nurix or Seagen, as applicable, will inform the other Party (the “Indemnitor”) of the claim giving rise to the obligation to indemnify pursuant to Section 18.1.1 (Indemnification by Seagen) or Section 18.1.2 (Indemnification by Nurix), as applicable, as soon as reasonably practicable after receiving notice of the claim (an “Indemnification Claim Notice”); provided, however, that any delay or failure to provide such notice will not constitute a waiver or release of, or otherwise limit, the Indemnitor’s obligation to indemnify under Section 18.1.1 (Indemnification by Seagen) or Section 18.1.2 (Indemnification by Nurix), as applicable, except to the extent that such delay or failure materially prejudices the Indemnitor’s ability to defend against the relevant claims.
1.1.2Control of Defense. The Indemnitor will have the right, upon written notice given to the Indemnitee and the non-indemnifying Party within [*] days after receipt of the Indemnification Claim Notice, to assume the defense of any such claim for which the Indemnitee is seeking indemnification pursuant to Section 18.1.1 (Indemnification by Seagen) or Section 18.1.2 (Indemnification by Nurix), as applicable. The non-indemnifying Party will cause the Indemnitee to cooperate with the Indemnitor and the Indemnitor’s insurer as the Indemnitor may reasonably request, and at the Indemnitor’s cost and expense. The Indemnitee will have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnitor.
1.1.3Settlements; No Presumption of Liability. The Indemnitor will not settle any claim without first obtaining the prior written consent of the non-indemnifying Party, not to be unreasonably withheld, conditioned or delayed; provided, that the Indemnitor shall have the right to settle claims that are exclusively for money damages without such prior written consent so long as the settlement does not impose any liability or admit any fault on behalf of the Indemnitee. The assumption of the defense of a claim by the Indemnitor will not be construed as an acknowledgment that the Indemnitor is liable to indemnify the Indemnitee in respect of the claim, nor will it constitute a waiver by the Indemnitor of any defenses it may assert against the Indemnitee’s claim for indemnification. In the event that it is ultimately determined that the Indemnitor is not obligated to indemnify, defend or hold harmless the Indemnitee from and against the claim, the non-indemnifying Party will reimburse the Indemnitor for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Damages incurred by the Indemnitor in its defense of the claim.
1.1.4Separate Defenses; Cooperation. If the Parties cannot agree as to the application of Section 18.1.1 (Indemnification by Seagen) or Section 18.1.2 (Indemnification by Nurix), as applicable, to any claim, pending the resolution of the Dispute pursuant to Section 20.6 (Choice of Law; Dispute Resolution; Jurisdiction), the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 18.1.1 (Indemnification by Seagen) or Section 18.1.2 (Indemnification by Nurix), as applicable, upon resolution of the underlying claim. In each case, the non-indemnifying Party will cause each applicable Indemnitee to reasonably cooperate with the Indemnitor and make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information will be subject to Article 16 (Confidentiality).

1.3Insurance. During the Term and for a period of [*] years thereafter, each Party will have and maintain in full force and effect, at its own expense, insurance coverage (with a Third Party insurance company with a current AM Best rating of A- or equivalent or higher, or through a commercially reasonable program of self-insurance) to include:
(a)Commercial general liability insurance (including product liability coverage and completed operations liability coverage and covering bodily injury and property damage) with limits of liability not less than [*] per occurrence and [*] in the aggregate;
(b)Statutory workers’ compensation insurance in compliance with Applicable Law (including the local law requirements of the state or jurisdiction in which the work is to be performed);
(c)Employer’s liability insurance with limits of liability not less than [*] per occurrence and [*] in the aggregate; and
(d)Umbrella/excess liability insurance providing additional limits above the commercial general liability insurance policy with limits of liability not less than [*] per occurrence and [*] in the aggregate.
For the avoidance of doubt, none of the coverage under this section shall serve to limit or expand the Parties’ indemnification obligations or other liability under this Agreement. As reasonably requested by the other Party (such request not more than once per Calendar Year), and to the extent applicable, a Party shall furnish one (1) or more certificates of insurance evidencing that the coverage required by this Section 18.3 (Insurance) is in full force and effect in compliance with the provisions of this Section 18.3 (Insurance). Each such certificate shall state the relevant policy number(s), date(s) of expiration and required limits of coverage.
1.4Limitation of Liability. NEITHER NURIX NOR SEAGEN, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 18.4 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT: (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 18.1.1 (INDEMNIFICATION BY SEAGEN) OR SECTION 18.1.2 (INDEMNIFICATION BY NURIX), AS APPLICABLE, IN CONNECTION WITH A CLAIM FOR SUCH LOSSES OR DAMAGES BY A THIRD PARTY; (B) THE LIABILITY OF A PARTY FOR BREACH OF ITS EXCLUSIVITY OBLIGATIONS UNDER SECTION 14.9 (EXCLUSIVITY); (C) DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR FRAUD; OR (D) LIABILITY OF EITHER PARTY FOR BREACH OF ARTICLE 16 (CONFIDENTIALITY).

ARTICLE 19
TERM AND TERMINATION
1.1Term; Expiration. The term of this Agreement (the “Term”) will begin on the Effective Date and expire upon the first to occur of (a) the expiration of the last-to-expire Degrader License Option Period under this Agreement if no Degrader License Option has been exercised prior to such expiration, or (b) the expiration of the last-to-expire Royalty Term under this Agreement (or as otherwise provided in a relevant Nurix Opt-In Agreement, if applicable), in each case, unless earlier terminated in accordance with this Article 19 (Term and Termination). For clarity, if a Degrader License Option is exercised in accordance with this Agreement, the Term shall continue following such exercise until the commencement and expiration of all applicable Royalty Terms, subject to the foregoing clause (b), regardless of whether any Royalty Term has commenced or is ongoing as of the date of such exercise or any determination of the Term hereunder.
1.2Termination.
1.1.1Termination for Material Breach.
(a)Material Breach. This Agreement may be terminated (i) in its entirety for a material breach by the other Party that (A) fundamentally frustrates the value and essential purpose of the transactions contemplated by this Agreement and (B) affects this Agreement in its entirety, or (ii) in part, on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis or a Licensed Degrader Target Set-by-Licensed Degrader Target Set basis, as applicable, for a material breach by the other Party with respect to and affecting such Collaboration Degrader Target Set or Licensed Degrader Target Set, as applicable, in each case ((i) and (ii)), upon written notice to the breaching Party if the breaching Party has not cured such material breach within [*] if for breach of a payment obligation under this Agreement or [*] for all other breaches, in each case, after the date of written notice to the breaching Party of such breach (which notice will describe such material breach in reasonable detail and will state the non-breaching Party’s intention to terminate this Agreement, in its entirety or in part) (such [*] or [*] period, as applicable, the “Cure Period”).
(b)Disagreement as to Material Breach. Notwithstanding Section 19.2.1(a) (Material Breach), if the Parties in good faith disagree as to whether there has been a material breach of this Agreement or a cure of any such breach, then: (i) the Party that disputes whether there has been a material breach or cure may contest the allegation by referring such matter, within the applicable Cure Period in the event of a Dispute regarding whether there has been a material breach or within [*] following the expiration of the appliable Cure Period in the event of a Dispute regarding whether there has been a cure of any such breach, for resolution in accordance with Section 20.6 (Choice of Law; Dispute Resolution; Jurisdiction); (ii) if a Party disputes such material breach or cure as described in clause (i) above, then the relevant Cure Period and the Parties’ rights to terminate this Agreement will be tolled from the date on which the Party that disputes the existence of such material breach or cure notifies the other Party of such Dispute through final resolution of such Dispute in accordance with Section 20.6 (Choice of Law; Dispute Resolution; Jurisdiction) (or, if earlier, until abandonment of the Dispute by the disputing Party); and (iii) subject to the foregoing (including tolling of the Parties’ rights to terminate this Agreement) and Section 19.4 (Surviving Provisions), during the pendency of such Dispute, all other terms and conditions of this Agreement and the Ancillary Agreements will remain in effect and the Parties will continue to perform all of their respective obligations hereunder and thereunder.

1.1.2Termination at Will. Seagen may terminate this Agreement at will, in Seagen’s sole discretion (a) on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis prior to the Degrader License Effective Date for a Collaboration Degrader Target Set, upon delivery of [*] written notice to Nurix; and (b) on a Licensed Degrader Target Set-by-Licensed Degrader Target Set basis after the Degrader License Effective Date for a Licensed Degrader Target Set, upon delivery of [*] written notice to Nurix. Without limiting the foregoing, Seagen may terminate this Agreement at will, in Seagen’s sole discretion, in this Agreement’s entirety: (i) prior to the Degrader License Effective Date for any Collaboration Degrader Target Set, upon delivery of [*] prior written notice to Nurix; and (ii) after the Degrader License Effective Date for any Licensed Degrader Target Set, upon delivery of [*] prior written notice to Nurix.
1.1.3Termination for Outside Date. Either Party may terminate this Agreement, on a Collaboration Degrader Target Set-by-Collaboration Degrader Target Set basis, if and to the extent permitted in accordance with Section 5.4.3 (Outside Date).
1.1.4Termination for Bankruptcy.
(a)Termination Right. In the event that either Party (i) commences a voluntary case under the Bankruptcy Code or any similar bankruptcy or insolvency law foreign or domestic, (ii) makes an assignment for the benefit of, or an arrangement or composition generally with, its creditors, (iii) appoints an examiner or of a receiver or trustee over all or substantially all of its property or suffers the appointment of such party that is not discharged within [*] after such filing or appointment, (iv) proposes or is a party to any dissolution, liquidation or winding up of such Party, (v) has an involuntary petition filed against it under the Bankruptcy Code or any similar bankruptcy or insolvency law that is not discharged or dismissed within [*] of the filing thereof, or (vi) admits in writing its inability generally to meet its obligations as they fall due in the ordinary course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
(b)Section 365(n) Rights. For purposes of Section 365(n) of the Bankruptcy Code and any similar law, foreign or domestic, all rights and licenses granted under or pursuant to any Section of this Agreement are rights to “intellectual property” (as defined in Section 101(35A) of the Bankruptcy Code). The Parties agree that the licensee of such rights under this Agreement will retain and may fully exercise all of its protections, rights and elections under the Bankruptcy Code and any similar laws in any other country. Each Party hereby acknowledges that copies of research data, laboratory samples, product samples and inventory, formulas, laboratory notes and notebooks, pre-clinical research data and results, tangible Know-How and rights of reference, in each case, that relate to such intellectual property, constitute “embodiments” of such intellectual property pursuant to Section 365(n) of the Bankruptcy Code. The Parties agree that in the event of the commencement of a case by or against a Party under the Bankruptcy Code, then the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, and the same, if not already in the other Party’s possession, will be (i) promptly delivered to the other Party, unless and until this Agreement or any license of rights to intellectual property hereunder is rejected, and (ii) if not delivered under clause (i), upon the other Party’s written request therefor, following (A) the rejection of this Agreement or any license of rights to intellectual property hereunder, and (B) such other Party’s election to retain its rights under Section 365(n)(1)(B) of the Bankruptcy Code. The provisions of this Section 19.2.4(b) (Section 365(n) Rights) are without prejudice to any rights the non-bankrupt Party may have arising under the Bankruptcy Code, laws of other jurisdictions governing insolvency and bankruptcy or other Applicable Law. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, including for purposes of the Bankruptcy Code and any similar laws in any other country: (x) the right of access of the licensee to any intellectual property (including all embodiments thereof) of (i) the licensor, or (ii) any Third Party with whom the licensor contracts to perform an obligation of such licensor under this Agreement which is necessary for the Development, Manufacture or Commercialization of a Licensed Product; (y) the right of licensee to contract directly with any Third Party described in (x)(ii) to complete the contracted work and (z) the right of licensee to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to such licensor under this Agreement.
1.1.5Termination for Material Safety Matters. Seagen will have the right to terminate this Agreement (and all Ancillary Agreements) in its entirety or in part on a Licensed Degrader Target Set-by-Licensed Degrader Target Set basis upon [*] prior written notice to Nurix, if the Seagen Safety Review Committee has recommended, in accordance with Seagen’s internal operating procedures consistently applied across its own pharmaceutical products, cessation of Development or Commercialization of [*]. Seagen shall include in its notice of termination a summary of the Seagen Safety Review Committee’s concerns.
1.3Effects of Expiration and Termination.
1.1.1Termination with respect to Collaboration Degrader Target Sets. Upon termination of this Agreement with respect to a Collaboration Degrader Target Set (including as a result of termination of this Agreement in its entirety): (i) by Seagen, in accordance with Section 19.2.2 (Termination at Will); or (ii) by Nurix, in accordance with Section 19.2.1 (Termination for Material Breach) or Section 19.2.4 (Termination for Bankruptcy); or (iii) by either Party, in accordance with Section 19.2.3 (Termination for Outside Date), such Collaboration Degrader Target Set and all of its Subsets shall become Former Collaboration Degrader Target Sets, and:
(a)the license grant by Nurix to Seagen as further described in Section 14.1 (Research Licenses) with respect to such Former Collaboration Degrader Target Sets shall immediately terminate and Seagen will not have any rights to use or exercise any rights under the Nurix IP with respect to any Collaboration Degraders or Collaboration Degrader-Antibody Conjugates Directed To such Former Collaboration Degrader Target Sets;
(b)Nurix’s exclusivity obligations described in Section 14.9.1 (Collaboration Degrader Target Set Exclusivity) shall no longer apply to such Former Collaboration Degrader Target Sets;
(c)the license grant by Seagen to Nurix as further described in Section 14.1 (Research Licenses) with respect to such Former Collaboration Degrader Target Sets shall immediately terminate and Nurix will not have any rights to use or exercise any rights under the Seagen IP with respect to any Collaboration Degraders or Collaboration Degrader-Antibody Conjugates Directed To such Former Collaboration Degrader Target Sets;
(d)Nurix and its Affiliates may research, Develop, Manufacture, Commercialize, or otherwise Exploit Degraders that are Directed To such Former Collaboration Degrader Target Sets including as set forth in Section 14.8.1 (No Restriction on Former Degrader Targets);

(e)Seagen will have no further obligations under this Agreement with respect to Researching, Developing, Manufacturing or Commercializing any Collaboration Degraders or Collaboration Degrader-Antibody Conjugates that are Directed To such Former Collaboration Degrader Target Sets; and
(f)Nurix will have no further obligations under this Agreement with respect to performing the Joint Research Plan or Research activities for such Former Collaboration Degrader Target Sets.
1.1.2Termination with respect to Licensed Degrader Target Sets. Upon termination of this Agreement with respect to a Licensed Degrader Target Set that is not a Collaboration Degrader Target Set (including as a result of termination of this Agreement in its entirety): (i) by Seagen, in accordance with Section 19.2.2 (Termination at Will); or (ii) by Nurix, in accordance with Section 19.2.1 (Termination for Material Breach), or Section 19.2.4 (Termination for Bankruptcy), such Licensed Degrader Target Set and all of its Subsets (including any [*] Licensed Degrader Target Set that is a Subset thereof) shall become Former Licensed Degrader Target Sets, and:
(a)the license grant by Nurix to Seagen as further described in Section 14.2 (Licensed Degrader License) with respect to such Former Licensed Degrader Target Sets shall immediately terminate and Seagen will not have any rights to use or exercise any rights under the Nurix IP with respect to any Licensed Degraders or Licensed Degrader-Antibody Conjugates Directed To such Former Licensed Degrader Target Sets;
(b)Nurix’s exclusivity obligations described in Section 14.9.3 (Licensed Degrader Target Set Exclusivity) and Section 14.9.4 ([*] Licensed Degrader Target Set Exclusivity) shall no longer apply to such Former Licensed Degrader Target Sets;
(c)Nurix and its Affiliates may research, Develop, Manufacture, Commercialize, or otherwise Exploit Degraders that are Directed To such Former Licensed Degrader Target Sets including as set forth in Section 14.8.1 (No Restriction on Former Degrader Targets);
(d)if and to the extent applicable, the terms and conditions of Section 14.3 (Reversion Licenses) shall apply;
(e)Seagen will have no further obligations under this Agreement with respect to Researching, Developing, Manufacturing or Commercializing any Licensed Degraders or Licensed Degrader-Antibody Conjugates Directed To such Former Licensed Degrader Target Sets; and
(f)Nurix will have no further obligations under this Agreement with respect to performing the Joint Research Plan or Research activities for such Former Licensed Degrader Target Sets.
1.1.3Termination with Respect to Profit-Share Products. Without limiting Section 19.3.2 (Termination with respect to Licensed Degrader Target Sets), upon termination of this Agreement with respect to a Licensed Degrader Target Set (including as a result of termination of this Agreement in its entirety): (i) by Seagen, in accordance with Section 19.2.2 (Termination at Will); or (ii) by Nurix, in accordance with Section 19.2.1 (Termination for Material Breach), or Section 19.2.4 (Termination for Bankruptcy), then:

(a)Upon Nurix’s written request delivered to Seagen pursuant to Section 14.3.1 (Reversion Product License Agreement), the Parties shall enter into a Reversion Product License Agreement in accordance with Section 14.3.1 (Reversion Product License Agreement); and
(b)the Parties shall work together in good faith, as soon as reasonably practicable following the effective date of termination, to plan and implement an orderly wind-down or transition of all ongoing Research, Development, Manufacturing and Commercialization activities by or on behalf of the Parties with respect to any Profit-Share Product Directed To such Licensed Degrader Target Set, including the wind-down or transition of any ongoing Clinical Trials with respect to such Profit-Share Product, taking into account the protection of patient health and safety, and in accordance with any requirements under Applicable Law or from applicable Regulatory Authorities and applicable ethical standards.
1.1.4Termination with Respect to Potential Reversion Products. Without limiting Section 19.3.2 (Termination with respect to Licensed Degrader Target Sets), upon termination of this Agreement with respect to a Licensed Degrader Target Set (including as a result of termination of this Agreement in its entirety): (i) by Seagen, in accordance with Section 19.2.2 (Termination at Will); or (ii) by Nurix, in accordance with Section 19.2.1 (Termination for Material Breach), or Section 19.2.4 (Termination for Bankruptcy), the following shall apply with respect to any Licensed Product that is a Potential Reversion Product Directed To such Licensed Degrader Target Set as of the effective date of termination:
(a)Upon Nurix’s written request delivered to Seagen pursuant to Section 14.3.2 (Potential Reversion Products), the Parties shall discuss in good faith the potential terms and conditions of an Other Reversion License Agreement with respect to the applicable Potential Reversion Product pursuant to Section 14.3.2 (Potential Reversion Products); and
(b)if the Parties enter into an Other Reversion License Agreement with respect to the Potential Reversion Product, the Parties shall work together in good faith, as soon as reasonably practicable following the effective date of termination, to plan and implement an orderly wind-down or transition of all ongoing Research, Development, Manufacturing and Commercialization activities by or on behalf of the Parties with respect to the Potential Reversion Product, including the wind-down or transition of any ongoing Clinical Trials with respect to such Potential Reversion Product, taking into account the protection of patient health and safety, and in accordance with any requirements under Applicable Law or from applicable Regulatory Authorities and applicable ethical standards.
1.1.5Termination for Material Safety Matters. Upon termination of this Agreement pursuant to Section 19.2.5 (Termination for Material Safety Matters), the following provisions shall apply with respect to the terminated Degrader Target Set(s):
(a)the Parties shall work together in good faith, as soon as reasonably practicable following the effective date of termination, to plan and implement an orderly wind-down of all ongoing Research, Development, Manufacturing and Commercialization activities by or on behalf of the Parties with respect to the terminated Degrader Target Set(s) and Licensed Products Directed To such terminated Degrader Target Set(s), including the wind-down of any ongoing Clinical Trials with respect to such Licensed Product(s), taking into account the protection of patient health and safety, and in accordance with any requirements under Applicable Law or from applicable Regulatory Authorities and applicable ethical standards;

(b)notwithstanding anything contained herein to the contrary, except for the activities contemplated by clause (a), following the effective date of termination (i) the licenses granted by each Party to the other Party with respect to the terminated Degrader Target Set(s) and Licensed Products Directed To such Degrader Target Set(s) shall terminate, and (ii) neither Party shall have the right to continue to conduct any research, Development, Manufacturing or Commercialization activities with respect to any Licensed Product(s) that are subject to such termination without the prior written consent of the other Party;
(c)Seagen will have no further obligations under this Agreement with respect to researching, Developing, Manufacturing or Commercializing any Licensed Degraders or Licensed Degrader-Antibody Conjugates Directed To the terminated Degrader Target Set(s) except as set forth in this Section 19.3.5 (Termination for Material Safety Matters); and
(d)each Party shall be responsible for its own costs incurred in the performance of wind-down activities contemplated by this Section 19.3.5 (Termination for Material Safety Matters).
1.1.6Certain Termination by Seagen. Upon termination of this Agreement with respect to a Collaboration Degrader Target Set or a Licensed Degrader Target Set (including as a result of termination of this Agreement in its entirety) by Seagen in accordance with Section 19.2.1 (Termination for Material Breach) or Section 19.2.4 (Termination for Bankruptcy):
(a)any such Collaboration Degrader Target Set and all of its Subsets shall become Former Collaboration Degrader Target Sets and any such Licensed Degrader Target Set and all of its Subsets shall become Former Licensed Degrader Target Sets; and
(b)the effects of termination set forth in Section 19.3.1 (Termination with respect to Collaboration Degrader Target Sets) and Section 19.3.2 (Termination with respect to Licensed Degrader Target Sets) shall apply, as applicable.
1.1.7Right to Maintain License. Notwithstanding anything to the contrary contained in this Agreement, if Seagen would have the right to terminate this Agreement in its entirety pursuant to Section 19.2.1(a)(i) with respect to a material breach by Nurix that is not cured during the applicable Cure Period, in lieu of such termination Seagen may elect to continue this Agreement in full force and effect, except that any amounts that become due to Nurix under this Agreement after the date of Seagen’s right to terminate shall be [*]. Seagen’s election of the remedy set forth in this Section 19.3.7 (Right to Maintain License) shall be without prejudice to any other remedies that Seagen may have under this Agreement or otherwise under Applicable Law; provided, that if Seagen also pursues a claim for Damages arising from the applicable breach, then any resulting Damages award shall be reduced by the value of the remedies provided under this Section 19.3.7 (Right to Maintain License).
1.4Surviving Provisions.
1.1.1Accrued Rights; Remedies. The expiration or termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such expiration or termination, and any and all Damages or remedies (whether at law or in equity) arising from any breach hereunder, each of which will survive expiration or termination of this Agreement. Such expiration or termination will not relieve any Party from obligations which are expressly indicated to survive expiration or termination of this Agreement. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 19 (Term and Termination) are in addition to any other relief and remedies available to either Party under this Agreement, at law or in equity. Except as expressly stated herein with respect to the applicable Collaboration Degrader Target Set or Licensed Degrader Target Set, termination of this Agreement, in part, with respect to a Collaboration Degrader Target Set or a Licensed Degrader Target Set will have no effect on the terms and conditions of this Agreement or the rights and obligations of the Parties with respect to any other matter or Degrader Target Set.
1.1.2Survival. Without limiting the provisions of Section 19.4.1 (Accrued Rights; Remedies), the rights and obligations of the Parties set forth in the following Sections and Articles of this Agreement will survive (for the time periods set forth therein, as applicable) the expiration or termination of this Agreement in its entirety, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: Article 1 (to the extent terms defined therein are used in or necessary to interpret other surviving provisions), Section 2.8 (Former Collaboration Degrader Target Sets), Section 2.9 (Former Licensed Degrader Target Sets), Section 4.6 (Seagen-Provided Property), Section 4.7 (Nurix-Provided Property), Section 4.9 (Records Retention), Section 4.10 (Research Costs) (first sentence only), Article 13 (Financial Terms) (solely with respect to any payment or obligation accrued prior to expiration or termination of this Agreement), Section 14.3 (Reversion Licenses), Section 14.6 (Retained Rights), Section 15.1 (Ownership), Section 15.5 (Recovery) (with respect to any Action initiated prior to expiration or termination of this Agreement), Article 16 (Confidentiality), Section 17.5 (Disclaimer), Article 18 (Indemnification; Insurance), Section 19.2.4(b) (Section 365(n) Rights), Section 19.3 (Effects of Expiration and Termination), Section 19.4 (Surviving Provisions) and Article 20 (Miscellaneous).
ARTICLE 20
MISCELLANEOUS
1.1Severability. If one (1) or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction to be void, invalid or unenforceable in any situation in any jurisdiction, such holding will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid or unenforceable term(s) or provision(s) in any other situation or in any other jurisdiction, and the relevant term(s) or provision(s) will be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the void, invalid or unenforceable term(s) or provision(s) are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the void, invalid or unenforceable term(s) or provision(s) being valid and enforceable in such situation and in such jurisdiction. If the final judgment of such court declares that any term or provision hereof is void, invalid or unenforceable, the Parties shall endeavor in good faith to: (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be valid and enforceable; and (b) replace any void, invalid or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized to the extent practicable, in each case ((a) and (b)), pursuant to an amendment to this Agreement to be negotiated in good faith and mutually agreed in writing by the Parties.
1.2Notices. Any notice required or permitted to be given by this Agreement will be in writing and in English and will be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file) and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender, or (b) the earlier of when received by the addressee or five (5) days after the date it was sent, if sent by registered or certified mail or by an internationally recognized overnight courier with tracking capabilities (in each case, prepaid and receipt requested), to the appropriate addresses or e-mail addresses set forth below (or to such other addresses if changed by notice so given):
If to Seagen:

Seagen Inc.
21823 30th Drive SE
Bothell, WA 98021
[*]

With copies (which shall not constitute notice) to:

Goodwin Procter LLP
1900 N Street, NW
Washington, DC 20036
[*]

If to Nurix:

Nurix Therapeutics, Inc.
1700 Owens Street
Suite 205
San Francisco, CA 94158
[*]

With copies (which shall not constitute notice) to:

Sidley Austin LLP
555 California Street, Suite 2000
San Francisco, CA 94104
[*]

provided, that any notice so received after 5:30 p.m. (in the time zone of the receiving Party) on a Business Day or so received on a non-Business Day, in each case, will be deemed to have been received on the next Business Day. A Party may add, delete or change the person or address to which notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 20.2 (Notices). Notwithstanding anything to the contrary contained in this Agreement, this Section 20.2 (Notices) is not intended to govern day-to-day business communications between the Parties in exercising their rights or performing their obligations under the terms of this Agreement.
1.3Force Majeure. A Party will not be liable for delay or failure in the performance of any of its obligations hereunder or under any Ancillary Agreement to the extent such delay or failure is due to a cause beyond the reasonable control of such Party, including (in each case, to the extent beyond the non-performing Party’s reasonable control) acts of God, fires, earthquakes, acts of war, terrorism, civil unrest, hurricane or other natural disaster, embargoes, shortages, epidemics, quarantines, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), or acts, omissions or delays in acting by any Governmental Authority (except to the extent such omission or delay results from the breach by the non-performing Party of obligations under this Agreement or any Ancillary Agreement); provided, that: (a) the affected Party promptly notifies the other Party in writing (but no later than thirty (30) days after such occurrence and stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize the effect); (b) the affected Party uses its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and otherwise continues performance of this Agreement and any Ancillary Agreements in accordance with the terms hereof and thereof; and (c) the suspension of performance by the affected Party will be of no greater scope and no longer duration than is necessary under the circumstances. When such circumstances arise, the Parties will negotiate in good faith any modifications of the terms of this Agreement or any Ancillary Agreement that may be necessary or appropriate in order to arrive at an equitable solution; provided, however, that in the event that the force majeure continues for more than ninety (90) days, the Party not affected by such force majeure will have the right, at its sole election and expense, and upon at least thirty (30) days’ prior written notice to the non-performing Party, and without limitation to any other right or remedy available to either Party, to assume and complete some or all of the activities that the non-performing Party is not performing as a result of such force majeure.
1.4Assignment; Change of Control. Except as provided in this Section 20.4 (Assignment; Change of Control), this Agreement may not be assigned or transferred, whether by operation of law or otherwise, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party; provided, however, that (and notwithstanding anything in this Agreement to the contrary) either Party may, without such consent, assign or transfer this Agreement and its rights and obligations hereunder in whole or in part: (a) to its successor in interest in the transfer or sale of (i) all or substantially all of its assets or business or (ii) all or substantially all of its assets or business related to the subject matter of this Agreement; or (b) to its successor in interest in a merger or consolidation (or similar transaction) of the assigning or transferring Party, including any Change of Control transaction; provided, that in each case, such Party will provide written notice to the other Party within thirty (30) days after the closing of any such transaction(s). Any (A) successor of either Party or (B) assignee of all of either Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing and notified the other Party of such assumption will, in each case (A) and (B), upon any such succession or assignment and assumption, as applicable, be deemed to be a “Party” to this Agreement as though named herein in substitution for such Party, whereupon such Party will cease to be a “Party” to this Agreement and will cease to have any rights or obligations hereunder. In addition, each Party will have the right, without the consent of the other Party, to assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates; provided, that notwithstanding anything herein to the contrary, such Party will be jointly and severally liable with any such Affiliate assignee under this Agreement. Any attempted assignment not in accordance with this Section 20.4 (Assignment; Change of Control) will be void.
1.5Waivers, Amendments and Modifications. The failure of any Party to insist on the performance of any obligation hereunder will not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof will not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver of any obligation under or provision of this Agreement will be effective unless it has been given in writing and signed by the Party giving such waiver, and no provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
1.6Choice of Law; Dispute Resolution; Jurisdiction.
1.1.1Choice of Law. This Agreement or any Ancillary Agreement and any Dispute arising from the performance or breach hereof or thereof will be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to any choice of law rules that would result in the application of the laws of any other jurisdiction; provided, that any Dispute (a) concerning the inventorship of Patents shall be determined in accordance with Section 15.1 (Ownership), and (b) concerning the scope, validity, enforceability, or infringement of a Patent shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent has been filed or granted, as the case may be (Disputes described in clause (a) and (b), collectively, “Patent Disputes”). The provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or any subject matter hereof.
1.1.2Dispute Escalation.
(a)Other than a disagreement (including any failure to agree) with respect to any matter that is subject to the decision-making authority of the JSC, JRC, or JPC or to a Party’s final decision-making authority, in each case, as described in Section 10.6 (Committee Decisions) and subject to Section 10.7 (Scope of Committee Authority), in the event of any other unresolved matter, dispute or issue relating to this Agreement (“Dispute”), the Party claiming that such Dispute exists will give notice in writing (a “Notice of Dispute”) to the other Party regarding the nature of the Dispute. Within [*] Business Days following receipt of a Notice of Dispute, the Executive Officers will meet (which may be via teleconference) at a mutually agreed upon time and location for discussion and resolution. Except in the case of Patent Disputes and matters expressly requiring the mutual agreement of the Parties, and without limiting clause (i) of Section 20.6.3 (Arbitration) or Section 20.12 (Equitable Relief; Cumulative Remedies), if the Executive Officers are unable to resolve such Dispute within [*] Business Days following such meeting, either Party may, by written notice to the other Party (an “Arbitration Notice”), refer the applicable Dispute for resolution by confidential binding arbitration, under the procedures set forth in Section 20.6.3 (Arbitration), as the Parties’ sole and exclusive mechanism for the resolution of such Disputes.
(b)For clarity, (i) matters that are subject to the decision-making authority of the JSC, JRC, or JPC or to a Party’s final decision-making authority, in each case, as described in Section 10.6 (Committee Decisions) and subject to Section 10.7 (Scope of Committee Authority), (ii) matters that expressly require the mutual agreement of the Parties, (iii) matters that expressly require the consent, approval or agreement of one or both Parties, or that are subject to a Party’s sole discretion hereunder, (iv) Patent Disputes, and (v) any other matter expressly excluded from the resolution procedures contemplated by this Section 20.6.2 (Dispute Escalation) or 20.6.3 (Arbitration), in each case ((i)-(v)), shall not be subject to binding arbitration and the dispute resolution procedures set forth in Section 20.6.3 (Arbitration).
1.1.3Arbitration. Any Dispute referred for resolution under this Section 20.6.3 (Arbitration) in accordance with Section 20.6.2 (Dispute Escalation) will be resolved exclusively by binding arbitration administered by [*] in accordance with the [*] then in effect (the “Rules”), subject to this Section 20.6.3 (Arbitration). Pursuant to this Section 20.6.3 (Arbitration):
(a)Upon receipt of an Arbitration Notice by a Party, the applicable Dispute will be resolved by final and binding arbitration before three (3) neutral arbitrators mutually agreed by the Parties; provided, however, that if the Parties cannot agree on such arbitrators within [*] days of the commencement of the arbitration (i.e., when [*] issues a Commencement Letter), then each Party shall select one (1) arbitrator satisfying the conditions of this clause and the two (2) arbitrators so selected by the Parties shall select the third (3rd) arbitrator (the “Arbitrators”). The Arbitrators will not be current or former employees, agents, consultants or representatives of either Party or its Affiliates. The Arbitrators shall not be from academia, and the Arbitrators shall be qualified attorneys in private practice or retired judges with experience in complex commercial disputes, and professionally fluent in English. Each Arbitrator shall have not less than [*] of experience in the biotechnology or pharmaceutical industry and subject matter expertise with respect to the matter subject to arbitration.
(b)The arbitration will be conducted pursuant to the [*], or the equivalent successor rules in effect at the time such Dispute arises; provided, that in all respects, the Parties will use good faith efforts to agree on shorter periods for discovery cut-offs and the commencement of the hearing, and to expedite a ruling on the Dispute as quickly as practicable.
(c)The Arbitrators will, within [*] days after the closing of the hearing (in accordance with Rule 22(h)), issue a written award and statement of decision describing the material facts and the grounds for the conclusions on which the award is based, including the calculation of any Damages awarded. The Arbitrators will be authorized to award compensatory damages, but will not be authorized to reform, modify or change this Agreement. The proceedings and decisions of the Arbitrators will be confidential, final and binding on the Parties (subject to clause (j) below), and judgment upon the award of the Arbitrators may be entered in any court having jurisdiction thereof.
(d)Each Party will bear its own costs and expenses (including legal fees and expenses) relating to the arbitration proceeding, except that the fees of the Arbitrators and other related costs of the arbitration will be shared equally by the Parties, unless the Arbitrators determine that a Party has incurred unreasonable expenses due to vexatious or bad faith positions taken by the other Party, in which event the Arbitrators may make an award of all or any portion of such expenses (including legal fees and expenses) so incurred.
(e)The Arbitrators shall comply with, and the award will be limited by, any express provisions of this Agreement relating to Damages or the limitation thereof. The Arbitrators will not have the power to award punitive damages regardless of whether any such damages are contained in a proposal, and such award is expressly prohibited.
(f)All arbitration proceedings and decisions of the Arbitrators under this Section 20.6.3 (Arbitration) will be deemed Confidential Information of both Parties under Article 16 (Confidentiality).
(g)Unless otherwise mutually agreed by the Parties in writing, the arbitration proceedings will take place in New York, New York.
(h)The arbitration will be conducted in the English language and there will be a stenographic record of the proceedings.
(i)Neither Party will have the right independently to seek recourse from a court of law or other authorities in lieu of arbitration, but, without limiting the rights set forth in Section 20.12 (Equitable Relief; Cumulative Remedies), each Party has the right before or during the arbitration to seek and (if granted) obtain from a court of competent jurisdiction appropriate provisional remedies to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. Subject to Applicable Law (including 9 U.S.C. § 10), the decision of the Arbitrators will be final and binding and not subject to appeal of any kind, except in the case of fraud, willful misconduct, or manifest error.

1.1.4Interim Plans. To the extent necessary to continue to maintain the status quo, during the pendency of any Dispute, the Parties shall continue to perform their obligations and exercise their rights hereunder in a manner that maintains such status quo.
1.1.5Exclusive Jurisdiction; Venue. Except for Patent Disputes and as otherwise provided in Section 20.6.3 (Arbitration) or Section 20.12 (Equitable Relief; Cumulative Remedies), (a) each Party irrevocably submits to the exclusive jurisdiction of (i) the courts of the State of New York located in New York, NY, or (ii) the United States District Court for the Southern District of New York, for the purposes of any Dispute unresolved under Section 20.6.2 (Dispute Escalation) and arising out of or relating to this Agreement or any Ancillary Agreement, (b) each Party agrees to commence any such Action either in the United States District Court for the Southern District of New York or if such Action may not be brought in such court for jurisdictional reasons, in the courts of the State of New York located in New York, New York, and (c) each Party irrevocably and unconditionally waives any objection to the laying of venue of any such Action in (i) the courts of the State of New York located in New York, New York, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim before any Governmental Authority that any such Action brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, the Parties agree that any Patent Dispute shall be submitted to a court of competent jurisdiction or applicable Governmental Authority (including applicable intellectual property office) with sufficient authority to resolve such Patent Dispute. Each Party agrees that process may be served upon it in the manner specified in Section 20.2 (Notices) and irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, or to such manner of service of process.
1.7Relationship of the Parties. Nurix and Seagen are independent contractors under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute either Party as a partner, agent or joint venturer of the other Party, including for Tax purposes. In any communications (including in oral, written, visual, graphic or electronic form) with any Third Party (including any Governmental Authority), (a) Nurix shall not refer to Seagen as a partner, agent or joint venturer of Nurix and (b) Seagen shall not refer to Nurix as a partner, agent or joint venturer of Seagen. The Parties shall file all Tax returns and take all Tax positions in a manner consistent with this Section 20.7 (Relationship of the Parties), unless otherwise required pursuant to a final determination by a Governmental Authority. Neither Nurix nor Seagen, respectively, will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of Nurix and Seagen, respectively, or to bind Nurix and Seagen, respectively, to any contract, agreement or undertaking with any Third Party.
1.8Fees and Expenses. Except as otherwise specified in this Agreement, each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
1.9Third Party Beneficiaries. There are no express or implied Third Party beneficiaries hereunder. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other Person will have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party, except for the rights of the Nurix Indemnitees pursuant to Section 18.1.1 (Indemnification by Seagen) and Section 18.2 (Indemnification Procedure) and the Seagen Indemnitees pursuant to Section 18.1.2 (Indemnification by Nurix) and Section 18.2 (Indemnification Procedure).
1.10Entire Agreement. This Agreement, together with any Schedules or Exhibits hereto and the Ancillary Agreements, contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way, including any and all term sheets or similar documents relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date; provided, that this Agreement will not supersede the terms and provisions of the Mutual Confidential Disclosure Agreement executed by the Parties as of April 21, 2022 (“Prior CDA”), as applicable to any period prior to the Effective Date, and nothing in this Section 20.10 (Entire Agreement) shall prejudice any rights or obligations of the Parties accrued under the Prior CDA as of the Effective Date.
1.11Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of facsimile by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or through the use of a nationally recognized “eSignature” platform such as DocuSign® (any such delivery, an “Electronic Delivery”) will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
1.12Equitable Relief; Cumulative Remedies. Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, the Parties will be entitled to seek from any court of competent jurisdiction equitable relief, whether preliminary or permanent, including an injunction or specific performance, as a remedy for any breach of this Agreement or any Ancillary Agreement. Such remedies will not be deemed to be the exclusive remedies for a breach of this Agreement or any Ancillary Agreement but will be in addition to all other remedies available at law or in equity. No remedy referred to in this Agreement or any Ancillary Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or any Ancillary Agreement or otherwise available under Applicable Law.
1.13Interpretation.
1.1.1Generally. This Agreement has been diligently reviewed by and negotiated by and between the Parties, and in such negotiations each of the Parties has been represented by competent (in-house or external) counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption will apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. In the event of any conflict between the terms and conditions set forth in the body of the Agreement, on the one hand, and any Schedule or Exhibit on the other hand, the terms in the body of the Agreement will govern.
1.1.2Definitions; Interpretation. As used herein:
(a)The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined and, where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

(b)Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.
(c)The word “will” will be construed to have the same meaning and effect as the word “shall.”
(d)References to a Party “and its Affiliates” or to a Party and “and any of its Affiliates,” and like phrases, will be construed to have the same meaning and effect, and refer to the Party and/or any one (1) or more of its Affiliates.
(e)The “U.S.” and “United States” will be construed to have the same meaning and mean the United States of America and its territories and possessions.
(f)The words “including,” “includes,” “include,” “for example,” “such as” and “e.g.,” and words of similar import, will be deemed to be followed by the words “without limitation.”
(g)The word “or” will be interpreted to mean “and/or,” unless the context requires otherwise.
(h)References to this Agreement and the words “hereof,” “herein” and “hereunder,” and words of similar import, will, unless otherwise stated, be construed to refer to this Agreement as a whole (including any Schedules or Exhibits hereto) and not to any particular provision of this Agreement.
(i)Unless the context requires otherwise or otherwise specifically provided, references to drugs or pharmaceutical products or therapies include biological products or therapies, and no distinction is intended between pharmaceutical or biological products or therapies.
(j)Unless the context requires otherwise or otherwise specifically provided: (i) all references herein to Articles, Sections, Schedules or Exhibits will be construed to refer to Articles, Sections, Schedules or Exhibits of this Agreement; and (ii) reference in any Section to any clauses are references to such clauses of such Section.
(k)Whenever this Agreement refers to a number of days, unless otherwise specified (including references to Business Days), such number refers to calendar days.
(l)Unless otherwise specified, deadlines within which any payment is to be made or act is to be done within or following a specified time period after a date will be calculated by excluding the day, Business Day, month or year of such date, as applicable, and including the day, Business Day, month or year of the date on which the period ends.
(m)Whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment will be made or action taken on the next Business Day following such day to make such payment or do such act.
(n)The word “optimized” means to make effective or functional for a given purpose, and shall not mean making as perfect, as effective, or as functional as possible (for example, the word “optimized” with respect to a Degrader will not be construed to require that the Degrader in question be optimal at degrading the applicable

Degrader Target(s) or at causing pharmacologically relevant activity as a result of such degradation).
1.1.3Subsequent Events. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) any reference to any Applicable Law herein will be construed as referring to such Applicable Law as from time to time enacted, repealed or amended; and (c) subject to Section 20.4 (Assignment; Change of Control), any reference herein to any Person will be construed to include the Person’s successors and permitted assigns.
1.1.4Headings. Headings, captions and the table of contents are for convenience only and will not be used in the interpretation or construction of this Agreement.
1.14Further Assurances. Each Party will execute, acknowledge and deliver such further instruments, and do all such other ministerial, administrative or similar acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.
(Remainder of Page Intentionally Left Blank; Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Collaboration and License Agreement to be executed by their respective duly authorized officers as of the Effective Date.

NURIX THERAPEUTICS, INC.	SEAGEN INC.

By: /s/ Arthur T. Sands	By: /s/ David R. Epstein
Name: Arthur T. Sands	Name: David R. Epstein
Title: President and CEO	Title: Chief Executive Officer